UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TPG INC.

(Name of Registrant as Specified in its Charter)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

This filing is being made solely to update the column titled “Total Voting Power (%)” in the table included under the heading “Security Ownership of Certain Beneficial Owners and Management” in the definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 25, 2023 (the “Original Proxy Statement”) in order to reflect the operation of Article 4.2(a) of our certificate of incorporation, which stipulates that “Free Float” (as defined under the rules of FTSE Russell relating to the Russell indices) shares of Class A common stock are entitled to at least 5.1% of the aggregate voting power. Except as specifically described in this Explanatory Note, this filing does not otherwise modify or update any other disclosures included in the Original Proxy Statement.

TPG Inc.
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of TPG Inc.:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of TPG Inc. (“TPG”, the “Company”, “we” or “us”) to be held on Thursday, June 8, 2023 at 12:00 p.m. EDT, virtually at www.virtualshareholdermeeting.com/TPG2023, for the following purposes:
1.To elect to the board of directors the fourteen nominees named in the accompanying proxy statement, in each case for a one-year term expiring at the annual meeting of stockholders of TPG to be held in 2024 (Item 1);
2.To elect to the Executive Committee the eight nominees named in the accompanying proxy statement, in each case for a one-year term expiring at the annual meeting of stockholders of TPG to be held in 2024 (Item 2);
3.To consider and vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for our 2022 fiscal year (commonly known as “say-on-pay”) (Item 3);
4.To consider and vote on a non-binding advisory determination of the frequency of future advisory votes on the compensation paid to our named executive officers (commonly known as “say-on-frequency”) (Item 4);
5.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Item 5);
6.To adopt the amended and restated certificate of incorporation in the form attached as Appendix 2 to the accompanying proxy statement to provide our board of directors with the powers currently reserved solely for the Executive Committee (Item 6); and
7.To transact any other business that may be properly presented at the Annual Meeting or any adjournment or postponement thereof.
We have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting for various reasons. We believe a virtual meeting provides expanded access, improves communication, enables increased stockholder attendance and participation, allows our stockholders around the world to attend the Annual Meeting and provides cost savings for our stockholders and the Company.
Stockholders of record as of the close of business on April 10, 2023 are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof. Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our Class B common stock are currently entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders. Holders of our Class A and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.
In reliance on the Securities and Exchange Commission’s “notice and access” rules and in order to expedite our stockholders’ receipt of materials and to reduce the environmental impact of our Annual Meeting, we will furnish our proxy materials via the Internet. Unless you previously requested electronic or paper delivery on an ongoing basis, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (a “Notice”) instead of a printed proxy statement, Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and proxy card or voting instruction card (together, the “proxy materials”). The Notice contains instructions on how to access the proxy materials online. The Notice also contains instructions on how stockholders can receive proxy materials in printed form.

Whether or not you plan to attend, it is important that your shares are represented at the Annual Meeting. We encourage you to read the proxy materials and to submit your votes as soon as possible. You may authorize your proxy via the Internet or telephone or, if you received the proxy materials in printed form, by mail by completing and returning the proxy card. Instructions for voting can be found on your Notice or proxy card. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/TPG2023, you must enter the control number found on your proxy card, voting instruction form or Notice. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
If a bank, brokerage firm or other nominee holds your shares, you should also contact your nominee for additional information.
By Order of the Board of Directors
/s/ Bradford Berenson
Bradford Berenson
General Counsel and Secretary
April 25, 2023

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on June 8, 2023. Our proxy statement and 2022 Annual Report to Stockholders are available at www.proxyvote.com. On or about April 25, 2023, we will send to certain of our stockholders a Notice of Internet Availability of Proxy Materials. The Notice includes instructions on how to access our proxy statement and 2022 Annual Report to Stockholders and vote online. For more information, see Frequently Asked Questions.

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TPG | 2023 Proxy Statement | iii

ANNUAL MEETING
OF
TPG Inc.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
PROXY STATEMENT
This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the board of directors of TPG Inc. for use at the Annual Meeting, to be held virtually at www.virtualshareholdermeeting.com/TPG2023 on June 8, 2023, at 12:00 p.m. EDT, and any postponement or adjournment thereof. In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide our stockholders access to our proxy materials on the Internet. This proxy statement, the Notice and the accompanying proxy card, together with a copy of our Annual Report on Form 10-K filed for the year ended December 31, 2022 (the “Annual Report on Form 10-K”) with the SEC on February 24, 2023, are first being released to the Company’s stockholders on or about April 25, 2023.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement may contain forward-looking statements. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook of our future business and financial performance, estimated operational metrics, business strategy and plans and objectives of management for future operations. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, those described in “Item 1A.—Risk Factors” and “Item 7.—Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.
For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this proxy statement. Any forward-looking statement made by us in this proxy statement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
REORGANIZATION AND INITIAL PUBLIC OFFERING
On January 12, 2022, we completed a corporate reorganization (the “Reorganization”), which included a corporate conversion of TPG Partners, LLC to a Delaware corporation named TPG Inc., in conjunction with an initial public offering (the “IPO”) of our Class A common stock. The IPO closed on January 18, 2022. Unless the context suggests otherwise, references in this report to “TPG,” “the Company,” “we,” “us” and “our” refer (i) prior to the completion of the Reorganization and IPO to TPG Group Holdings SBS, L.P. and its consolidated subsidiaries (“TPG Group Holdings”) and (ii) from and after the completion of the Reorganization and IPO to TPG Inc. and its subsidiaries. As of the date of this proxy statement, the Company carries on the business of TPG Operating Group, which is comprised of TPG Operating Group I, L.P., TPG Operating Group II, L.P., TPG Operating Group III, L.P. and their respective consolidated subsidiaries as a publicly traded entity (collectively, the “TPG Operating Group”).
WEBSITE REFERENCES
Website references and their hyperlinks have been provided for convenience only. The content on any referenced websites is not incorporated by reference into this proxy statement, nor does it constitute a part of this proxy statement.
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CORPORATE GOVERNANCE
ITEM 1. ELECTION OF DIRECTORS
Our board of directors is currently composed of fourteen directors, comprised of eleven management directors and three independent directors, each of whom is nominated for re-election at the Annual Meeting.
Pursuant to the Nasdaq Global Select Market (“Nasdaq”) listing standards, as a controlled company we are not required to have a majority of independent directors on our board. Our management directors are Mr. Bonderman, Mr. Coulter, Mr. Winkelried, Mr. Weingart, Mr. Sisitsky, Ms. Vazquez-Ubarri, Ms. Chorengel, Mr. Coslet, Mr. Davis, Mr. Sarvananthan and Mr. Trujillo. Our independent directors are Mr. Bright, Ms. Cranston and Ms. Messemer. Our Founders, Messrs. Bonderman and Coulter, serve as the Non-Executive Chair and Executive Chair of our board of directors, respectively. Consistent with our institutional commitment to good governance, we have established a clear and definite plan for both Founder succession and our long-term corporate governance transition to oversight by an independent board of directors. See “—Corporate Governance Overview—Our Governance Plan” below.
Our directors serve for one-year terms and are elected by the plurality of the votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Each director will serve until our next annual meeting and until his or her successor has been duly elected, or until his or her earlier death, resignation or removal. See “—Board Composition—Director Nomination and Election Process” below.
Board Recommendation

The following biographical information about each director nominee highlights the particular experience, qualifications, attributes and skills possessed by such director nominee that led the board of directors to determine that he or she should serve as a director. Our board of directors unanimously recommends that stockholders vote “FOR” the election of each of the following 14 director nominees.

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Our Director Nominees

Age 80 Committees Executive Committee (Non-Voting Observer)
David Bonderman
Founder, Non-Executive Chair and Director
David Bonderman has been a member of our board of directors since TPG Inc.’s inception. Mr. Bonderman is a Founding Partner and Non-Executive Chair of the board of directors of TPG and has served on the TPG Holdings Committee (as well as its predecessor committee) from its inception until the IPO. He has been a controlling stockholder of TPG since its formation in 1992.
Mr. Bonderman currently serves on the board of directors of Allogene Therapeutics, Inc. and has, within the last five years, served on the public company boards of RyanAir Holdings, plc, where he served as chairman of the board, TPG Pace Beneficial Finance Corp., TPG Pace Solutions Corp., TPG Pace Tech Opportunities Corp., TPG Pace Energy Holdings Corp. and TPG Pace Holdings, Inc. Mr. Bonderman has also previously served on the boards of various public companies, including Continental Airlines, where he served as chairman of the board, Ducati Motor Holding, S.p.A., China International Capital Corporation Limited, Co-Star Group, Inc., Energy Future Holdings Corp., General Motors Company, Kite Pharma, Inc., Oxford Health Plans, Inc. and Seagate Technology Holdings plc and private companies, including Paradyne Networks, Inc. and Univision Holdings, Inc.
Throughout Mr. Bonderman’s career, he has served as a director on numerous public, private, advisory, academic and charitable boards. Mr. Bonderman received a Bachelor of Arts degree from the University of Washington, cum laude, and a J.D. from Harvard Law School, magna cum laude, where he was a member of the Harvard Law Review and Sheldon Fellow.

Age 63 Committees Executive Committee
James Coulter
Founder, Executive Chair and Director
James G. (“Jim”) Coulter has been a member of our board of directors since TPG Inc.’s inception. Mr. Coulter has served as a Founding Partner of TPG since 1992, as well as serving, at various points, in roles including Executive Chair and Co-Chief Executive Officer of TPG, Managing Partner of TPG Rise Climate, Co-Managing Partner of The Rise Funds and served on the TPG Holdings Committee (as well as its predecessor committee) from its inception until the IPO. He has been a controlling stockholder of TPG since its formation in 1992.
Mr. Coulter has previously served on the boards of various public companies, including Continental Airlines, America West Airlines, Northwest Airlines, Seagate Technology Holdings plc, Lenovo Group Limited, Globespan, Inc. and Oxford Health Plans, Inc. and various private companies, including J.Crew Group, Inc., Chino Holdings, Inc. and MEMC Electronic Materials, Inc.
Throughout Mr. Coulter’s career, he has served on numerous other public, private, advisory, academic and charitable boards. Mr. Coulter received a Bachelor of Arts degree from Dartmouth College, where he graduated summa cum laude, and an M.B.A. from the Stanford Graduate School of Business, where he was named an Arjay Miller Scholar.

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Age 63 Committees Executive Committee (Chair)
Jon Winkelried
Chief Executive Officer and Director
Jon Winkelried has been a member of our board of directors since TPG Inc.’s inception. Mr. Winkelried has been the Chief Executive Officer of TPG since 2021 and has been a Partner of and was the Co-Chief Executive Officer of TPG since 2015. In addition, he served on the TPG Holdings Committee (as well as its predecessor committee) from its inception.
Mr. Winkelried has served within the last five years on the public board of McAfee Corp. Mr. Winkelried also currently serves as a director on the boards of various private companies, including Evolution Media Growth, Delos Living LLC and Anastasia Beverly Hills LLC. He has served on the board of trustees at the University of Chicago and Vanderbilt University.
Beginning in 1982, Mr. Winkelried spent more than 27 years with the Goldman Sachs Group, Inc. in various roles, including as a Partner from 1990 to 2009, President and Co-Chief Operating Officer from 2006 to 2009, as a member of the board of directors from 2006 to 2009, and as a longstanding member of Goldman’s management committee, partnership committee, capital committee, and as the Founding Chairman of its business practices committee. Prior to joining TPG in 2015, Mr. Winkelried managed JW Capital Partners with investments across a range of industries including technology, real estate, healthcare and natural resources from 2010 to 2013 and was a Strategic Advisor and Partner at Thrive Capital, a New York-based venture capital firm focused on technology investing from 2013 to 2015. Mr. Winkelried received a Bachelor of Arts degree from the University of Chicago and an M.B.A. from the Graduate School of Business at the University of Chicago.

Age 57 Committees Executive Committee
Jack Weingart
Chief Financial Officer and Director
Jack Weingart has been a member of our board of directors and has served as our Chief Financial Officer since TPG Inc.’s inception. He previously served as the Co-Managing Partner of TPG Capital from 2017 until his appointment as Chief Financial Officer. Between 2006 and 2017, he served as Managing Partner of the Funding Group, which comprised the firm’s fundraising and capital markets activities.
Mr. Weingart currently serves on the private company board of directors of Viking Holdings, Ltd. Mr. Weingart has previously served on the board of directors of several private companies, including J.Crew Group, Inc., Chino Holdings, Inc. and Chobani and the non-profit board of Awaso Hope Foundation.
Prior to joining TPG in 2006, Mr. Weingart was a Managing Director at Goldman, Sachs & Co., responsible for managing the firm’s West Coast leveraged finance and financial sponsor business. Mr. Weingart received a Bachelor of Science degree in electrical engineering and computer sciences from the University of California at Berkeley.

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Age 51 Committees Executive Committee
Todd Sisitsky
President and Director
Todd Sisitsky has been a member of our board of directors and has served as our President since TPG Inc.’s inception. Mr. Sisitsky has served as Managing Partner of TPG Capital in the United States and Europe since 2015, where he co-leads the firm’s investment activities in the healthcare services, pharmaceuticals and medical device sectors. He has played leadership roles in connection with TPG’s investments in Allogene Therapeutics, Adare Pharmaceuticals, Aptalis, Biomet, Exactech, Ellodi Pharmaceuticals, Fenwal, Healthscope, IASIS Healthcare, Immucor, IQVIA Holdings, Inc. (and predecessor companies IMS Health and Quintiles), Monogram Health, Par Pharmaceutical and Surgical Care Affiliates.
Mr. Sisitsky currently serves on the public company boards of directors of IQVIA Holdings, Inc. and Allogene Therapeutics, Inc. and has, within the last five years, served on the public company boards of Convey Health Solutions, Inc. and Endo International plc. He also serves on the private company boards of directors of Confluent Medical Technologies and Monogram Health.
He received a Bachelor of Arts degree from Dartmouth College, where he graduated summa cum laude, and an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Sisitsky serves on the board of directors of the international non-profit, Grassroot Soccer and the Dartmouth Medical School Board of Advisors, where he serves as chair.

Age 46 Committees Executive Committee
Anilu Vazquez-Ubarri
Chief Human Resources Officer and Director
Anilu Vazquez-Ubarri has been a member of our board of directors and has served as our Chief Human Resources Officer since TPG Inc.’s inception. Ms. Vazquez-Ubarri is a Partner of TPG and co-chair of the TPG Diversity Equity and Inclusion Council with Mr. Winkelried. She also served on the TPG Holdings Committee until the IPO.
Ms. Vazquez-Ubarri currently serves on the board of directors of the public company Upwork, Inc. and has, within the last five years, served on the board of directors of TPG Pace Beneficial II Corp. Ms. Vazquez-Ubarri also currently serves on the board of directors of Greenhouse Software, Inc., a private company, and certain non-profit companies, including Teach for America-Bay Area, the Vera Institute of Justice and the Charter School Growth Fund.
Prior to joining TPG in 2018, Ms. Vazquez-Ubarri worked at Goldman Sachs from 2007 until 2018, where she was most recently the firm’s Global Head of Talent and Chief Diversity Officer. Prior to Goldman Sachs, Ms. Vazquez-Ubarri was an associate at Shearman & Sterling LLP in the Executive Compensation & Employee Benefits group from 2002 to 2007. Ms. Vazquez-Ubarri received a Bachelor of Arts degree in History and Latin American Studies, cum laude, from Princeton University and a J.D. from Fordham University School of Law.

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Age 52
Maya Chorengel
Director
Maya Chorengel has been a member of our board of directors since TPG Inc.’s inception. Ms. Chorengel is Co-Managing Partner at The Rise Funds, a $6 billion global impact investing fund managed by TPG. She has been with TPG since 2017.
Ms. Chorengel currently serves on the boards of various private companies, including Little Leaf Farms, Benevity, Kiva, Nithio, SEO (Seizing Every Opportunity) and Varo Bank and on the advisory boards of the Harvard Business School Social Enterprise Initiative and CASE i3 at Duke University.
Ms. Chorengel has over two decades of private equity, venture capital and impact investing experience globally, including co-founding Elevar Equity, a leading impact venture firm, and working at Warburg Pincus. She co-authored “Calculating the Value of Impact Investing” published in the Harvard Business Review. Ms. Chorengel received a Bachelor of Arts degree in Social Studies from Harvard University, where she graduated magna cum laude, and an M.B.A. from Harvard Business School.

Age 58
Jonathan Coslet
Director
Jonathan Coslet has been a member of our board of directors since TPG Inc.’s inception. Mr. Coslet is the Vice Chair of TPG and has been with TPG since 1993, most recently serving as Chief Investment Officer until 2020.
Mr. Coslet currently serves on the public company boards of Cushman & Wakefield, LifeTime Fitness and Nextracker Inc. and has, within the last five years, served on the board of IQVIA Holdings, Inc. Mr. Coslet has also previously served on the board of directors of several public and private companies, including Crunch Fitness, Endurance Specialty Holdings Ltd., FIS, IASIS Healthcare LLC, J.Crew Group, Inc., Neiman Marcus, Oxford Health Plans, Inc. Petco Health and Wellness Company Inc. and Quintiles.
Prior to joining TPG, Mr. Coslet worked at Donaldson, Lufkin & Jenrette, and before that Drexel Burnham Lambert. He received his Bachelor of Science degree in economics and finance from the Wharton School of the University of Pennsylvania where he was Valedictorian, and his M.B.A. from Harvard Business School, where he was a Baker Scholar. Mr. Coslet currently serves on the boards of Stanford Children’s Hospital, where he is chairman, the Stanford Medicine Board of Fellows and the Stanford Institute for Economic Policy Research.

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Age 59 Committees Executive Committee
Kelvin Davis
Director
Kelvin Davis has been a member of our board of directors since TPG Inc.’s inception. Mr. Davis has been with TPG since 2000 and is the Founder and Co-Head of TPG Real Estate. From 2000 to 2009, Mr. Davis led TPG’s North American Buyout Group, encompassing investments in all non-technology industry sectors.
Mr. Davis has, within the last five years, served on the board of Taylor Morrison Home Corporation and TPG RE Finance Trust, Inc. Mr. Davis has also served on the boards of certain private companies, including Catellus Development Corporation and AID Holdings II Management Services, LLC.
Prior to joining TPG in 2000, Mr. Davis was President and Chief Operating Officer of Colony Capital, LLC, a private international real estate investment firm based in Los Angeles, which he co-founded in 1991. Mr. Davis earned a Bachelor of Arts degree in Economics from Stanford University and an M.B.A. from Harvard Business School, where he was a Baker Scholar, a John L. Loeb Fellow and a Wolfe Award recipient. He is also a long-time director, and past chairman, of Los Angeles Team Mentoring, Inc., a charitable mentoring organization, and is a trustee of the Los Angeles County Museum of Art.

Age 48 Committees Executive Committee
Ganendran Sarvananthan
Director
Ganendran (“Ganen”) Sarvananthan has been a member of our board of directors since TPG Inc.’s inception. Mr. Sarvananthan is the Managing Partner for TPG Asia, Co-Head of Southeast Asia and served on the TPG Holdings Committee until the IPO. He joined TPG in 2014 from Khazanah Nasional Berhad, the Government of Malaysia’s strategic investment fund, where he had been since 2004. As the Head of Investments at Khazanah, Mr. Sarvananthan oversaw an investments team based in Kuala Lumpur, Beijing, Mumbai, San Francisco and Istanbul and managed a $31 billion portfolio across the region and was a member of the Management Committee of the firm. Prior to his time at Khazanah, Mr. Sarvananthan worked at UBS Investment Bank in both corporate finance and equity capital markets in their London, Singapore and Hong Kong offices for over seven years. Mr. Sarvananthan received a Bachelor of Laws (LLB) degree from University College London and is qualified as a Barrister at Law in England and Wales.

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Age 47 Committees Executive Committee
David Trujillo
Director
David Trujillo has been a member of our board of directors since TPG Inc.’s inception. Mr. Trujillo joined TPG in January 2006. He is the Co-Managing Partner of TPG Growth, Co-Managing Partner of TPG Tech Adjacencies and Managing Partner of TPG Digital Media. Mr. Trujillo leads TPG’s Internet, Digital Media and Communications investing efforts across the firm. Mr. Trujillo led TPG’s historic investments in Airbnb, Astound Broadband, Lynda.com and Spotify.
Mr. Trujillo currently serves on the public company board of directors of Uber Technologies, Inc. He is also on the private boards of Azoff Music Company, Beauty for All Industries (fka Ipsy), Calm, Creative Artists Agency, DirecTV, Entertainment Partners, Global Music Rights, MusixMatch and Prodigy Education.
Mr. Trujillo has been a private equity investor in the technology, media and telecom sector for over 25 years, including working at Golder, Thoma, Cressey, Rauner (now known as GTCR, LLC) prior to joining TPG. Mr. Trujillo received a Bachelor of Arts degree in Economics from Yale University and an M.B.A. from the Stanford Graduate School of Business.

Age 64 Committees Audit Committee Compensation Committee Conflicts Committee (Chair)
Gunther Bright
Independent Director
Gunther Bright has been a member of our board of directors since July 2022.
Mr. Bright, in the last five years, served on the public boards of McAfee Corp. and Warburg Pincus Capital I-A Corp. Mr. Bright also serves on the boards of certain non-profit companies, including as an executive committee member of the Junior Achievement of New York Board of Directors, vice chairman and executive committee member of the Alvin Ailey American Dance Theater Board of Trustees and a member of the Executive Leadership Council.
Since 2020, Mr. Bright has served as Executive Vice President and General Manager of Global and U.S. Large Enterprises at American Express. Prior to this role, he served as Executive Vice President and General Manager of the U.S. Merchant Services business of American Express from 2014 to 2020. Mr. Bright received his Bachelor of Arts degree in economics from Pace University and completed an advanced executive management program at the Wharton School of the University of Pennsylvania.

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Age 75 Committees Audit Committee Compensation Committee (Chair) Conflicts Committee
Mary Cranston
Independent Director
Mary Cranston has been a member of our board of directors since January 2022.
Ms. Cranston currently serves on the public company boards of Visa, Inc. and The Chemours Company, and has, within the last five years, served on the board of directors of McAfee Corp. and MyoKardia. In addition, she serves or has served on several private and non-profit boards, including Go Health Urgent Care, Boardspan, Inc., CSAA Insurance, Aretec Inc., Stanford Children’s Health – Lucille Packard Children’s Hospital, Stanford Hospital, Commonwealth Club of California and Catalyst, Inc.
In December 2012, Ms. Cranston retired as the Firm Senior Partner and Chair Emeritus of Pillsbury Winthrop Shaw Pittman LLP, an international law firm. Ms. Cranston holds a Bachelor of Arts degree in political science from Stanford University, a J.D. from Stanford Law School and Master of Arts degree in education from the University of California, Los Angeles.

Age 65 Committees Audit Committee (Chair) Compensation Committee Conflicts Committee
Deborah M. Messemer
Independent Director
Deborah M. Messemer has been a member of our board of directors since January 2022.
Ms. Messemer currently serves on the public company boards of PayPal Holdings, Inc. and Allogene Therapeutics, Inc.
Ms. Messemer is a certified public accountant. She joined KPMG LLP (KPMG), the U.S. member firm of KPMG International, in 1982 and was admitted into the partnership in 1995. Most recently, she served as the Managing Partner of KPMG’s Bay Area and Northwest region until her retirement in September 2018. Ms. Messemer spent the majority of her career in KPMG’s audit practice as an audit engagement partner serving public and private clients in a variety of industry sectors. In addition to her operational and audit signing responsibilities, she has significant experience in SEC filings, due diligence, initial public offerings, mergers and acquisitions and internal controls over financial reporting. Ms. Messemer received a Bachelor of Business Administration degree in accounting from the University of Texas at Arlington.

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Corporate Governance Overview
Our Governance Plan
Consistent with our institutional commitment to good governance, we have established a clear and definite plan for both founder succession and our long-term corporate governance by an independent board of directors. Our approach aims to incrementally increase the participation of senior leaders beyond Messrs. Coulter and Bonderman, our Founders, in our governance and long-term strategic development, and to expand the participation and influence of the next generation of TPG leaders on our growth. Our plan aims to facilitate an orderly transition to oversight by an independent board of directors elected by a majority of our stockholders by no later than the annual meeting of stockholders to be held following the first day of the quarter immediately following the fifth anniversary of our IPO.
Our governance transition is occurring in three phases, of which we are in the first:

1	2	3

Expansion of the Control Group and Initial Governance by an Internal Executive Committee
Expansion of the Control Group to include Mr. Winkelried, in addition to our Founders, which occurred prior to the IPO, and initial oversight by the Executive Committee.

Further Expansion of the Control Group
Further expansion of the Control Group to add two additional TPG partners to a total of five members, who will act by majority vote by not later than the first day of the quarter immediately following the second anniversary of the IPO.
Transition to Majority Independent Board Election of a majority independent board of directors by our stockholders at the Sunset (as defined below).
Phase One: Expansion of the Control Group and Governance by an Internal Executive Committee
Messrs. Bonderman and Coulter have jointly been controlling stockholders of TPG since its founding in 1992. As part of a deliberate and orderly founder succession process, Messrs. Bonderman and Coulter named Mr. Winkelried our sole Chief Executive Officer (CEO) in early 2021, after Mr. Winkelried shared the responsibility for managing TPG with Mr. Coulter, our Executive Chair, since 2015. In connection with the IPO, our “Control Group” of Messrs. Bonderman and Coulter expanded to include Mr. Winkelried.
The Control Group, including Mr. Winkelried, generally acts by consensus. The Control Group’s principal role is to select the nominees to our board of directors and the Executive Committee and constitute the other committees of the board of directors, in each case, in accordance with the limited liability company agreement (the “GP LLC LLCA”) of TPG GP A, LLC (“GP LLC”), an entity indirectly owned by the Control Group. The Control Group also has the ability to elect the members of our board of directors and the Executive Committee by virtue of GP LLC’s voting power, as the general partner of TPG Group Holdings, over the substantial majority of our Class B common stock, each share of which is entitled to ten votes per share.
During this phase and until the Sunset (as defined below), our board of directors will not be comprised of a majority of independent directors. In addition, since our IPO, we have had an Executive Committee of the board of directors comprised of certain management directors who have had all of the powers and authority of our board of directors, except for a small number of powers required by law to be exercised by the full board, certain general oversight responsibilities reserved to the full board, and those powers that are the exclusive responsibility of another committee of the board of directors. The Executive Committee has also delegated certain specific responsibilities to our CEO. See “—Certain Rights of Our Founders and Our CEO Prior to the Sunset” below.
Consistent with our commitment to good governance, subject to the approval of our stockholders at the Annual Meeting, we intend to further our governance transition by providing our board of directors with all the powers and authorities currently reserved solely for our Executive Committee. We are proud of how our board of directors has performed in our first year as a public company. We believe that this incremental step to provide our full board of directors the authority to act on matters previously reserved to our Executive Committee will further support the board of directors’ development and empowerment. As described below, we are seeking stockholder approval of our Amended and Restated
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Certificate of Incorporation to provide our full board of directors with these additional powers and authorities. See “Item 6—Approval of Amendment and Restatement of Our Amended and Restated Certificate of Incorporation” below for additional detail.
Phase Two: Further Expansion of the Control Group
In the second phase of our governance evolution, we will expand the Control Group to five members from the original three members. This expansion will provide additional TPG partners an opportunity to participate directly in our governance as members of the Control Group prior to the transition to a majority independent board of directors at the Sunset. The then-remaining original members of the Control Group will select and appoint from then-active TPG partners the new members by unanimous approval. The expanded Control Group will act by majority vote and each new member will serve on the Control Group until our board of directors is reconstituted in connection with the Sunset (see “—Phase Three: Transition to Majority Independent Board” below), unless removed sooner due to resignation, death, cessation of being an active TPG partner, incapacity, or with or without cause, as determined in the reasonable discretion of a majority of the remaining members of the Control Group (including the unanimous approval of all of the original members of the Control Group who are still members). Subject to any delays in respect of the receipt of any required regulatory approvals, this expansion of the Control Group will occur no later than the first day of the quarter immediately following the second anniversary of the closing of the IPO. The expansion could happen sooner if two of the three original members of the Control Group were to cease being members of the Control Group prior to that time, or if the Control Group were to so decide.
Phase Three: Transition to Majority Independent Board
The third and final phase of our governance evolution will involve a transition to oversight by a majority independent board of directors that will be elected by a majority of all our stockholders. The Control Group will nominate and cause the election of a majority of independent directors not later than the annual meeting held for the election of directors following the first day of the quarter immediately following the fifth anniversary of the closing of the IPO. In addition to reconstituting our board of directors to include a majority of independent directors, at the Sunset, the Control Group will reconstitute our board committees and phase out of controlled company status and into compliance with applicable stock exchange rules. The Sunset could occur earlier if neither Mr. Bonderman nor Mr. Coulter continues to be a member of the Control Group or upon the occurrence of certain other conditions described below (see “—The Sunset”), including a decision to accelerate the Sunset by the Control Group. The size and composition of the reconstituted independent board of directors and the election of additional independent directors will be determined by the Control Group and will include Mr. Bonderman, Mr. Coulter and Mr. Winkelried if they are members of the Control Group at that time.
The Sunset
As noted above, our governance plan is subject to a transition that we call the “Sunset.” The Sunset will occur on the date that a majority of the independent directors is elected at the first annual meeting of stockholders (or pursuant to a consent of stockholders in lieu thereof) after the earlier of (i) the earliest date specified in a notice delivered to TPG by GP LLC and its members pursuant to the GP LLC LLCA promptly following the earliest of: (a) the date that is three months after the date that neither Founder continues to be a member of GP LLC, (b) a vote of GP LLC to trigger the Sunset and (c) upon 60-days advance notice, the date determined by either Founder who is then a member of the Control Group to trigger the Sunset, if, following a period of at least 60 days, the requisite parties are unable to agree on the renewal of Mr. Winkelried’s employment agreement or the selection of a new CEO in the event that Mr. Winkelried ceases to serve as our CEO, and (ii) the annual meeting of stockholders to be held following the first day of the quarter immediately following the fifth anniversary of the IPO.
We expect that the Control Group will control the majority of the voting power to elect our directors until immediately after the initial election of a majority of the independent directors in connection with the Sunset. In connection with the Sunset, a majority of the directors will be independent and a nominating and corporate governance committee, composed entirely of independent directors, will be established or reconstituted, subject to the controlled company “phase-in” period permitted under Nasdaq rules. Following the Sunset, we will no longer be considered a “controlled company” under Nasdaq rules. See “—Controlled Company Status and Director Independence” below. Additionally, upon the Sunset, all of our stockholders will be entitled to one vote per share (and GP LLC will no longer have the right to vote shares on behalf of the partnerships for which it serves as general partner, with such votes instead being passed through to the applicable partners), including in the election of directors, and we will cease being a controlled company.
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Controlled Company Status and Director Independence
Our Class A common stock is listed on Nasdaq and, as a result, we are subject to its corporate governance listing standards. As discussed above, the Control Group has the ability to elect the members of our board of directors and our Executive Committee by virtue of GP LLC’s voting power over the substantial majority of our Class B common stock until the Sunset. The Control Group, therefore, has a significant influence over our governance. As a “controlled company” with the substantial majority of voting power for the election of our directors controlled by GP LLC, we are entitled to rely upon certain exemptions to the Nasdaq corporate governance rules. In particular, we are not required to have a majority of independent directors on our board of directors and are not required to have fully independent compensation and nominating and corporate governance committees, although we have, and intend to continue to have, an independent compensation committee at all times. The “controlled company” exemption does not modify the independence requirements for our audit committee, and we comply with, and intend to continue to comply with, the requirements of the Sarbanes-Oxley Act and Nasdaq, which require our audit committee to be composed of at least three independent members, subject to permitted phase-in rules for newly public companies. We currently have a board of directors comprised of 14 directors, three of whom are independent under applicable Nasdaq rules, a fully independent Audit Committee, a fully independent Compensation Committee and a fully independent Conflicts Committee, as further described below under “—Board and Committee Structure—Other Board Committees.”
Certain Rights of Our Founders and Our CEO Prior to the Sunset
Prior to the Sunset and so long as a Founder is a member of the Control Group, each of our Founders (Messrs. Bonderman and Coulter) will have certain rights, consisting generally of negative consent rights over certain of our actions or strategic decisions, either with respect to senior leadership or to corporate strategy, such as formation of new committees of the board of directors (unless required by applicable law), issuance of preferred stock, and amendments to organizational documents of any TPG entity if such amendments are adverse to the Founders’ interests. Up to and including the Sunset, for so long as a Founder is a member of the Control Group, he will have a right to serve on our board of directors and on the Executive Committee (for Mr. Bonderman, as a nonvoting observer, and for Mr. Coulter, as a voting member until he is no longer an active TPG partner at which time he will become a nonvoting observer of the Executive Committee) and other committees of the board of directors, unless such committee is comprised solely of independent directors. Our Founders will also have certain rights regarding the hiring, firing, terms of employment of, and changes to the delegation of authority to, Mr. Winkelried. Additionally, for as long as Mr. Coulter remains our Executive Chair of the board of directors, Mr. Coulter will have an approval right with respect to the compensation to be paid to those active TPG partners who serve on the Executive Committee, except for our CEO, Mr. Winkelried, whose compensation will be determined by the independent directors, as discussed below.
Generally, decisions prior to the Sunset concerning the hiring, termination and terms of employment of our CEO (other than compensation) will be determined by the Control Group (excluding our CEO when he is a member) with the approval of the Compensation Committee. Following the expansion of the Control Group to five members and until the Sunset, Mr. Coulter will continue to retain a consent right over the decision whether to renew Mr. Winkelried’s employment as our CEO and the selection of a new CEO if Mr. Winkelried’s employment is not renewed. To the extent our Founders and Mr. Winkelried remain members of the Control Group immediately preceding the Sunset, they will continue to be board members until the regular annual meeting held for the election of directors following the Sunset and will be nominated and recommended to the stockholders for election to the board of directors at such annual meeting.
Mr. Winkelried as our CEO will, in most cases, have rights comparable to those of our Founders.
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Board Composition
Director Nomination and Election Process
Our directors are nominated and recommended for election by our board of directors and elected by stockholders in accordance with our organizational documents and governance policies, including our certificate of incorporation, bylaws and the GP LLCA. Through the Sunset, the Control Group, which, as we note above, currently consists of three of our directors, Messrs. Coulter, Bonderman and Winkelried, selects our director nominees for membership on our board of directors and Executive Committee, and our board of directors nominates such nominees to our board of directors and Executive Committee. In light of this arrangement, we currently do not have a policy with respect to the consideration of director candidates recommended by stockholders. We also do not have a standing nominating committee. See “—Corporate Governance Overview—Our Governance Plan” above.
Furthermore, prior to the Sunset, pursuant to the GP LLC LLCA, (i) for as long as they are members of the Control Group, each of Messrs. Bonderman, Coulter and Winkelried will be nominated and elected by the Control Group at each annual meeting of stockholders until the Sunset, (ii) each of our management directors will be nominated and elected by the Control Group for two consecutive terms, unless the Control Group determines to remove any such director from the board of directors for cause, and (iii) each of our independent directors will be nominated and elected by the Control Group at each annual meeting of stockholders until the expansion of the Control Group to five members, at which time the independent directors will be eligible for nomination and election by a majority of the members of the Control Group. Notwithstanding the foregoing, if, at any time until the Sunset, a majority of the members of GP LLC determine that an independent director engaged in conduct constituting “cause,” such director may be removed (or otherwise not nominated for re-election) and a replacement independent director will be selected upon the approval of a majority of the members of GP LLC.
Following the Sunset, the Control Group will no longer have any right to nominate members of the board of directors or its committees, though members of the Control Group could continue as directors following the Sunset and, therefore, participate in making such determinations.
Director Skills, Experience and Diversity
We believe that our directors should be open and forthright, possess integrity, develop a deep understanding of our business and exercise judgment in fulfilling their oversight responsibilities. We also encourage our directors to embrace our core values and culture. Our directors have diverse and complementary business, leadership and financial experience and expertise. For example, many of our directors have leadership experience on the boards of other companies and organizations, which provides an understanding of different business processes, challenges and strategies that we believe enrich their oversight of the Company.
We do not have a specific diversity policy but rather fully appreciate and value the diversity of our directors’ personal backgrounds, including diversity with respect to gender, race, ethnic and national background, geography, age and sexual orientation.
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In compliance with Nasdaq’s board diversity disclosure requirement, the table below provides diversity information about our directors. The information presented below is based on voluntary self-identification by each director. Each of the categories listed in the table below has the meaning provided under Nasdaq Rule 5605(f).

Board Diversity Matrix *
Total Number of Directors	14
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	10	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or LatinX	1	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	7	0	0
Two or More Races or Ethnicities	1	0	0	0
LGBTQ+	-	-
Did Not Disclose Demographic Background	-	-
*As of the date of the filing of this proxy statement
Age / Term Limits
We have not established term limits or retirement ages for directors at this time as we believe that such limits may have the disadvantage of discontinuing the availability and contributions of directors who are otherwise capable and valuable members of our board of directors.
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Board and Committee Structure
We are currently governed by a board of directors and by our Executive Committee. As discussed above, as we continue in the first phase of our governance transition through the Sunset, our board of directors is not comprised of a majority of independent directors, and our Executive Committee has had all of the powers and authority of the board of directors under applicable law, except for a small number of powers and oversight responsibilities required by law to be exercised by our full board of directors and exclusively reserved for our full board of directors in our certificate of incorporation, and those powers that are the exclusive responsibility of another committee of the board of directors. The Executive Committee has also delegated certain specific responsibilities to our CEO.
Consistent with our commitment to good governance, subject to the approval of our stockholders at the Annual Meeting, we intend to further our governance transition by providing our board of directors with all the powers and authorities currently reserved solely for our Executive Committee. We are proud of how our board of directors has performed in our first year as a public company. We believe that this incremental step to provide our full board of directors the authority to act on matters previously reserved to our Executive Committee will further support the board of directors’ development and empowerment. As described below, we are seeking stockholder approval of our Amended and Restated Certificate of Incorporation to provide our full board of directors with these additional powers and authorities. See “Item 6—Approval of Amendment and Restatement of Our Amended and Restated Certificate of Incorporation” below for additional detail.
In addition to our Executive Committee, our board of directors has three other committees—the Audit Committee, Compensation Committee and Conflicts Committee—on which each of our three independent directors serve.

Director	Executive Committee	Audit Committee	Compensation Committee	Conflicts Committee
Bonderman	*
Coulter
Winkelried
Weingart
Sisitsky
Vazquez-Ubarri
Chorengel
Coslet
Davis
Sarvananthan
Trujillo
Bright
Cranston
Messemer
Chair	Member	*Non-Voting Observer
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Board Leadership and the Role of the Executive Committee
Our Founders, Messrs. Bonderman and Coulter, are members of our board of directors and serve as Non-Executive Chair and Executive Chair, respectively, and, until the Sunset, are expected to continue to serve in these roles so long as they continue as directors. As discussed above under “—Corporate Governance Overview—Our Governance Plan,” our approach to governance and oversight aims to incrementally increase the participation of senior leaders in our governance and long-term strategic development, and to expand the participation and influence of the next generation of TPG leaders on our growth.
Executive Committee

Roles and Responsibilities:
Since our IPO, the Executive Committee generally has had all of the power and authority of the board of directors, except for certain limited powers described under “Board Leadership and the Role of the Executive Committee” above, and has had exclusive responsibility over certain key operational matters consistent with the GP LLCA.
As discussed above, after the Sunset, we expect that our board of directors will be comprised of a majority of independent directors. We expect our board of directors to continue to participate in the planned evolution of our governance as we expand the roles of our independent directors and non-Founder inside directors and, following the Sunset, the majority independent board of directors will then determine the appropriate governance structure in light of our then-current strategic needs.
See “Item 6—Approval of Amendment and Restatement of Our Amended and Restated Certificate of Incorporation” below for additional detail concerning the proposed expansion of the powers of the full board of directors to include matters previously assigned exclusively to the Executive Committee.

Members Mr. Winkelried (Chair) Mr. Bonderman (Non-Voting Observer) Mr. Coulter Mr. Weingart Mr. Sisitsky Ms. Vazquez-Ubarri Mr. Davis Mr. Sarvananthan Mr. Trujillo

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Other Board Committees
In addition to the Executive Committee, our board of directors currently has an Audit Committee, Compensation Committee and Conflicts Committee, each of which is comprised solely of independent directors.
Audit Committee

Roles and Responsibilities:
The primary purpose of our Audit Committee is to assist our board of directors in overseeing and monitoring:
•the audits and integrity of our financial statements;
•in coordination with the Executive Committee, our process relating to risk management, including cybersecurity risk, and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;
•the qualifications, engagement, compensation, independence and performance of our independent auditor; and
•the performance of our internal audit function.
Independence and Financial Literacy:
Our board of directors has affirmatively determined that each of Ms. Messemer, Mr. Bright and Ms. Cranston qualifies as:
•an independent director for the purposes of serving on the Audit Committee under applicable Nasdaq rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and
•an “audit committee financial expert” as such term has been defined in Item 407(d) of Regulation S-K.
As permitted by Nasdaq transition rules for newly listed companies and Rule 10A-3 under the Exchange Act, one management director, Mr. Sisitsky, previously served on the Audit Committee from our IPO until Mr. Bright was appointed to our board of directors on June 24, 2022.

Members Ms. Messemer (Chair) Mr. Bright Ms. Cranston

Compensation Committee

Roles and Responsibilities:
The primary purpose of our Compensation Committee is to:
•determine the compensation of Mr. Winkelried, our CEO, and Mr. Coulter, our Executive Chair, in accordance with, and subject to certain limitations contained in, the executives’ respective employment agreements; and
•approve, for purposes of Section 16 of the Exchange Act, all other equity awards granted to our directors and officers (as defined under Rule 16a-1(f) under the Exchange Act).
Independence:
Our board of directors has affirmatively determined that each of Ms. Cranston, Mr. Bright and Ms. Messemer qualifies as an independent director for the purposes of serving on the Compensation Committee under applicable Nasdaq rules and as a non-employee director under Rule 16b-3 under the Exchange Act.

Members Ms. Cranston (Chair) Mr. Bright Ms. Messemer

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Conflicts Committee

Roles and Responsibilities:
The primary purpose of our Conflicts Committee is to:
•review conflicts of interest referred to it by the CEO, the Executive Committee, the General Counsel or the Chief Compliance Officer involving a director, our executive officers or any other TPG partner;
•determine whether the resolution of any conflict of interest is fair and reasonable to the Company; and
•review and approve or ratify, as appropriate, related person transactions submitted to it in accordance with our related person transaction policy.
Independence:
Our board of directors has affirmatively determined that each of Mr. Bright, Ms. Cranston and Ms. Messemer qualifies as an independent director for purposes of serving on the Conflicts Committee pursuant to the committee’s charter, which requires that each member qualify as an “independent” director in accordance with the applicable Nasdaq listing standards.

Members Mr. Bright (Chair) Ms. Cranston Ms. Messemer

The charters for our Audit Committee and Compensation Committee are available on our website at https://shareholders.tpg.com. The committee charters may not be modified or expanded prior to the Sunset unless specifically permitted by the GP LLC LLCA.
Board and Committee Meetings and Annual Meeting Attendance
During 2022, the board of directors held six meetings, the Audit Committee held four meetings, and the Compensation Committee held eight meetings. In 2022, each incumbent director attended at least 75% of meetings of our board of directors and the committees on which such directors served during the period for which they were a director or committee member, respectively. Directors are encouraged to attend our annual meetings of stockholders, and we expect that all of our directors will attend the Annual Meeting virtually.
Executive Sessions
Executive sessions of non-management directors were held regularly throughout 2022. Executive sessions of independent directors (to the extent non-management directors do not qualify as independent) are held at least twice per year or as otherwise required by applicable law or Nasdaq rules. The independent directors determine the agendas and procedures for the executive sessions and designate which independent director will preside at such sessions.
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Board and Committee Oversight of the Firm
Our board of directors and Executive Committee are responsible for overseeing our business and affairs in support of our long-term interests and those of our stockholders and other stakeholders. Strategy and risk management are two examples of matters subject to board oversight.

Strategy •Business Plans •Budgets •Growth Strategies •Competitive Landscape •Response to Legal and Regulatory Changes	Risk Management •Strategy •Operational and Financial Risk •Cybersecurity •Reputational Risks •Legal and Regulatory Risks
Oversight of Strategy
Our board of directors and Executive Committee oversee the establishment and execution of our strategies. Each quarter our CEO and management provide our board of directors and Executive Committee detailed business and strategy updates, including with respect to the competitive landscape and our overall business objectives and plans. Our board of directors and Executive Committee also discuss, among other matters, budgets; financial and operating performance; potential acquisitions, divestitures, investments and partnerships; stockholder interests; risk management overviews and assessments of legal and regulatory changes.
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Oversight of Risk Management
Our board of directors and Executive Committee, together with the committees of our board of directors, oversee our risk management efforts.

Board and Executive Committee Oversight of Risk Management
•Our Executive Committee coordinates with our board of directors and the other committees of our board of directors, as applicable, to oversee the key risks we face. As discussed above, our Executive Committee, which is comprised of members of our management team, has had substantial responsibility for oversight of our business since our IPO.
•Our Executive Committee and board of directors address strategic, operational, financial, cybersecurity, legal and regulatory and reputational risks.
•The board of directors and its committees may retain outside advisors and consultants as they, in their discretion, deem appropriate to advise on operational risks, future threats and trends.

Audit Committee
•Coordinates with our Executive Committee to manage risk, including cybersecurity risk, and to oversee the conduct and systems of internal control over financial reporting and disclosure controls and procedures.
•Oversees financial reporting and accounting risks and risks associated with business conduct and ethics.

Compensation Committee
•Coordinates with our Executive Committee to manage risks relating to our compensation programs.
•Reviews compensation policies and practices to determine whether they encourage excessive risk-taking and to assess alignment with our risk management policies and practices.

Conflicts Committee
•Oversees risks relating to conflicts of interest, including related person transactions, referred to it by the CEO, Executive Committee, General Counsel or Chief Compliance Officer.

Management Oversight of Risk Management
Our management is responsible for the day-to-day identification, assessment and monitoring of, and decision-making regarding, the risks we face. Management, including business personnel across various disciplines at the Company, regularly reports on relevant risks to the applicable committees or our board of directors, as appropriate, with additional review or reporting on risks completed as needed or requested. Management and our board of directors and committees also regularly engage third-party subject-matter experts and advisors to provide advice on topics of relevance and strategic important to our business and its operations, including with respect to risk matters. Joann Harris, who serves as our Chief Compliance Officer and reports directly to our General Counsel, regularly reports to the board of directors and the Executive Committee on important areas of risk.

Board and Committee Self-Evaluation
Prior to the Sunset, the board of directors will from time-to-time conduct evaluations of its performance and effectiveness, but such an evaluation is not required by applicable Nasdaq governance rules or our governance documents. As required by their charters, each of the Audit Committee and Compensation Committee will periodically conduct a self-evaluation of its performance, including its effectiveness and compliance with its charter.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our board of directors.
Code of Conduct and Ethics
We have a code of conduct and ethics that applies to all of our directors, employees and officers. A copy of the code is available on our website at http://shareholders.tpg.com. Any amendments or waivers to our code for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, will be disclosed on our website promptly following the date of such amendment or waiver, as and if required by applicable law.
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Corporate Governance Guidelines
We have adopted corporate governance guidelines in accordance with the corporate governance rules of Nasdaq. These guidelines cover a number of areas including director responsibilities, director elections and re-elections, composition of the board of directors, including director qualifications and diversity and board committees, executive sessions, director access to management and, as necessary and appropriate, independent advisors, director orientation and continuing education, board materials, management succession and evaluations of the board of directors and its committees. A copy of our Corporate Governance Guidelines is available on our website at http://shareholders.tpg.com.
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ITEM 2. ELECTION OF MEMBERS OF THE EXECUTIVE COMMITTEE
Board Recommendation

After a review of the particular experience, qualifications, attributes and skills possessed by such director nominees to the Executive Committee of the board of directors and their contributions to our board of directors and Executive Committee, our board of directors unanimously recommends stockholders vote “FOR” the election of each of the following nominees.

Mr. Winkelried (Chair)	Mr. Coulter	Mr. Weingart	Mr. Sisitsky

Ms. Vazquez-Ubarri	Mr. Davis	Mr. Sarvananthan	Mr. Trujillo
Background and Nominees
Pursuant to our governance documents, the members of our Executive Committee are elected each year to one-year terms, subject, until the Sunset, to the terms specified in GP LLC LLCA. Pursuant to the GP LLC LLCA, through the Sunset, the Control Group selects our director nominees for membership on the board of directors and the Executive Committee, and TPG nominates such nominees to our board of directors and Executive Committee. See “Item 1—Election of Directors—Board Composition—Director Nomination and Election Process” above.
Consistent with our commitment to good governance, subject to the approval of our stockholders at the Annual Meeting, we intend to further our governance transition by providing our board of directors with all the powers and authorities currently reserved solely for our Executive Committee. We are proud of how our board of directors has performed in our first year as a public company. We believe that this incremental step to provide our full board of directors the authority to act on matters previously reserved to our Executive Committee will further support the board of directors’ development and empowerment. As described below, we are seeking stockholder approval of our Amended and Restated Certificate of Incorporation to provide our full board of directors with these additional powers and authorities. See “Item 6—Approval of Amendment and Restatement of Our Amended and Restated Certificate of Incorporation” below for additional detail.
The biographical information and qualifications of each of the Executive Committee nominees are set forth above under “Item 1—Election of Directors—Our Director Nominees” above.
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DIRECTOR COMPENSATION
Pursuant to our Independent Director Compensation Policy, our independent directors receive the following annual compensation:
•an annual cash retainer of $150,000, payable quarterly;
•an annual equity award in the form of restricted stock units (“RSUs”) with a value of $150,000 pursuant to the Omnibus Plan (as defined below), which will vest on the one-year anniversary of grant or the next annual stockholder meeting after grant if the director remains a director through the day immediately prior to such meeting;
•an additional annual cash retainer of $15,000 to members of the Audit Committee and $10,000 to members of each of the Compensation Committee and Conflicts Committee; and
•an additional annual cash retainer of $25,000 to the chair of our Audit Committee, $20,000 to the chair of our Compensation Committee and $15,000 to the chair of our Conflicts Committee. The committee chair retainers are in addition to the annual cash retainer that each committee member will receive.
Beginning in 2023, directors may elect to receive all or a portion of any cash retainer in shares of the Company’s Class A common stock.
Also pursuant to our Independent Director Compensation Policy, upon initial election to our board of directors, our independent directors receive an initial grant of RSUs pursuant to the Omnibus Plan with a value of $300,000, which will vest in three annual installments beginning on the first anniversary of the grant date or each of the next three annual stockholder meetings after grant if the director remains a director through the day immediately prior to each such meeting.
We reimburse independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors or otherwise in the performance of services to the Company, including travel expenses in connection with their attendance in-person at board and committee meetings and in the performance of services to the Company. Our independent directors in place at the time of the IPO are also entitled to participate in side-by-side investments (as defined below). For more information about our side-by-side investments, see “Certain Relationships and Related Party Transactions—Certain Other Transactions or Arrangements—Side-By-Side and Other Investment Transactions.”
In May 2022, the Compensation Committee approved a share retention policy for our non-employee directors that requires our non-employee directors to retain 25% of RSUs and any other shares of the Company granted to them for a two-year period following vesting.
Director Compensation for 2022
The following table provides information regarding compensation paid or accrued by us to or on behalf of non-employee directors for services rendered to us during 2022.
See “—Partner Compensation Paid to Non-Independent Directors for 2022” for information on compensation paid to our directors who are our partners in their capacity as partners.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)	Total ($)
Gunther Bright	100,000	459,685	(3)	—	559,685
Mary Cranston	205,403	529,845	(4)	—	735,248
Deborah Messemer	203,226	529,845	(4)	—	733,071
(1)The amounts reported in this column represent the prorated portions paid or accrued in 2022 of: the annual cash retainer of $150,000 for serving on our board of directors, cash retainers of $15,000, $10,000 and $10,000 for serving on our Audit Committee, Compensation Committee and Conflicts Committee (respectively); and cash retainers of $25,000 for serving as chair of our Audit Committee (in the case of Ms. Messemer), $20,000 for service as chair of our Compensation Committee (in the case of Ms. Cranston) and $15,000 for serving as chair of our Conflicts Committee (in the case of Mr. Bright). All retainers are payable in four quarterly installments.
(2)The amounts reported in this column reflects the aggregate grant date fair value of an initial grant of RSUs, an annual grant of RSUs for the period through our 2023 annual meeting and, for Ms. Cranston and Ms. Messemer, a prorated annual grant of RSUs for the first half of
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2022. In accordance with the Director Compensation Table disclosure rules, the grant date fair value of RSUs is determined in accordance with ASC 718. This differs from the value of the RSUs described above, which was determined based on a ten-day volume weighted average trading price valuation methodology. As of December 31, 2022, all RSUs granted to our non-employee directors were outstanding and unvested.
(3)On July 15, 2022, Mr. Bright received a grant of (i) 12,190 RSUs that represent his initial award for joining the board of directors that will vest 33% on each of the first, second and third anniversaries of the date of grant and (ii) 6,095 RSUs that represent his annual award through TPG’s 2023 annual meeting that will vest on the first anniversary of the grant date, provided that if Mr. Bright serves on the board of directors through the next annual meeting of our stockholders, he will be entitled to retain these RSUs.
(4)On January 13, 2022, Mses. Cranston and Messemer each received a grant of 10,170 RSUs that represent their initial awards for joining the board of directors that will vest 33% on each of the first, second and third anniversaries of the date of grant. On July 15, 2022, Mses. Cranston and Messemer each received a grant of 9,142 RSUs that represents their annual grant through TPG’s 2023 annual meeting and a prorated annual grant for the first half of 2022. Each of the annual RSUs will vest on the first anniversary of the grant date, provided that if they each serve on the board of directors through the next annual meeting of our stockholders, they will each be entitled to retain these RSUs.
Partner Compensation Paid to Non-Independent Directors for 2022
Our directors who are also our partners receive compensation in respect of services to us and our affiliates as described below. For information on compensation paid to our directors who are also our NEOs, see “Executive Compensation—Summary Compensation Table.” Our directors who are our partners and not our NEOs are generally entitled to the same elements of compensation as our NEOs, including perquisites (such as access to aircraft for personal use at no incremental cost to us) and benefits, on consistent terms, and may be entitled to participate in separation benefits. See “Executive Compensation—Compensation Discussion and Analysis—Elements of 2022 Compensation of Named Executive Officers and Return on Equity” for descriptions of these compensation components. In 2022, our directors who are our partners and not NEOs (other than Messrs. Bonderman and Coslet) were issued additional TPG Partner Holdings, L.P. (“TPG Partner Holdings”) interests consistent with the terms described in “Executive Compensation—Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table—TPG Partner Holdings.” The amounts indicated below are calculated consistent with our determination of compensation in the Summary Compensation Table, using the same assumptions. For information about existing pledges of our directors, see “Security Ownership of Certain Beneficial Ownersand Management.”
David Bonderman
Mr. Bonderman is one of our Founders and is our Non-Executive Chair. With respect to 2022, Mr. Bonderman received: $300,000 in fixed cash compensation consistent with the terms of the Bonderman Agreement (defined below); $3,962,503 in distributions from our platform-level program; $45,213 for personal assistants; $15,270 for legal services; and $2,137 for umbrella liability insurance premiums, which includes $520 for tax reimbursements. He also received (directly or indirectly through family or affiliated entities) $692,721 in distributions made on unvested TPG Partner Units (as defined below) and RemainCo (as defined below) interests for 2022.
Certain affiliates of the Company entered into a letter agreement with Mr. Bonderman, dated as of December 15, 2021 and approved by our board of directors on December 14, 2021 (the “Bonderman Agreement”), that provides for the terms of Mr. Bonderman’s employment commencing on January 13, 2022 through the date on which Mr. Bonderman ceases to be employed by the Company. Mr. Bonderman’s term of employment will terminate simultaneously with, and only upon the occurrence of, Mr. Bonderman ceasing to be a member of GP LLC.
The Bonderman Agreement provides that Mr. Bonderman will serve as Non-Executive Chair of the Company. During and after his term, Mr. Bonderman will be designated with Mr. Coulter as a Founder of TPG. Mr. Bonderman will serve as a member of our board of directors in accordance with the Governance Documents and be a non-voting observer on the Executive Committee. Mr. Bonderman will have the duties, responsibilities, functions and authority as enumerated in the Governance Documents and may determine in his discretion the business time and attention he devotes to the same. Mr. Bonderman will not be an “Active Partner” as defined under the Seventh Amended and Restated Limited Partnership Agreement of TPG Partner Holdings.
Under the Bonderman Agreement, Mr. Bonderman is entitled to annual payments of $300,000, so long as he serves as a member of our board of directors. Mr. Bonderman will be eligible to receive investment-specific performance fees on TPG platforms based on his direct and active participation in such investments and will also be eligible to participate in discretionary allocations under TPG’s performance allocation programs should his contributions to the business of TPG warrant it in TPG’s sole discretion. He is entitled to coverage under TPG employee benefit programs, plans and practices commensurate with his position and that are generally made available to TPG’s most senior partners, including rights to make side-by-side investments in TPG Funds (as defined below) consistent with opportunities available at the relevant time
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to TPG’s senior active partners and on the same terms and conditions as such active partners. Mr. Bonderman will be entitled to reimbursement for all reasonable expenses for travel, lodging, entertainment and other business expenses at a “first class” level and private aircraft services for business travel, in accordance with TPG’s policies. Mr. Bonderman is generally indemnified under the Bonderman Agreement for any and all costs, expenses, liabilities and losses with respect to actions taken in connection with his service to TPG.
Pursuant to the Bonderman Agreement, if Mr. Bonderman’s employment is terminated other than for “cause” or “competition” (as defined in the Bonderman Agreement), or by reason of death, Mr. Bonderman is entitled to continued vesting of TPG Partner Units, continued right to make side-by-side investments in TPG funds, lifetime health benefits for himself and his spouse, continued right to indemnification and insurance coverage and perquisites for a period of five years, including IT support, an executive assistant and a personal office. If Mr. Bonderman’s termination is due to death, all of his TPG Partner Units vest on a fully accelerated basis, and his surviving spouse will continue to receive health benefits for life. In addition, the continued right to make side-by-side investments following death will be available to his estate and direct lineal descendants but will be limited to five years and an allocation of 0.5% of the aggregate commitment to any TPG Fund.
Maya Chorengel
Ms. Chorengel is the Co-Managing Partner of The Rise Funds. With respect to 2022, Ms. Chorengel received: $500,000 in base salary; $3,386,332 in distributions from our platform-level program and $1,890,000 in distributions from our pool program; $2,247 for umbrella liability insurance premiums, which includes $630 for tax reimbursements; and $18,151 for financial planning services. She also received $2,224,951 in distributions made on unvested TPG Partner Units and RemainCo interests for 2022. Ms. Chorengel received vintage share awards and certain investment-specific awards for investments made in 2022, which vest in five equal annual installments beginning on June 30, 2022.
Jonathan Coslet
Mr. Coslet is the Vice Chair of TPG. With respect to 2022, Mr. Coslet received: $500,000 in base salary; $9,914,483 in distributions from our platform-level program and $2,275,000 in distributions from our pool program; $12,500 with respect to use of corporate provided office space; and $2,168 for umbrella liability insurance premiums, which includes $551 for tax reimbursements. Mr. Coslet also received $4,634,308 in distributions made on unvested TPG Partner Units and RemainCo interests for 2022. Mr. Coslet received vintage share awards in 2022, which vest in accordance with the senior partner vesting schedule beginning on June 30, 2022.
Pursuant to a letter agreement entered into with certain affiliates of TPG, dated December 15, 2021, Mr. Coslet will fully vest in his performance allocation interests (subject to TPG’s right to “cutback” up to 20% of his distributions of performance allocations) and his TPG Partner Holdings interests, in each case, held as of January 13, 2022, upon an orderly retirement (as defined in his letter agreement), and, in the event Mr. Coslet breaches a restrictive covenant or is terminated for cause, the Company has a right to repurchase his TPG Partner Holdings interests at fair market value.
Kelvin Davis
Mr. Davis is the Founder and Co-Head of TPG Real Estate. With respect to 2022, Mr. Davis received: $500,000 in base salary; $4,606,955 in distributions from our platform-level program and $4,800,000 in distributions from our pool program; and $2,255 for umbrella liability insurance premiums, which includes $638 for tax reimbursements. He also received $6,627,337 in distributions made on unvested TPG Partner Units and RemainCo interests for 2022. Mr. Davis received vintage share awards in 2022, which vest in accordance with the senior partner vesting schedule beginning on June 30, 2022.
Mr. Davis is party to a retention agreement with TPG Partner Holdings that is applicable to TPG and provides for certain good leaver rights such as accelerated vesting of certain equity interests and two-year forward vesting of TPG Partner Holdings interests and certain rights to retain investment interests following termination.
Ganendran Sarvananthan
Mr. Sarvananthan is the Managing Partner for TPG Asia, Co-Head of Southeast Asia. With respect to 2022, respectively, Mr. Sarvananthan received: $500,000 in base salary; $2,170,000 as a cash incentive attributable to realized performance allocation proceeds; $5,595,642 in distributions from our platform-level program; $1,617 for umbrella liability insurance premiums; and $30,291 with respect to a monthly car lease and driver. Amounts reflected for Mr. Sarvananthan’s car lease are converted from Singapore dollars to U.S. dollars using an average exchange rate of $0.74 for
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2022. He also received $3,450,079 in distributions made on unvested TPG Partner Units and RemainCo interests for 2022. Mr. Sarvananthan received vintage share awards and certain investment-specific awards for investments made in 2022, which vest in accordance with the senior partner vesting schedule beginning on June 30, 2022.
David Trujillo
Mr. Trujillo is the Co-Managing Partner of TPG Growth, Co-Managing Partner of TPG Tech Adjacencies and Managing Partner of TPG Digital Media. With respect to 2022, Mr. Trujillo received: $500,000 in base salary; $38,594,988 in distributions from our platform-level program and $3,600,000 in distributions from our pool program; and $2,168 for umbrella liability insurance premiums, which includes $551 for tax reimbursements. He also received $9,491,336 in distributions made on unvested TPG Partner Units and RemainCo interests for 2022. Mr. Trujillo received vintage share awards and certain investment-specific awards for investments made in 2022, which vest in accordance with the senior partner vesting schedule beginning on June 30, 2022.
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EXECUTIVE OFFICERS
The following sets forth the names and ages, as of the date of this proxy statement, of the individuals who serve as our executive officers. See “Item 1—Election of Directors—Board Composition—Director Nomination and Election Process” for biographies for our executive officers who also serve on our board of directors.

Age 58
Ken Murphy
Chief Operating Officer
Ken Murphy is our Chief Operating Officer and works across the back office operations of the firm. In addition, Mr. Murphy is responsible for integration of new business opportunities into the organization. Prior to joining TPG in 2015, Mr. Murphy worked at Mount Kellett Capital Management for three years, where he was Co-Chief Operating Officer overseeing the firm’s Real Estate and Private Equity Practice, provided leadership and direction to the Special Situations platform, and developed and managed investment and operations teams. Prior to Mount Kellett, Mr. Murphy worked at Goldman Sachs for 23 years, where he led the Services Division and was the Co-Head of both the US Special Situations platform and the firm’s Specialty Lending group. Mr. Murphy received his Bachelor of Business Administration degree in Finance from Baylor University.

Age 58
Bradford Berenson
General Counsel
Bradford (“Brad”) Berenson is our General Counsel and has, since March 2017, served as a Partner and the General Counsel of TPG. Before joining TPG, Mr. Berenson served as Vice President and Senior Counsel, Litigation and Legal Policy of The General Electric Company from October 2012 until February 2017. Prior to joining GE, Mr. Berenson was a litigation partner at Sidley Austin LLP in Washington, D.C., a global law firm he joined in 1993. Mr. Berenson was Associate Counsel to the President of the United States from 2001 to 2003. He is an Executive Fellow of the Berkeley Center for Law and Business and serves as a member of the Board of Directors of the American Investment Council. Mr. Berenson received a Bachelor of Arts degree in History from Yale College, summa cum laude, and a J.D. from Harvard Law School, magna cum laude, where he was Supreme Court editor of the Harvard Law Review. After graduating from law school, Mr. Berenson clerked for Judge Laurence H. Silberman of the United States Court of Appeals for the District of Columbia Circuit and for Justice Anthony M. Kennedy of the United States Supreme Court.

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Age 53
Joann Harris
Chief Compliance Officer
Joann Harris is our Chief Compliance Officer and a Partner of TPG. Prior to joining TPG in 2015, Ms. Harris was an Assistant Director with the SEC where she supervised investigations involving all key enforcement program areas. During her time at the SEC, from 2003 until 2015, in addition to serving as an Assistant Director, Ms. Harris was a member of the SEC’s Asset Management Unit, a national specialized unit focused on investment advisers, investment companies and private funds. While an Enforcement attorney, she conducted a wide array of investigations covering financial fraud, insider trading, market manipulation and other conduct that violated the federal securities laws. Prior to joining the SEC, she was a corporate attorney in private practice and a certified public accountant and auditor before attending law school. Ms. Harris received a Bachelor of Science degree in Accounting from the University of Arkansas and a J.D. from the SMU Dedman School of Law.

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EXECUTIVE COMPENSATION
The following is a discussion of our executive compensation program for our named executive officers for 2022 (our “NEOs”):
•Jim Coulter, Founder and Executive Chair
•Jon Winkelried, Chief Executive Officer
•Todd Sisitsky, President
•Jack Weingart, Chief Financial Officer
•Anilu Vazquez-Ubarri, Chief Human Resources Officer
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes compensation paid to our NEOs with respect to their service to TPG in 2022. We completed the IPO in January 2022, and compensation determinations made with respect to 2022 performance are based on our post-IPO compensation program. As a new public company, we continue to evaluate the design of our compensation program to ensure it supports our compensation philosophy and aligns with the interests of our stockholders and our fund investors.
Overview of Compensation Philosophy
As a global alternative asset manager with obligations to our stockholders and our fund investors, we are focused on achieving sustainable growth while avoiding excessive risk-taking. Our compensation and benefits programs are designed with these objectives in mind, and with the goal of providing compensation that is competitive, performance-based and aligned with our culture. Our success as a firm is dependent upon the talents, commitment and services of our people in all areas of our business. We operate as a team, leverage each other’s talents and collaborate to deliver value for the benefit of our stockholders, our fund investors, our people and the businesses we invest in.
Our executive compensation philosophy is based on the following principles:
•Economic Alignment and Risk Mitigation. Our compensation program is substantially tied to the success of the firm, our funds and our investments. Our people have meaningful personal capital invested in our firm and its funds. Together, these factors mitigate excessive risk-taking, incentivize the proper execution of strategy and align our peoples’ interests with the interests of our stockholders and our fund investors. Our compensation program and the equity interests through which we and our people share in performance allocations generally include forfeiture and clawback provisions that align with our overall risk mitigation strategy. We monitor our compensation program and our practices to determine whether our risk management objectives are being met with respect to incentivizing our people.
•Remaining Competitive. Our compensation program is designed to recruit, incentivize and retain top talent. In making compensation determinations, we consider the market, compensation practices of companies with which we compete for talent and other relevant factors to help ensure we are attracting and retaining the best people in every role.
•Pay-for-Performance. Our compensation program is intended to yield significant value for our people if our performance and growth expectations are met. We follow a “value-for-performance” philosophy with total compensation weighted toward long-term incentive-focused components. In furtherance of that philosophy, our incentive compensation program in 2022 included equity awards granted after a comprehensive assessment of performance considerations.
•Culture Alignment. We aim to ensure our compensation program is aligned with our culture, mission and values, key components of which include diversity, equity, inclusion, cross-platform collaboration and innovation. Elements of our incentive compensation program are designed to incentivize our people to collaborate on investment opportunities broadly for the firm, even if the applicable pool of capital is outside of a person’s typical investment or service area. As part of our compensation program, we generally use a 360-degree annual performance review process that includes robust feedback from colleagues at all levels.
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This process enables goal setting, encourages feedback throughout the year and allows us to make holistic compensation determinations that create a welcoming and inclusive work environment with opportunities for growth and development.
Board Oversight and Compensation Governance
Role of Management in Compensation Process
As described above under “Item 1—Election of Directors—Corporate Governance Overview—Our Governance Plan,” we have established a plan for our long-term corporate governance, including compensation decision-making and approval. Our CEO manages the annual incentive compensation decision-making process for our people (other than himself and our Executive Chair), including administration of the TPG Inc. Omnibus Equity Incentive Plan, or the “Omnibus Plan,” as described below, taking into account the recommendations of our President, product leaders and function heads, where appropriate, in a manner consistent with the compensation budget approved by the Executive Committee of our board of directors. As part of this role, our CEO proposes the equity awards granted to our executive officers under the Omnibus Plan. Such awards are subsequently approved by the Compensation Committee or the full board of directors (however, although not utilized in 2022, the Executive Committee retains authority to approve awards without Compensation Committee or board approval). The compensation of our partners who are on the Executive Committee (other than our CEO and Executive Chair) is determined by the joint approval of our CEO and Executive Chair. The total annual incentive compensation of our CEO and our Executive Chair is determined by our independent Compensation Committee in accordance with each of their respective employment agreements.
Our board of directors, or any committees designated by our board of directors, administers the Omnibus Plan (referred to as the “Administrator”) and has delegated its authority as Administrator to our CEO. The Administrator is authorized to, among other things, select eligible participants, grant awards in accordance with the Omnibus Plan, determine the price at which stock options are granted, determine the number of shares granted pursuant to each award, approve the form and terms and conditions of awards, and employ other individuals as may reasonably be necessary to assist in the administration of the Omnibus Plan. For further details on compensation decisions made for our NEOs with respect to 2022, see “—Determination of 2022 Annual Incentive Compensation of Named Executive Officers.”
Role of Compensation Committee
Our Compensation Committee, among other things, has responsibility for determining the annual incentive compensation of Mr. Winkelried, our CEO, and Mr. Coulter, our Executive Chair, including certain equity awards, in accordance with, and subject to certain limitations contained in, each of their respective employment agreements. For further discussion of the determination of compensation for our CEO and Executive Chair, see “—Determination of 2022 Annual Incentive Compensation of Named Executive Officers.” Additionally, our Compensation Committee is responsible for approving, for purposes of Section 16 of the Exchange Act, all other equity awards with respect to the Company granted to our directors and executive officers (as defined under Rule 16a-1(f) under the Exchange Act). Our Compensation Committee also reviews, together with our Executive Committee, our compensation arrangements to determine whether they encourage excessive risk-taking and to evaluate potential risk mitigants. For further discussion, see “Item 1—Election of Directors—Board and Committee Oversight of the Firm—Oversight of Risk Management” and “—Risk Oversight.”
Our Compensation Committee is composed of Ms. Cranston, who serves as chair, Mr. Bright and Ms. Messemer. Our board of directors has affirmatively determined that each of Ms. Cranston, Mr. Bright and Ms. Messemer qualifies as an independent director for the purposes of serving on the Compensation Committee under applicable Nasdaq rules and as a non-employee director under Rule 16b-3 promulgated under the Exchange Act. For further discussion of the independence of Ms. Cranston, Mr. Bright and Ms. Messemer, see “Item 1—Election of Directors—Board Composition—Director Nomination and Election Process.” The Compensation Committee is governed by a charter that complies with the rules of Nasdaq, which is available on our website at https://shareholders.tpg.com.
Role of Compensation Consultant
In connection with our transition as a public company, Korn Ferry reviewed our compensation program and assisted with designing the elements of our compensation program implemented as part of the IPO for our Executive Chair, CEO and senior leadership team that enhance alignment with public company market practice and reflect a commitment to the long-term interests of our stockholders. These new elements were intended to also provide flexibility to adjust to the changing needs and priorities of our business and stakeholders and prioritize high performance. Korn Ferry provided market compensation data in order to provide information on best practices, as well as trends and various compensation
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program alternatives. In 2022, Korn Ferry assisted us with a formal risk assessment of our post-IPO compensation program. For further discussion, see “—Risk Oversight.” Korn Ferry was not engaged by our Compensation Committee.
In 2022, our Compensation Committee engaged Semler Brossy to assist with its compensation review of our CEO and Executive Chair and to provide independent input, analysis and guidance on various components of our compensation program. In connection with such review, Semler Brossy provided our Compensation Committee with market compensation data and information on best practices, including with respect to business and talent strategy, review of total annual incentive compensation for our CEO and Executive Chair, updates on key governance and stakeholder considerations, compensation risk assessment, stock ownership policies and equity award design.
We did not benchmark or set our NEO compensation for 2022 by reference to the compensation of a peer group of companies, and we do not expect to start benchmarking or setting our NEO compensation by reference to the compensation of a peer group of companies.
Risk Oversight
Our Executive Committee has an oversight role with respect to risk management and coordinates with our board of directors and other individual board committees to oversee our enterprise risk management. Our Audit, Compensation and Conflicts Committees support our risk management oversight by addressing risks specific to their respective areas of oversight. See “Item 1—Election of Directors—Board and Committee Oversight of the Firm—Oversight of Risk Management.” In addition, our Compensation Committee, together with our Executive Committee, assesses and monitors whether our compensation program and our practices have the potential to encourage excessive risk-taking and how to appropriately manage and mitigate such risks.
Our compensation program is targeted to incentivize investing in a risk-controlled fashion and is intended to discourage undue risk. We focus on the grant of equity that is subject to multi-year vesting, particularly as employees become more senior in the organization and assume greater leadership, and distributions of performance allocations that have been realized on partnership interests. Our equity awards include transfer and forfeiture restrictions, and our fund interests are subject to meaningful clawbacks. We also expect to implement policies related to incentive compensation recoupment to further enhance our risk mitigation. Further, our people have meaningful personal capital invested in our firm and its funds. We believe our approach encourages long-term thinking and protects against excessive risk and investing for short-term gain. Based in part on the risk review conducted by Korn Ferry in 2022, we do not believe that our compensation program and our practices create risks that are reasonably likely to have a material adverse effect on the Company.
Elements of 2022 Compensation of Named Executive Officers and Return on Equity
Our NEOs are compensated through a combination of base salary, equity awards and distributions and certain benefits and perquisites. Historically, our equity awards have been in the form of partnership interests. For 2022, our NEOs participated in programs with respect to both partnership interests and stock awards with respect to shares of the Company. Our NEOs also hold TPG Partner Units and RemainCo interests, both deriving from TPG Partner Holdings interests as part of our Reorganization in conjunction with the IPO. We consider the distributions on these interests as an ownership entitlement rather than as an element of our compensation program.
The table below summarizes the elements of compensation paid to our NEOs for 2022, as well as return on equity opportunities for our NEOs. We believe that the elements of compensation for our NEOs serve the primary objectives of our compensation philosophy. However, we periodically review the compensation of our key people, including our NEOs,
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and, from time to time, we may implement new plans or programs or otherwise make changes to the compensation elements relating to our key people, including our NEOs.

ELEMENTS OF 2022 NEO COMPENSATION:
FIXED COMPONENT	•Base Salary
VARIABLE COMPONENTS
•Partnership interest grants (including vintage share awards and investment-specific awards)
•Distributions of performance allocations from partnership interests
•TPG Inc. stock awards, including RSUs and other long-term incentives, under the Omnibus Plan

BENEFITS AND PERQUISITES	•Health and welfare plans •Retirement (401(k) plan) •Umbrella liability plan •Additional perquisites •Side-by-side investment opportunities
RETURN ON EQUITY:
RETURN ON EQUITY	•Side-by-side investment distributions •Distributions on and reallocations of TPG Partner Units •Distributions on RemainCo interests •Dividends and dividend equivalents on equity
Fixed Component
During 2022, our NEOs received the base salaries included in the Summary Compensation Table. The base salaries of our NEOs are intended to reflect their positions and responsibilities and represent a competitive salary (within the market in which we compete for talent).
Variable Components: Partnership Interests and Performance Allocations
TPG funds generally allocate a share of gains, income and distributions to their general partners (which are affiliated with us) above the returns on such general partners’ invested capital if specified returns and performance hurdles are achieved. We refer to such allocations as “performance allocations.” The general partners make performance allocations to their partners in accordance with the terms and conditions of the governing partnership agreements. We refer to the terms and conditions pursuant to which such sharing occurs as programs, and we have two such programs: our “platform-level program” and our “pool program.” Because the amount of performance allocations available for distribution on partnership interests pursuant to these programs are directly tied to the performance of the underlying funds, the distributions partners receive may vary significantly year over year. As a result, we believe that the opportunity to participate in performance allocations through the ownership of these equity interests fosters a strong alignment of our people (including our NEOs) with the interests of our stockholders and our fund investors through our success as a whole. Apportionment among our people of performance allocations is based on several factors, including each person’s role, individual performance and seniority.
As a private company, distributions of performance allocations on partnership interests were accounted for as equity allocations. However, following the IPO, we account for such partnership interests as profits interests under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 710 Compensation-General. Accordingly, distributions of our performance allocations appear in the Summary Compensation Table in the “All Other Compensation” column for the year to which the distribution relates, and grants of the partnership interests from which the performance allocations derive do not appear in the Summary Compensation Table (as these interests are not accounted for under FASB Accounting Standards Codification Topic 718 Equity Compensation (“ASC 718”)).
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Platform-Level Program
Performance allocations made through our platform-level program did not change in connection with the IPO. Our platform-level program is composed of three components of partnership interests: “vintage share” awards, “investment-specific” awards and “discretionary allocations.” Eligibility to participate in performance allocations generally requires a side-by-side investment into the funds generating the performance allocations in the platform-level program. For more information about our side-by-side investments, see “Certain Relationships and Related Party Transactions—Certain Other Transactions or Arrangements—Side-By-Side and Other Investment Transactions.”
•Vintage Share Awards. Vintage share awards are issued to our people (including our NEOs) annually and provide for eligibility to receive distributions of performance allocations generated by investments made during that calendar year, including related follow-on investments made in subsequent years. Eligibility to receive distributions of performance allocations with respect to vintage share awards is subject to the recipient’s continued provision of services through the applicable vesting or distribution date (whichever is earlier). Vintage share awards generally vest in five equal annual installments, beginning on June 30th of the year of issuance. Vintage share awards issued to our people who have been partners for five or more years at the time of issuance vest in five annual installments, beginning on June 30th of the year of issuance, with 40% vesting during the year of issuance and 15% vesting each year thereafter (referred to as the “senior partner vesting schedule”). Vintage share awards made to our Founders are fully vested upon issuance.
•Investment-specific Awards. Investment-specific awards are issuances of interests providing eligibility to receive distributions of performance allocations generated by designated investments and strategic partnerships in which our people (including our NEOs) are involved. Investment-specific awards are a smaller component of our overall platform-level program and are intended to incentivize our people to collaborate on investment opportunities broadly for the firm, even if the applicable pool of capital is outside of a person’s typical investment area. The amount and terms (including vesting) of such investment-specific awards are specific to each issuance and may vary across investments.
•Discretionary Allocations. Equity interests related to our platform-level program provide for discretionary distributions of performance allocations to holders of such equity interests (including our NEOs) for amounts not otherwise allocated under vintage share awards or investment-specific awards, which arise as a result of reserves, forfeitures or cutbacks. These distributions can be discretionary in a number of ways, including as to amount and terms (including vesting), although there is typically not a separate vesting schedule or a side-by-side investment requirement. In certain instances, discretionary allocations may be reallocated to partnership interest holders on a pro rata basis. Distributions may be subject to service conditions that will not be met until future years, and portions of performance allocations realized from investments in a year may be reserved for distribution with respect to compensation decisions to be made in future years. Determinations as to the allocation and distribution of these performance allocations from our platform-level program are generally made by our CEO, taking into consideration team and individual contributions to the business, provided that discretionary allocations to our CEO and Executive Chair in the context of our annual incentive compensation are determined by the Compensation Committee in accordance with their employment agreements.
Unvested partnership interests from the platform-level program are generally subject to immediate forfeiture upon termination of service (with or without cause) and distributions pursuant thereto cease. The vesting of partnership interests may be accelerated on a discretionary basis in connection with separations. We also have the right to “cutback” up to 20% of any holder’s potential distributions of performance allocations under the platform-level program at our discretion. Generally, this has only been applied with respect to performance allocations that would be distributed following termination of a holder’s services. Further, holders of partnership interests from our platform-level program are subject to restrictive covenants, violation of which can result in forfeiture of partnership interests and the termination of distributions of performance allocations.
Distributions received under the platform-level program are generally subject to “clawback” in the event that a fund has made distributions of performance allocations to its general partner in excess of the general partner’s ultimate entitlement based on the performance of the fund as a whole. In the event of a clawback triggering event, holders who received distributions of performance allocations that are subject to clawback are generally required to return such distributions to the applicable general partner and fund. Our NEOs (and, generally, all of our partnership interest holders) are personally subject to the clawback obligation for any distributions of performance allocations they directly receive under the platform-level program.
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In 2022, vintage share awards were made to each of our NEOs, certain investment-specific awards were made to Mr. Coulter, Mr. Winkelried and Mr. Sisitsky (and, in the case of Mr. Winkelried, amounts from the discretionary allocation component were also used to equalize investment-specific award allocations to intended levels) and discretionary allocations were received by all of our NEOs, which in most cases were part of pro rata allocations. Vintage share awards were issued with the following vesting schedules: Mr. Coulter (fully vested at grant); Messrs. Winkelried, Weingart and Sisitsky (the senior partner vesting schedule beginning on June 30, 2022); and Ms. Vazquez-Ubarri (five equal annual installments beginning on June 30, 2022). See the Summary Compensation Table for the distribution amounts to our NEOs with respect to 2022 under the platform-level program, including specific non-pro rata allocations under the discretionary allocation component.
Pool Program
In connection with the IPO, we increased the amount of performance allocations that are allocated to our people (including our NEOs) on a discretionary basis. We refer to this as our pool program. Pursuant to our pool program, a portion of performance allocations from profitable fund investments is distributed to partners, subject, in each case, to the recipient’s continued provision of services on the distribution date (which may be in the year the investment is realized or a later year) and the terms and conditions of the equity interests on which such performance allocations are distributed. Performance allocations from our pool program are primarily distributed to indirect holders of Promote Units (see “Certain Relationships and Related Party Transactions—Related Persons Transactions—The TPG Operating Group Limited Partnership Agreements” for additional details regarding Promote Units).
Similar to discretionary allocations under our platform-level program, the allocation and distribution of performance allocations from our pool program are discretionary in a number of ways, including as to amount and terms (including vesting of the underlying partnership units that provide for the eligibility to participate in the performance allocations). Decisions regarding allocations and distributions may be made throughout a year subject to the availability of previously undistributed realized amounts. It is not required that amounts realized with respect to a particular year are distributed with respect to such year, and such amounts may be reserved for distribution with respect to a later year. The total dollar value available to be distributed to the NEOs and other of our people is limited by the total amount of performance allocations available from the performance of our investments, and NEOs and other of our people may or may not be distributed all of the available performance allocations in a given year.
As with all other distributions by TPG Operating Group, and unlike distributions of discretionary allocations under our platform-level program, those who receive distributions of performance allocations under the pool program are generally not required to return such distributions in the event that a fund has made distributions of performance allocations to its general partner in excess of the general partner’s ultimate entitlement based on the performance of the fund as a whole (i.e., under a “clawback” scenario), with TPG Operating Group being responsible for satisfying any clawback requirement.
Determinations as to the allocation and distribution of performance allocations from our pool program, other than with respect to the total annual incentive compensation decision making for our CEO and Executive Chair, are made by our CEO, taking into consideration team and individual contributions to the business.
Our NEOs received distributions of performance allocations from our pool program with respect to 2022. For further discussion on pool program determinations for our NEOs, see “—Determination of 2022 Annual Incentive Compensation of Named Executive Officers.” A portion of the performance allocations realized during 2022 were reserved for allocation with respect to compensation decisions to be made in 2023 or thereafter and subject to service conditions through the end of 2023 or thereafter. In accordance with the Summary Compensation Table disclosure rules, distributions of performance allocations from the pool program are reported with respect to the year in which both performance and service obligations are first complete. See the Summary Compensation Table for the distribution amounts to our NEOs with respect to 2022 under the pool program.
Variable Components: TPG Inc. Stock Awards under the Omnibus Plan
RSU Awards
In January 2023, our NEOs received grants of RSUs under the Omnibus Plan with respect to a portion of each NEO’s total annual incentive compensation for services in 2022. These RSUs generally vest in three equal annual installments beginning on the first anniversary of the grant date, subject to the recipient’s continued provision of services to the Company or its affiliates through the vesting date, except in instances of death, disability or termination by the Company or its affiliates without cause. We believe that requiring service-based vesting of a portion of annual compensation through the use of RSUs further enhances the alignment of interests between our NEOs and our stockholders. In accordance with the
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Summary Compensation Table disclosure rules, the grant date fair value of annual grants of RSUs made in 2023 with respect to 2022 performance (determined in accordance with ASC 718, which may differ from values determined based on a ten-day volume weighted average trading price valuation methodology) will be reported in the proxy statement for the 2024 annual meeting of stockholders.
Long-Term Performance Incentive Awards
In connection with the IPO, in order to incentivize and retain key members of management and further enhance their alignment with our stockholders, on January 13, 2022, certain of our NEOs were granted long-term performance incentive awards in the form of RSUs under the Omnibus Plan in the following notional amounts: Mr. Weingart ($15,000,000); Mr. Sisitsky ($20,000,000); and Ms. Vazquez-Ubarri ($10,000,000). The awards are with respect to a number of shares of Class A common stock equal to the quotient obtained by dividing the dollar value set forth next to the NEO’s name by $29.50, the price at which the shares of Class A common stock were sold in the IPO. The awards vest as to 50% of the shares over five years based on continued service and 50% of the shares based on both continued service over five years and achievement of a specified stock price performance hurdle. We refer to RSUs with a performance hurdle as “PRSUs.” The service condition on the RSUs lapses as to 25% of the shares on each of the second through fifth anniversaries of the grant date, provided that the recipient continues to provide services to the Company or its affiliates through the applicable vesting date. In addition, for the PRSUs, the performance condition lapses as to 50% of the PRSUs (25% of the award) on the first day following the date on which the 30-day volume weighted average trading price of a share of Class A common stock equals or exceeds 1.5x the IPO price per share of Class A common stock and as to 50% of the PRSUs (25% of the award) on the first day following the date on which the 30-day volume weighted average trading price of a share of Class A common stock equals or exceeds 2.0x the IPO price per share of Class A common stock. PRSUs vest when both the applicable service and performance conditions are satisfied. The PRSUs are forfeited if the performance measure is not achieved prior to the fifth anniversary of the grant date, in the case of the 1.5x performance condition, and prior to the eighth anniversary of the grant date, in the case of the 2.0x performance condition. Dividend equivalents accrue for vested and unvested PRSUs and are paid only when both the applicable service and performance conditions are satisfied. Dividend equivalents are paid on vested and unvested service-based RSUs when the dividend occurs. The long-term incentive awards will be subject to any separation policy that is applicable to award holders. In accordance with the Summary Compensation Table disclosure rules, the grant date fair value of these grants of RSUs and PRSUs (determined in accordance with ASC 718), which amounts may differ from the values set forth above, are reported in the Summary Compensation Table in this proxy statement.
Potential for Additional Equity Awards
The Company may make certain additional equity awards to our NEOs, as permitted under the Omnibus Plan, with terms determined at the discretion of the Company.
Benefits and Perquisites
We provide our executives, including our NEOs, with a competitive benefits program that includes:
•Health & Welfare Benefits. We provide comprehensive benefits to support our people’s well-being. Our people (including our NEOs) generally are invited to participate in the firm-sponsored health and welfare benefit plans. Certain of our partners are eligible for access-only retiree medical benefits.
•Retirement Plans. Our people (including our NEOs) generally are eligible to participate in our tax-qualified 401(k) defined contribution plan as of the date of hire. Our 401(k) plan provides alternatives for contributing to a traditional pre-tax 401(k), a Roth 401(k), or a combination of both, up to the applicable IRS limits. We match 100% of the first 5% of a participant’s earnings contributed to the plan, up to the applicable individual IRS limits. We also provide an additional nonelective employer contribution determined by a discretionary formula (which in 2022 was 3% of a participant’s earnings), up to the applicable employer IRS limits. The employer match (including the nonelective employer contribution determined by a discretionary formula) vests in equal annual installments over the first five years of employment, after which employer contributions are fully vested. We do not sponsor or provide access to a defined benefit pension plan for our people (including our NEOs).
•Umbrella Liability Group Coverage. Our partners, including our NEOs, participate in the firm-sponsored umbrella liability insurance program. We provide an initial minimum coverage amount for all partners at a nominal premium, and the partners are able to elect additional amounts of coverage through the firm’s annual open enrollment process.
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•Other Perquisites. Tickets to sporting and other entertainment events are provided to employees and partners, including our NEOs, without charge, to attend for business purposes. From time to time, these tickets are made available at no incremental cost to the Company to certain of our people, including our NEOs (and their guests), for personal use when not needed for business purposes. For information about family office services arrangements, see “Certain Relationships and Related Party Transactions—Related Persons Transactions—Family Office Services.” Certain of our NEOs may use aircraft or private travel service arrangements or programs (such as NetJets or car services) that we have access to for reasonable personal use for which they bear the cost. During certain periods, we have provided Mr. Winkelried with home security services and, for our NEOs, legal fees in connection with certain business objectives and benefits related to working outside of our office spaces. We also generally make available to our people (including our NEOs) parking or transit assistance, one meal daily in each of our offices and, to our partners, financial planning services.
•Side-By-Side Investment Opportunities. Our people who participate in performance allocations (including our NEOs) are permitted to invest their personal capital side-by-side with our funds. Generally, these are made on similar terms as other investors but are generally made on a “no management fee, no performance allocation” basis; however, we may decide (in our sole discretion) to charge our people (including our NEOs) reduced or full management fees or performance allocations for certain investments or funds. In certain instances, when our people (including our NEOs) participate in side-by-side investments, they may receive tandem rights providing for additional value. All our NEOs, as well as our people who meet certain business, legal and regulatory requirements to make such investments, are generally permitted to make such investments, subject to certain caps and other legal and commercial limitations. For more information about our side-by-side investment program, see “Certain Relationships and Related Party Transactions—Certain Other Transactions or Arrangements—Side-By-Side and Other Investment Transactions.”
The perquisites provided to our NEOs in 2022 are described in the Summary Compensation Table. Our perquisites and benefits programs are designed to support the health and well-being of our people and further our goal of providing compensation that is competitive and aligned with our culture.
Compensation of Chief Executive Officer and Executive Chair
Pursuant to Mr. Winkelried’s employment agreement (referred to as the “Winkelried Agreement”), Mr. Winkelried determines the annual incentive compensation of all TPG partners other than TPG partners who are on the Executive Committee (whose annual incentive compensation is determined by the joint approval of Mr. Winkelried and Mr. Coulter, except that for Mr. Winkelried and Mr. Coulter, total annual incentive compensation is determined by our Compensation Committee).
For each fiscal year of the term of the Winkelried Agreement, our Compensation Committee calculates Mr. Winkelried’s total annual incentive compensation, which will be between 85% and 115% of the Baseline Total Annual Incentive Compensation (as described below) subject to the ability of our Compensation Committee to pay above or below these percentages in the event of extraordinary circumstances having a materially favorable or materially adverse impact on the business of TPG. Pursuant to Mr. Coulter’s employment agreement (referred to as the “Coulter Agreement”), Mr. Coulter’s total annual incentive compensation will be set at between 85% and 100% of Mr. Winkelried’s total annual incentive compensation for the applicable year. Following a recommendation by Mr. Winkelried that includes input from our Chief Human Resources Officer, the Compensation Committee has discretion to select the elements of incentive compensation used to deliver to Messrs. Winkelried and Coulter each of their total annual incentive compensation, provided that for any year, and absent extraordinary circumstances having a materially adverse impact on the business of TPG, neither of their annual incentive from the pool program will be less than the highest standard annual incentive determined for any TPG partner for that year. See “—Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table—Summary of NEO Employment Agreements” for a further description of the Winkelried Agreement and the Coulter Agreement.
Mr. Winkelried’s total annual incentive compensation to be determined by the Compensation Committee may be sourced from and includes non-pro rata performance allocations under the discretionary allocation component of our platform-level program, performance allocations from our pool program and grants of RSUs or other equity awards under the Omnibus Plan. Mr. Winkelried’s total annual incentive compensation to be determined by the Compensation Committee excludes: (i) formulaic or pro rata distributions on partnership interests from the platform-level program; (ii) distributions, dividends and dividend equivalents from equity awards under the Omnibus Plan and TPG Partner Units; (iii) the grant date value of TPG Partner Units previously granted to him; and (iv) the reallocation of forfeited TPG Partner Units that are part of a pro rata reallocation to active partners. The Baseline Total Annual Incentive Compensation is the
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sum of (i) the highest annual incentive from the pool program determined for any TPG Partner (including equity awards granted under the Omnibus Plan as a portion of such annual incentive but excluding any incentive in excess of the standard amounts that are determined in accordance with our customary annual incentive-setting practices); (ii) 120% of the average Benchmark Compensation (as described below) of the four highest compensated TPG partners other than Mr. Winkelried and Mr. Coulter; and (iii) any other annual award paid to any such four TPG partners that is intended to replace or supplement either or both of DAWPY (as described below) or annual incentives from the pool program. The Benchmark Compensation for each of the four highest paid TPG partners other than Mr. Winkelried and Mr. Coulter consists of, for each partner in a given year: (i) 50% of the average DAWPY received in that year; (ii) 100% of the average combined value of (a) the grant date value of RSUs or other equity awards granted under the Omnibus Plan with respect to that year (but excluding grants made for special, non-recurring reasons, special initial grants of equity awards made to our NEOs and equity awards granted as a portion of standard annual incentive distributions from the pool program) and (b) the ASC 718 expense of any long-term incentive award intended to replace or supplement awards under the Omnibus Plan over a multi-year compensation period; and (iii) any incentive from the pool program to a broad-based group of TPG partners that are in excess of the standard allocations. “DAWPY” refers to the actual “dollars at work” for a TPG partner, as applicable, in the performance allocations of TPG Funds as of the end of a year, calculated in accordance with customary TPG practices. If the Baseline Total Annual Incentive Compensation is calculated prior to the results of the fourth quarter in a given year, DAWPY will be calculated based on the results of the first three quarters and an estimate of the fourth quarter.
Determination of 2022 Annual Incentive Compensation of Named Executive Officers
Annual incentive compensation decisions are based on a range of factors, including an assessment of individual, team and firm performance, fund profitability and potential to contribute to long-term stockholder value. In late 2022, our CEO assessed the performance of each of our NEOs (other than himself and our Executive Chair), and the Compensation Committee assessed the performance of our Executive Chair and our CEO, in order to determine each NEO’s total annual incentive compensation for 2022. The summaries that follow describe the assessment of performance during 2022 and the resulting total annual incentive compensation decisions. In addition to the performance measures noted below, as an overall indicator of our firm profitability and financial performance, we examine key financial metrics, which inform the total annual incentive compensation for our people, including our NEOs. These metrics include our assets under management (“AUM”), distributable earnings per share, fee-related earnings (“FRE”), FRE margin (“FRE Margin”) and fund performance. For information on platform-level awards and discretionary allocations from our platform-level program other than as determined by our Compensation Committee, see “—Elements of 2022 Compensation of Named Executive Officers and Return on Equity—Variable Components: Partnership Interests and Performance Allocations—Platform-Level Program.”
Compensation of Chief Executive Officer
The Compensation Committee determined that, during 2022, Mr. Winkelried’s leadership, strategic vision, commercial instincts and decision-making improved the quality of our team and enhanced both our brand and the quality of our investment portfolio. The Compensation Committee also considered overall firm profitability and financial performance (as indicated by strong measures of certain key financial metrics such as AUM, distributable earnings per share, FRE, FRE Margin and fund performance), investment activity, capital formation, external stakeholder engagement, growth of our firm and stewardship of our values (including the positive trend in the percentage of employees who identify as diverse). As a result, the Compensation Committee determined that Mr. Winkelried’s total annual incentive compensation would be 110% of the Baseline Total Annual Incentive Compensation, calculated in accordance with the Winkelried Agreement and including the following components:

	Performance Allocations		Restricted Stock Units(3)
Annual Incentive Process	$3,800,000	(1)	$1,200,000
Compensation Committee Process	$10,000,000	(2)	$7,940,104
______________________
(1)Represents performance allocations to Mr. Winkelried as part of the year-end partner compensation process from our pool program.
(2)Represents performance allocations to Mr. Winkelried in accordance with his employment agreement from our pool program ($8,500,000) and a non-pro rata allocation from the discretionary allocation component of our platform-level program ($1,500,000).
(3)These RSUs were granted in 2023 and therefore do not appear in the Summary Compensation Table for 2022. For information about these RSUs, see “—Elements of 2022 Compensation of Named Executive Officers and Return on Equity—Variable Components: TPG Inc. Stock Awards under the Omnibus Plan—RSU Awards.”

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Compensation of Executive Chair
The Compensation Committee determined that, during 2022, Mr. Coulter was instrumental to our success as a result of his fundraising efforts, his engagement as a subject matter expert in our industry, his management over the Rise/Rise Climate portfolio, his thought leadership in the industry and his role as an impactful brand ambassador. The Compensation Committee also considered year-over-year comparisons of key performance indicators and certain financial performance measures (including AUM, distributable earnings per share, FRE, FRE Margin and fund performance) demonstrating the overall financial success of the Company. As a result, the Compensation Committee determined that Mr. Coulter’s total annual incentive compensation would be 104.5% of the Baseline Total Annual Incentive Compensation, calculated in accordance with the Coulter Agreement and including the following components:

	Performance Allocations		Restricted Stock Units(3)
Annual Incentive Process	$3,800,000	(1)	$1,200,000
Compensation Committee Process	$6,500,000	(2)	$5,545,547
______________________
(1)Represents performance allocations to Mr. Coulter as part of the year-end partner compensation process from our pool program.
(2)Represents performance allocations to Mr. Coulter in accordance with his employment agreement from our pool program.
(3)These RSUs were granted in 2023 and therefore do not appear in the Summary Compensation Table for 2022. For information about these RSUs, see “—Elements of 2022 Compensation of Named Executive Officers and Return on Equity—Variable Components: TPG Inc. Stock Awards under the Omnibus Plan—RSU Awards.”
Compensation of Other NEOs
Our CEO assessed the performance of each of our NEOs (other than himself and our Executive Chair) in order to determine each NEO’s total annual incentive compensation for 2022. Our CEO considered a range of factors as part of his assessment process, including each NEO’s overall performance and contributions in 2022 to the Company’s success, feedback from 360- and self-performance reviews, leadership and team-building in alignment with our values (including with respect to diversity, equity and inclusion of our people) and year-over-year comparisons of key performance indicators and certain financial performance measures (including AUM, distributable earnings per share, FRE, FRE Margin and fund performance) demonstrating the overall financial success of the Company. As a result, our CEO determined the following total annual incentive compensation for our NEOs, calculated in accordance with Company practice and including the following components:

NEO	Performance Allocations(1)	Restricted Stock Units(2)
Mr. Weingart	$3,600,000	$1,200,000
Mr. Sisitsky	$3,800,000	$1,200,000
Ms. Vazquez-Ubarri	$2,800,000	$1,200,000
______________________
(1)Represents performance allocations to the NEO as part of the year-end partner compensation process from our pool program.
(2)These RSUs were granted in 2023 and therefore do not appear in the Summary Compensation Table for 2022. For information about these RSUs, see “—Elements of 2022 Compensation of Named Executive Officers and Return on Equity—Variable Components: TPG Inc. Stock Awards under the Omnibus Plan—RSU Awards.”
Tax and Accounting Considerations
In making compensation decisions, the impact of accounting implications and tax treatment of significant compensation decisions are considered. We believe that accounting and tax considerations are only one aspect of determining compensation and should not unduly influence compensation program designs that are consistent with our overall compensation philosophy and objectives. We retain the discretion to modify, design and implement elements of our compensation program that may not be tax efficient or that could have adverse accounting consequences, as well as designing such elements with tax and accounting efficiencies in mind.
Hedging/Pledging and Recoupment Policies
We have adopted a policy regarding the hedging and pledging of shares of the Company by our employees, executive officers and directors under which hedging is prohibited and any pledge of Company stock requires prior approval. The policy does not govern pledging of TPG Partner Units or RemainCo interests, and any hedging or pledging remains subject to the transfer restrictions set forth in the Investor Rights Agreement (as defined below), as well as the terms of the Exchange Agreement (as defined below) and other agreements, as applicable. For information about existing pledges of our NEOs, see “Security Ownership of Certain Beneficial Owners and Management.” For a description of the transfer
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restrictions, see “Certain Relationships and Related Party Transactions—Related Persons Transactions—Investor Rights Agreement.” We expect to adopt a recoupment policy under which, upon certain triggering events, we may recoup or cancel all or a portion of certain incentive compensation from executive officers (as defined in accordance with SEC rules, which includes our NEOs) and, potentially, from other of our people. In addition, we will comply with Rule 10D-1 under the Exchange Act, implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).
COMPENSATION COMMITTEE REPORT
Our Compensation Committee members and other individuals who participated in compensation decisions of our NEOs for 2022 are listed below. Each has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, has determined that the Compensation Discussion and Analysis should be included in this proxy statement.
Mary Cranston, Chair
Gunther Bright
Deborah Messemer
Jim Coulter
Jon Winkelried
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Summary Compensation Table
The following table summarizes the compensation paid to our NEOs for the years ending December 31, 2022, 2021 and 2020.
In addition to the amounts reflected in the table below, our NEOs receive distributions from us based on their ownership of TPG Partner Units and RemainCo interests, which are not considered to be compensation by us. For information on these distributions and changes in accounting treatment of TPG Partner Units and RemainCo interests following the IPO, see “—Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table—TPG Partner Holdings Interests.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards($)(2)	All other compensation ($)(3)	Total compensation ($)
Jim Coulter	2022	500,000	—	3,074,238	18,629,786	22,204,024
Founder and Executive	2021	700,000	6,000,000	—	28,410,392	35,110,392
Chair	2020	700,000	5,000,000	—	6,936,010	12,636,010
Jon Winkelried	2022	500,000	—	1,444,436	32,142,800	34,087,235
Chief Executive Officer	2021	700,000	6,000,000	—	13,475,842	20,175,842
	2020	700,000	5,000,000	—	3,589,944	9,289,944
Jack Weingart	2022	500,000	—	12,119,232	27,320,503	39,939,735
Chief Financial Officer	2021	500,000	5,250,000	—	26,645,309	32,395,309
	2020	500,000	4,500,000	—	5,318,444	10,318,444
Todd Sisitsky	2022	500,000	—	16,552,758	46,834,133	63,886,891
President	2021	500,000	5,750,000	—	45,705,793	51,955,793
	2020	500,000	5,000,000	—	9,072,258	14,572,258
Anilu Vazquez-Ubarri	2022	500,000	—	7,944,100	5,174,648	13,618,749
Chief Human	2021	500,000	3,750,000	—	1,216,290	5,466,290
Resources Officer	2020	500,000	2,050,000	—	333,478	2,883,478
(1)Prior to the IPO, our NEOs received discretionary cash bonuses. Following the IPO, our NEOs are no longer expected to be eligible to receive discretionary cash bonuses, and none were awarded to NEOs for 2022. NEOs are eligible to receive performance allocations on partnership interests through our platform-level program and pool program. The distributions of performance allocations for services in 2022 are disclosed in the “All Other Compensation” column of the Summary Compensation Table.
(2)This column reflects the aggregate grant date fair value of the RSUs and PRSUs granted to NEO in connection with the IPO in 2022, determined in accordance with ASC 718. The grant date fair value of each award was determined based on the fair value of TPG’s common stock on the date of grant, except that the fair value of each PRSU was estimated using a Monte Carlo simulation valuation model. For information about the RSU and PRSU grant made in 2022, see the Grants of Plan-Based Awards table, below. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the awards reported, please see the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. This column also reflects the reallocation date fair value, determined in accordance with ASC 718, of TPG Partner Units that were forfeited by partners upon termination and reallocated to our NEOs in 2022 in accordance with the Seventh Amended and Restated Limited Partnership Agreement of TPG Partner Holdings in the following amounts: for Mr. Coulter $3,074,238; for Mr. Winkelried $1,444,436; for Mr. Weingart $402,691; for Mr. Sisitsky $930,727; and for Ms. Vazquez-Ubarri $133,079. RSUs granted as a portion of total annual incentive compensation for services in 2022 and additional RSUs granted to Mr. Winkelried and Coulter in the discretion of the Compensation Committee as described in the Compensation Discussion and Analysis were granted in 2023 and will be reported in the Summary Compensation Table included in our 2024 proxy statement. For information about the RSUs granted to each of our NEOs, see “Compensation Discussion and Analysis—Determination of 2022 Annual Incentive Compensation of Named Executive Officers.”
(3)This column reflects distributions of performance allocations from our platform-level program for 2022 to our NEOs as follows: for Mr. Coulter $8,312,364; for Mr. Winkelried $19,718,039 (including $1,500,000 in a non-pro rata allocation from the discretionary allocation component as determined by the Compensation Committee); for Mr. Weingart $23,705,809; for Mr. Sisitsky $43,031,946; and for Ms. Vazquez-Ubarri $2,348,139 (including $1,000,000 in a non-pro rata allocation from the discretionary allocation component). This column also includes distributions of performance allocations from our pool program for services in 2022 in the following amounts: for Mr. Coulter $10,300,000 (including $6,500,000 as determined by the Compensation Committee); for Mr. Winkelried $12,300,000 (including $8,500,000 as determined by the Compensation Committee); for Mr. Weingart $3,600,000; for Mr. Sisitsky $3,800,000; and for Ms. Vazquez-Ubarri $2,800,000. This column does not include realized performance allocations from the pool program that related to 2022 performance but are reserved for future distribution or are subject to service-based vesting after the end of 2022. This column also includes the following amounts related to perquisites in 2022, calculated as the aggregate incremental cost to the Company for each perquisite: for Mr. Coulter $15,270 for legal services; for Mr. Winkelried $15,323 for legal services, $82,270 for personal security services and $25,000 for financial planning services; for Mr. Weingart $12,500 for personal office; and for Ms. Vazquez-Ubarri $24,315 for financial planning services. In 2022, our NEOs had access to aircraft and car services for personal use at no incremental cost to us because they bore the cost. This column also includes the following amounts in 2022 related to umbrella liability insurance premiums: for Mr. Coulter $2,152, of which $535 is for tax reimbursements; for Mr. Winkelried $2,168, of which $551 is for tax reimbursements; for Mr. Weingart $2,194, of which $577 is for tax reimbursements; for Mr. Sisitsky $2,187, of which $570 is for tax reimbursements; and for Ms. Vazquez-Ubarri $2,194, of which $577 is for tax reimbursements. In certain instances, the Company may provide resources to family offices of our people, including off-site information technology services, which are at no incremental cost to the Company. For information about family office services arrangements, see “— Certain Relationships and Related Party Transactions—Related Person Transactions—Exchange Agreement.”
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Grants of Plan-Based Awards
The following table contains information about the equity awards accounted for under ASC 718 granted to our NEOs in 2022, including awards that subsequently have been transferred.

	Grant Date(1)	Estimated future payouts under equity incentive plan awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value or Modification Date Incremental Fair Value of Stock and Option Awards ($)(5)
Name		Threshold (#)	Target (#)	Maximum (#)
Jim Coulter	9/16/2022	—	—	—	115,643	(3)	3,074,238
Jon Winkelried	9/16/2022	—	—	—	54,335	(3)	1,444,436
Jack Weingart	1/13/2022	—	—	—	254,238	(4)	7,500,021
	1/13/2022	—	254,237	254,237	—		4,216,520
	9/16/2022	—	—	—	15,148	(3)	402,692
Todd Sisitsky	1/13/2022	—	—	—	338,983	(4)	9,999,999
	1/13/2022	—	338,983	338,983	—		5,622,032
	9/16/2022	—	—	—	35,011	(3)	930,727
Anilu Vazquez-Ubarri	1/13/2022	—	—	—	169,492	(4)	5,000,014
	1/13/2022	—	169,491	169,491	—		2,811,007
	9/16/2022	—	—	—	5,006	(3)	133,079
(1)Awards granted on January 13, 2022 were approved by the board of directors on December 20, 2021.
(2)Represents PRSUs granted in connection with the IPO. For the performance-vesting and service-vesting conditions of the PRSUs, see “Compensation Discussion and Analysis—Elements of 2022 Compensation of Named Executive Officers and Return on Equity—Variable Components: TPG Inc. Stock Awards under the Omnibus Plan—Long-Term Performance Incentive Awards.”
(3)Represents TPG Partner Units allocated in accordance with the Seventh Amended and Restated Limited Partnership Agreement of TPG Partner Holdings upon their forfeiture by a former partner of Partner Holdings. 33% of these interests vest on each of the first, second and third anniversaries of the date of grant.
(4)Represents RSUs granted in connection with the IPO. 25% of the RSUs will vest on each of the second, third, fourth and fifth anniversaries of the date of January 13, 2022.
(5)Represents the aggregate grant date fair value of all TPG Partner Units, RSUs and PRSUs granted to NEOs in 2022, calculated in accordance with the ASC 718. The grant date fair value of each award was determined based on the fair value of TPG’s common stock on the date of grant, except that the fair value of each PRSU was estimated using a Monte Carlo simulation valuation model. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the awards reported, please refer to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table
Summary of NEO Employment Agreements
TPG Global, LLC (“TPG Global”) entered into offer letters with each of our NEOs other than Mr. Winkelried and Mr. Coulter upon the commencement of their employment that are materially consistent with our form of offer letter used in the United States. These offer letters indicate the individual’s initial title, base salary and, if applicable, sign-on bonus and relocation benefits, as well as eligibility for discretionary incentive and the health and welfare benefit programs of TPG Global and its affiliates. These offer letters generally require compliance with company policy and may contain standard confidentiality covenants. Our NEOs may also receive partnership interests or other incentive awards upon joining us.
The Company and certain affiliates of the Company entered into an employment agreement with each of Messrs. Winkelried and Coulter, each dated as of December 15, 2021 and approved by our board of directors on December 14, 2021, that each provides for the terms of Messrs. Winkelried’s and Coulter’s employment with the Company. Pursuant to the agreements, each of Messrs. Winkelried and Coulter is entitled to coverage under TPG employee benefit programs, plans and practices commensurate with his position and that are generally made available to the Founders, including rights to make side-by-side investments in TPG Funds consistent with opportunities available at the relevant time to TPG’s senior active partners and on the same terms and conditions as such senior active partners. Messrs. Winkelried and Coulter are entitled to reimbursement for all reasonable expenses for travel, lodging, entertainment and other business expenses at a “first class” level as consistent with TPG’s reimbursement policies, and perquisites commensurate with their positions, including private aircraft services for business travel. Messrs. Winkelried and Coulter are generally indemnified under their employment agreements for any and all costs, expenses, liabilities and losses with respect to actions taken in connection with their services to TPG. See “Compensation Discussion and Analysis—Compensation of Chief Executive Officer and Executive Chair” for a further description of the Winkelried Agreement and
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the Coulter Agreement. Pursuant to these agreements, Messrs. Winkelried and Coulter have certain payment and benefit rights upon a termination of employment, including orderly retirement provisions (in Mr. Winkelried’s case not effective until 2025), contingent upon execution of a mutual release of claims and compliance with the restrictive covenants set forth in the GP LLC limited liability company agreement. For a discussion of the potential severance benefits payable under the Winkelried Agreement and the Coulter Agreement in the event of a termination of employment as of December 31, 2022, see “—Potential Payments upon Termination or Change in Control.”
TPG Partner Holdings Interests
In addition to the amounts reflected in the Summary Compensation Table, our NEOs receive distributions from us based on their ownership of TPG Partner Units and RemainCo interests (prior to our Reorganization, their ownership of TPG Partner Holding interests), which are not considered to be compensation by us. In 2022, our NEOs received the following distributions on their ownership of TPG Partner Units and RemainCo interests arising from the Reorganization to the extent the interests were unvested at the time of the distribution: Mr. Coulter ($2,763,542); Mr. Winkelried ($5,352,943); Mr. Weingart ($4,732,084); Mr. Sisitsky ($9,977,800); and Ms. Vazquez-Ubarri ($3,635,244). In each of 2021 and 2020, respectively, our NEOs received the following distributions on their ownership of TPG Partner Holding interests, which, prior to the IPO, had been accounted for as equity allocations to owners of our business and not under ASC 718: Mr. Coulter ($174,784,766, $63,936,329); Mr. Winkelried ($76,185,268, $26,504,308); Mr. Weingart ($18,005,552, $6,558,390); Mr. Sisitsky ($48,861,472, $23,223,920); and Ms. Vazquez-Ubarri ($2,540,000, $497,687). Further information on the TPG Partner Units and RemainCo interests is provided below.
TPG Partner Units
TPG Partner Holdings is the indirect majority unitholder of the TPG Operating Group. All TPG Partner Holdings interests are held by our current and former senior people (or related parties, such as estate planning vehicles). Prior to the IPO, the outstanding TPG Partner Holdings interests were converted into “TPG Partner Units” and “Promote Units.” TPG Partner Units, whether vested or unvested, entitle the holders to current distributions sourced from Common Units (as defined in both the Existing Charter and the Amended Charter) (the “Common Units”) in TPG Operating Group, on a similar basis to the stockholders of the Company (except on a pre-tax basis) and the Promote Units are a component of our pool program, see “—Elements of 2022 Compensation of Named Executive Officers and Return on Equity—Variable Components: Partnership Interests and Performance Allocations—Pool Program.” Following the IPO, no additional TPG Partner Holdings interests have been (or are anticipated to be) granted, although the pro rata reallocations of TPG Partner Units described below may be treated as new grants for accounting purposes. For more information regarding the conversion of TPG Partner Holdings interests into TPG Partner Units, see “Certain Relationships and Related Party Transactions—Related Persons Transactions—Reorganization-and IPO-Related Transactions.”
TPG Partner Units align our NEOs’ interests with the overall success of the TPG Operating Group and allow them to participate in the profits of our activities. TPG Partner Units that are unvested are subject to immediate forfeiture upon termination of service although they may be accelerated on a discretionary basis or otherwise in accordance with executive employment agreements. Upon forfeiture, TPG Partner Units are reallocated to active partners in good standing on a generally pro rata basis dependent upon their ownership percentage of TPG Partner Units prior to the IPO, but in some circumstances may be cancelled rather than reallocated. The reallocations upon forfeiture and any distributions made on TPG Partner Units in 2022 were not considered part of our current compensation decision-making. These interests are also subject to restrictive covenants (as described below under “—Restrictive Covenants”). In the event of a holder’s termination of service due to death or disability, any unvested TPG Partner Units held by such person would receive two years of accelerated forward vesting, as may be modified by executive employment agreements. The prior two years of vesting on certain TPG Partner Units are subject to forfeiture if the applicable holder is terminated with cause or breaches his or her restrictive covenants. Certain TPG Partner Units that remain outstanding following a termination are subject to repurchase rights of TPG Partner Holdings in the event of a termination for cause or breach of restrictive covenants. TPG Partner Units are generally subject to transfer restrictions, except with respect to customary permitted transfers. For more information about these transfer restrictions, see “Certain Relationships and Related Party Transactions—Related Person Transactions—Exchange Agreement.”
After TPG Partner Units vest, pursuant to the Exchange Agreement, each Common Unit indirectly held by the holder of the vested TPG Partner Units (as a result of its ownership of the vested TPG Partner Units) will be exchangeable for cash equal to the value of one share of Class A common stock from a substantially concurrent public offering or private sale (based on the closing price per share of the Class A common stock on the day before the pricing of such future public offering or private sale (taking into account customary brokerage commissions or underwriting discounts actually incurred)) or, at our election, for one share of our Class A common stock (or, in certain cases, for shares of nonvoting Class
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A common stock). In the event that, at the time of an exchange, there is a limitation on the Class A common stock then available for distribution, certain TPG Partner Units (including certain TPG Partner Units held by our NEOs) will retain a right to effect an exchange ahead of other TPG Partner Units.
In 2022, prior to the IPO, our NEOs received new issuances of TPG Partner Holdings interests with respect to services provided in 2021 and additional TPG Partner Holdings interests. With respect to the interests for 2021, vesting was as follows for our NEOs: Messrs. Coulter and Winkelried (vested as to fifty percent at grant and fifty percent vesting ratably over four years); Messrs. Weingart and Sisitsky and Ms. Vazquez-Ubarri (vesting ratably over seven years). The additional interests generally vest in six annual installments with the first installment vesting on December 31, 2022. All TPG Partner Holdings interests, including as described in this paragraph, converted into TPG Partner Units at the time of the IPO and to the extent unvested retained the vesting schedule that was affixed to the TPG Partner Holdings interests from which they derived. Also in 2022, forfeiture reallocations of TPG Partner Units were made to our NEOs (vesting ratably over three years with the first installment vesting on January 13, 2024).
As a private company, issuances of TPG Partner Holdings interests, which provided holders of these partnership interests eligibility to participate in performance allocations and management fees, were accounted for as equity allocations. However, following the IPO, we are accounting for the TPG Partner Units as equity awards under ASC 718. The grants made in 2022 prior to the IPO were granted at a time when issuances of TPG Partner Holdings interests were not accounted for as equity awards under ASC 718 and the modification of the TPG Partner Holdings interests that were outstanding as of the effectiveness of the IPO, including these grants, did not result in any additional incremental cost under ASC 718. As a result, no value for these awards appears in the Summary Compensation Table for 2022. Forfeiture reallocations to our NEOs in 2022 are reported in the “Stock Awards” column of the Summary Compensation Table for the year in which the reallocation occurs. Details regarding the NEOs’ unvested TPG Partner Units are included in the “—Outstanding Equity Awards as of the End of 2022” table below.
RemainCo Interests
As part of our Reorganization in conjunction with the IPO, the TPG Operating Group transferred certain assets to Tarrant RemainCo I, L.P., Tarrant RemainCo II, L.P., and Tarrant RemainCo III, L.P. (together, “RemainCo”). The transferred assets primarily include: (i) minority interests in certain sponsors unaffiliated with TPG; (ii) the right to certain performance allocations from partnership interests in TPG funds; (iii) certain side-by-side investment interests; and (iv) cash. When the TPG Operating Group transferred these assets to RemainCo, the owners of the TPG Operating Group received an interest in RemainCo proportionate to their then current interest in TPG Operating Group (which, for our partners, including our NEOs, was their TPG Partner Holdings interests). RemainCo interests, whether vested or unvested, entitle the holders to current distributions sourced from the transferred assets to RemainCo as described above. Following the IPO, no additional RemainCo interests have been (or are anticipated to be) granted. For more information regarding the issuance of RemainCo interests, see “Certain Relationships and Related Party Transactions—Related Persons Transactions—Reorganization-and IPO-Related Transactions.”
RemainCo interests that are unvested are generally subject to immediate forfeiture upon termination of service although they may be accelerated on a discretionary basis or otherwise in accordance with executive employment agreements. Upon a termination of service due to death or disability, RemainCo interest holders are entitled to receive two years of accelerated forward vesting on these interests. Any distributions made on RemainCo interests are not considered part of our current compensation decision-making process.
The RemainCo interests were issued with the vesting schedule that was affixed to the TPG Partner Holdings interests from which they derived. For further details on the vesting of these interests, see “—Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table—TPG Partner Holdings Interests—TPG Partner Units” above.
As a private company, the issuance of the RemainCo interests was accounted for as an equity allocation. However, following the IPO, we are accounting for the RemainCo interests as equity awards under ASC 718. The RemainCo grants were made prior to the IPO at a time when issuances of RemainCo interests were not accounted for as equity awards under ASC 718 and the modification of the RemainCo interests that were outstanding as of the effectiveness of the IPO did not result in any additional incremental cost under ASC 718. As a result, no value for these awards appears in the Summary Compensation Table for 2022. Details regarding the NEO’s unvested RemainCo interests are included in the “—Outstanding Equity Awards as of the End of 2022” table below.
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Outstanding Equity Awards at Fiscal Year-End
The following table contains information about the unvested equity awards accounted for under ASC 718 that are outstanding and held by our NEOs as of December 31, 2022.

Name	Stock Awards
	Number of shares of stock or units that have not vested (#)		Market value of shares of stock or units that have not vested (#)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Jim Coulter	717,814	(3)	15,784,730
	115,643	(4)	2,687,690
	4,190	(5)	1,917,009
Jon Winkelried	1,557,554	(6)	35,363,946
	54,335	(7)	1,262,816
	11,110	(8)	5,083,047
Jack Weingart	1,486,799	(9)	34,086,376
	15,148	(10)	352,057
	11,714	(11)	5,359,389
	254,237	(12)	7,075,444
				254,237	(13)	4,292,791
Todd Sisitsky	2,587,521	(14)	58,012,921
	35,011	(15)	813,699
	34,434	(16)	15,754,244
	338,983	(17)	9,433,897
				338,983	(18)	5,723,727
Anilu Vazquez-Ubarri	1,232,472	(19)	28,215,393
	5,006	(20)	116,346
	10,143	(21)	4,640,625
	169,491	(22)	4,716,962
				169,491	(23)	2,861,855
(1)The market value reported for TPG Partner Units has been derived utilizing a per unit value of $27.83, TPG’s closing stock price on December 30, 2022, the last trading day of the 2022 fiscal year, and adjusting it for factors unique to TPG Partner Units, multiplied by the number of unvested TPG Partner Units held by each NEO. Expense amounts for the value of RemainCo interest have been derived based on the fair value of RemainCo, utilizing a discounted cash flow valuation approach, multiplied by the number of unvested RemainCo interests held by each NEO. The market value of RSUs has been calculated by multiplying the number of unvested RSUs as of December 31, 2022 by $27.83, TPG’s closing stock price on December 30, 2022, the last trading day of the 2022 fiscal year.
(2)The market value of PRSUs has been estimated using a Monte Carlo simulation valuation model as of December 30, 2022, the last trading day of the 2022 fiscal year. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the PRSUs reported, please refer to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(3)Represent TPG Partner Units granted prior to the IPO. These interests vest as follows: 373,521 vest on December 31, 2023, 254,984 vest on December 31, 2024, 89,309 and vest on December 31, 2025.
(4)Represent TPG Partner Units allocated in accordance with Partner Holdings’ limited partnership agreement upon their forfeiture by a former partner of Partner Holdings. These interests vest as follows: 38,549 vest on January 13, 2024, 38,548 vest on January 13, 2025 and 38,546 vest on January 13, 2026.
(5)Represent RemainCo interests granted prior to the IPO. These interests vest as follows: 3,158 vest on December 31, 2023 and 1,032 vest on December 31, 2024.
(6)Represent TPG Partner Units granted prior to the IPO. These interests vest as follows: 585,526 vest on December 31, 2023, 466,988 vest on December 31, 2024, 238,373 vest on December 31, 2025, 133,334 vest on December 31, 2026 and 133,333 vest on December 31, 2027.
(7)Represent TPG Partner Units allocated in accordance with Partner Holdings’ limited partnership agreement upon their forfeiture by a former partner of Partner Holdings. These interests vest as follows: 18,111 vest on January 13, 2024, 18,111 vest on January 13, 2025 and 18,113 vest on January 13, 2026.
(8)Represent RemainCo interests granted prior to the IPO. These interests vest as follows: 7,012 vest on December 31, 2023 and 4,098 vest on December 31, 2024.
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(9)Represent TPG Partner Units granted prior to the IPO. These interests vest as follows: 334,018 vest on December 31, 2023, 334,018 vest on December 31, 2024, 294,172 vest on December 31, 2025, 270,264 vest on December 31, 2026, 230,420 vest on December 31, 2027 and 23,907 vest on December 31, 2028.
(10)Represent TPG Partner Units allocated in accordance with Partner Holdings’ limited partnership agreement upon their forfeiture by a former partner of Partner Holdings. These interests vest as follows: 5,050 vest on January 13, 2024, 5,050 vest on January 13, 2025 and 5,048 vest on January 13, 2026.
(11)Represent RemainCo interests granted prior to the IPO. These interests vest as follows: 3,000 vest on December 31, 2023, 2,999 vest on December 31, 2024, 2,286 vest on December 31, 2025, 1,858 vest on December 31, 2026, 1,142 vest on December 31, 2027 and 429 vest on December 31, 2028.
(12)Represent RSUs granted in connection with the IPO. 25% of the RSUs will vest on each of the second, third, fourth and fifth anniversaries of the date of January 13, 2022.
(13)Represent PRSUs granted in connection with the IPO. For the performance-vesting and service-vesting conditions of the PRSUs, see “Compensation Discussion and Analysis—Elements of 2022 Compensation of Named Executive Officers and Return on Equity—Variable Components: TPG Inc. Stock Awards under the Omnibus Plan—Long-Term Performance Incentive Awards.”
(14)Represent TPG Partner Units granted prior to the IPO. These interests vest as follows: 895,410 vest on December 31, 2023, 824,612 vest on December 31, 2024, 469,342 vest on December 31, 2025, 177,164 vest on December 31, 2026, 177,163 vest on December 31, 2027 and 43,830 vest on December 31, 2028.
(15)Represent TPG Partner Units allocated in accordance with Partner Holdings’ limited partnership agreement upon their forfeiture by a former partner of Partner Holdings. These interests vest as follows: 11,671 vest on January 13, 2024, 11,671 vest on January 13, 2025 and 11,669 vest on January 13, 2026.
(16)Represent RemainCo interests granted prior to the IPO. These interests vest as follows: 13,661 vest on December 31, 2023, 12,392 vest on December 31, 2024, 6,024 vest on December 31, 2025, 786 vest on December 31, 2026, 785 vest on December 31, 2027 and 786 vest on December 31, 2028.
(17)Represent RSUs granted in connection with the IPO. 25% of the RSUs will vest on each of the second, third, fourth and fifth anniversaries of the date of January 13, 2022.
(18)Represent PRSUs granted in connection with the IPO. For the performance-vesting and service-vesting conditions of the PRSUs, see “Compensation Discussion and Analysis—Elements of 2022 Compensation of Named Executive Officers and Return on Equity—Variable Components: TPG Inc. Stock Awards under the Omnibus Plan—Long-Term Performance Incentive Awards.”
(19)Represent TPG Partner Units granted prior to the IPO. These interests vest as follows: 292,715 vest on December 31, 2023, 292,715 vest on December 31, 2024, 236,931 vest on December 31, 2025, 181,149 vest on December 31, 2026, 181,147 vest on December 31, 2027 and 47,815 vest on December 31, 2028.
(20)Represent TPG Partner Units allocated in accordance with Partner Holdings’ limited partnership agreement upon their forfeiture by a former partner of Partner Holdings. These interests vest as follows: 1,668 vest on January 13, 2024, 1,668 vest on January 13, 2025 and 1,670 vest on January 13, 2026.
(21)Represent RemainCo interests granted prior to the IPO. These interests vest as follows: 2,857 vest on December 31, 2023, 2,857 vest on December 31, 2024, 1,858 vest on December 31, 2025, 857 vest on December 31, 2026, 857 vest on December 31, 2027 and 857 vest on December 31, 2028.
(22)Represent RSUs granted in connection with the IPO. 25% of the RSUs will vest on each of the second, third, fourth and fifth anniversaries of the date of January 13, 2022.
(23)Represent PRSUs granted in connection with the IPO. For the performance-vesting and service-vesting conditions of the PRSUs, see “Compensation Discussion and Analysis—Elements of 2022 Compensation of Named Executive Officers and Return on Equity—Variable Components: TPG Inc. Stock Awards under the Omnibus Plan—Long-Term Performance Incentive Awards.”
Stock Vested
The following table contains information about the equity awards accounted for under ASC 718 held by our NEOs that vested during 2022.

Name	Stock Awards
	Number of shares or units acquired on vesting (#)		Value realized on vesting ($)(1)
Jim Coulter	521,950	(2)	11,477,681
	7,221	(3)	3,303,752
Jon Winkelried	733,954	(2)	16,362,315
	10,767	(3)	4,926,118
Jack Weingart	512,022	(2)	11,537,698
	5,676	(3)	2,596,884
Todd Sisitsky	1,301,228	(2)	28,836,670
	20,936	(3)	9,578,639
Anilu Vazquez-Ubarri	292,715	(2)	6,659,469
	2,857	(3)	1,307,135
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(1)The “value realized” upon vesting of these TPG Partner Units and RemainCo interest has been derived utilizing a per unit value of $27.83, TPG’s closing stock price on the vesting date (in this case December 30, 2022, the last trading day of the 2022 fiscal year), and adjusting it for factors unique to TPG Partner Units, multiplied by the number of vested TPG Partner Units held by each NEO. Expense amounts for the value of RemainCo interest have been derived based on the fair value of RemainCo, utilizing a discounted cash flow valuation approach, multiplied by the number of vested RemainCo interests held by each NEO.
(2)Represents the number of TPG Partner Units that vested on December 31, 2022.
(3)Represents the number of RemainCo interests that vested on December 31, 2022.
Potential Payments upon Termination or Change in Control
Jon Winkelried
Pursuant to the Winkelried Agreement, Mr. Winkelried has certain payment and benefit rights upon a termination of employment, contingent upon Mr. Winkelried’s execution of a mutual release of claims and his compliance with the restrictive covenants set forth in the GP LLC limited liability company agreement. Assuming Mr. Winkelried experienced a termination of employment on December 31, 2022, the potential payments and benefits he would have become entitled to receive pursuant to the Winkelried Agreement, as calculated in accordance with SEC rules, would have been valued as follows, which may not be reflective of actual values in the event of an actual termination:
•Cash Severance. If terminated by TPG without “cause,” by his resignation with “good reason” or “enhanced good reason,” (each as defined in the Winkelried Agreement) or due to non-renewal of the term of the Winkelried Agreement by TPG (each, a “qualified termination”), Mr. Winkelried would have received payments equal to: (i) four times the sum of his average total annual incentive compensation and base salary for the two preceding years ($139,486,010) (after the Sunset, the four times multiple will be reduced to a two times multiple and, in the case of an “orderly retirement” (as defined in the Winkelried Agreement), a one times multiple); and (ii) the discretionary allocations under the pool program, including the grant date value of equity awards granted under the Omnibus Plan in connection with such allocation, in the year preceding termination ($6,000,000). Payments pursuant to clause (i) would be made in equal installments over 24 months, unless the termination of employment is within one year following a “change in control” (as defined in the Winkelried Agreement) in which case payment would be in a lump sum on the first regularly scheduled payroll date following the 60th day after the termination date.
•Equity Treatment. If Mr. Winkelried had experienced a qualified termination or upon his “disability” (as defined in the Winkelried Agreement) or his death, Mr. Winkelried would have received continued vesting of his TPG Partner Units ($36,626,762), awards from our platform-level program and equity awards granted under the Omnibus Plan (including such equity awards issued in connection with the pool program or any other performance allocation or annual incentive program adopted by us) held by him as of the termination date, as well as the retention of any such award that is vested as of the termination date. If Mr. Winkelried resigned without good reason or enhanced good reason, he would have received continued vesting of equity awards granted under the Omnibus Plan and issued in connection with the pool program or any other performance allocation or annual incentive program adopted by us that were held by him as of the termination date (none were held as of December 31, 2022). Pursuant to governing documentation with respect to RemainCo interests and not the Winkelried Agreement, upon his disability or death, he would receive two years of accelerated forward vesting on his RemainCo interests ($5,083,047). If Mr. Winkelried’s employment were terminated by the Company for cause or material breach of his restrictive covenants, all of his outstanding and unvested TPG Partner Units, outstanding and unvested awards from our platform-level program and outstanding and unvested equity interests granted under the Omnibus Plan, including RSUs granted as a portion of total annual incentive compensation, would be forfeited, and Mr. Winkelried would remain subject to the forfeiture provisions of the governing documents related to such equity interests. In the case of any termination other than by him without good reason or by the Company for cause or material breach of his restrictive covenants, he would be deemed a Type 1 Leaver, as defined in the Seventh Amended and Restated Limited Partnership Agreement of TPG Partner Holdings, making him subject to a shorter period of restrictive covenants. In connection with a change in control, unvested TPG Partner Units, unvested awards from our platform-level program and unvested equity interests granted under the Omnibus Plan that are not assumed by the successor or ultimate parent of the Company would vest in full and, if such awards remain outstanding following the change in control, they would vest in full if Mr. Winkelried is terminated within one year following a change in control.
•Health and Transition Benefits. If Mr. Winkelried experiences a qualified termination, resigned or upon his disability or his death, he would have received post-employment benefits and perquisites, including lifetime health benefits for himself and his spouse ($1,537,000), and, for a period of five years, a personal assistant and office space (including IT support) ($1,275,000).
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•Other Benefits. If Mr. Winkelried experienced a qualified termination, resigned or upon his disability or his death, he would have received: (i) the continued right to make side-by-side investments in TPG Funds consistent with opportunities available at the relevant time to senior active partners (limited, in the event of death, to five years and an allocation of 0.5% of the aggregate commitment to any TPG Fund); (ii) the continued right to indemnification and insurance coverage; and (iii) treatment in the same manner as our Founders in relation to contractual lock-ups and liquidity tranches that limit his ability to exchange his TPG Partner Units or sell his shares of common stock of the Company.
Jim Coulter
Pursuant to the Coulter Agreement, Mr. Coulter has certain payment and benefit rights upon a termination of employment, contingent upon Mr. Coulter’s execution of a mutual release of claims and his compliance with the restrictive covenants set forth in the GP LLC limited liability company agreement. Mr. Coulter cannot be terminated by the Company prior to the Sunset, and instead his employment with the Company will continue until he ceases being a member of GP LLC, which is only terminable in the event of his resignation, disability, death and limited reasons for cause. Mr. Coulter’s separation entitlements and obligations generally mirror those in Mr. Winkelried’s agreement, including, following the Sunset, upon a termination by the Company (which entitlements and obligations are not described below because Mr. Coulter could not have been terminated by the Company on December 31, 2022). The Coulter Agreement does not provide Mr. Coulter with enhanced good reason. Assuming Mr. Coulter experienced an available termination of employment on December 31, 2022, the potential payments and benefits he would have become entitled to receive pursuant to the Coulter Agreement, as calculated in accordance with SEC rules, would have been valued as follows, which may not be reflective of actual values in the event of an actual termination:
•Cash Severance. If Mr. Coulter resigned with “good reason” (as defined in the Coulter Agreement), Mr. Coulter would have received payments equal to: (i) two times the sum of his average total annual incentive compensation and base salary for the two preceding years ($62,602,673) (the two times multiple would be reduced to a one times multiple in the case of an “orderly retirement” (as defined in the Coulter Agreement)); and (ii) the discretionary allocations under the pool program, including the grant date value of equity awards granted under the Omnibus Plan in connection with such allocation, in the year preceding termination ($6,000,000). Payments pursuant to clause (i) would be made in equal installments over 24 months, unless the termination of employment is within one year following a “change in control” (as defined in the Coulter Agreement) in which case payment would be in a lump sum on the first regularly scheduled payroll date following the 60th day after the termination date.
•Equity Treatment. If Mr. Coulter resigned with good reason or upon an orderly retirement, his “disability” (as defined in the Coulter Agreement) or his death, Mr. Coulter would have received continued vesting of his TPG Partner Units ($18,472,420), awards from our platform-level program and equity awards granted under the Omnibus Plan (including such equity awards issued in connection with the pool program or any other performance allocation or annual incentive program adopted by us) held by him as of the termination date, as well as the retention of any such award that is vested as of the termination date. If Mr. Coulter resigned without good reason, continued vesting of equity awards granted under the Omnibus Plan and issued in connection with the pool program or any other performance allocation or annual incentive program adopted by us that were held by him as of the termination date (none were held as of December 31, 2022). Pursuant to governing documentation with respect to RemainCo interests and not the Coulter Agreement, upon his disability or death, he would receive two years of accelerated forward vesting on his RemainCo interests ($1,917,009). In the case of any resignation other than by him with good reason or upon orderly retirement, his disability or his death, he will be deemed a Type 1 Leaver, as defined in the Seventh Amended and Restated Limited Partnership Agreement of TPG Partner Holdings, making him subject to a shorter period of restrictive covenants. In connection with a change in control, unvested TPG Partner Units, unvested awards from our platform-level program and unvested equity interests granted under the Omnibus Plan that are not assumed by the successor or ultimate parent of the Company would vest in full and, if such awards remain outstanding following the change in control, they would vest in full if Mr. Coulter is terminated within one year following a change in control.
•Health and Transition Benefits. If Mr. Coulter resigned with good reason or upon an orderly retirement, his disability or his death, post-employment benefits and perquisites, including lifetime health benefits for himself and his spouse ($1,486,000), and, for a period of five years, a personal assistant and office space (including IT support) ($1,275,000).
•Other Benefits. If Mr. Coulter resigned with good reason or upon an orderly retirement, his disability or his death, he would have received: (i) the continued right to make side-by-side investments in TPG Funds consistent with opportunities available at the relevant time to senior active partners (limited, in the event of death, to five years and an
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allocation of 0.5% of the aggregate commitment to any TPG Fund); and (ii) the continued right to indemnification and insurance coverage.
Other NEO Arrangements
None of the offer letters for the NEOs other than Mr. Winkelried or Mr. Coulter provides for benefits upon a termination of employment or change in control. Pursuant to the governing documents for TPG Partner Units and RemainCo interests, in the event of death or “disability” (as defined therein) of a holder of TPG Partner Units or RemainCo interests, including our NEOs, any unvested TPG Partner Units or RemainCo interests held by such person would receive two years of accelerated forward vesting. Assuming our other NEOs experienced a termination of employment on December 31, 2022 due to death or “disability,” this accelerated forward vesting, as calculated in accordance with SEC rules, would have been valued as follows, which may not be reflective of actual values in the event of an actual termination: Mr. Sisitsky ($50,459,634); Mr. Weingart ($18,108,809); and Ms. Vazquez-Ubarri ($15,971,976).
Restrictive Covenants
The governing documents for partnership interests held in connection with the platform-level program, TPG Partner Units, RemainCo interests and RSUs include restrictive covenants that impose obligations on our NEOs. Such obligations include a restriction on soliciting our people for 18 months following termination and a restriction on providing services to a competitor or soliciting our investors for a certain period of time depending on the reason for the termination (e.g., for 18 months if terminated with cause and for six months if terminated without cause). In addition, our NEOs are subject to confidentiality (which includes use of “pipeline” and “track records”), work product, non-disparagement and non-publicity covenants.
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ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Act, our stockholders are entitled to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Please read the “Executive Compensation” section of this proxy statement for additional details about our executive compensation program.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
We believe that our compensation policies and procedures are intended to be aligned with the long-term interests of our stockholders. The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. However, our board of directors and Compensation Committee value the opinions of our stockholders, we will consider our stockholders’ concerns, and the Compensation Committee will consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Assuming that a quorum is present at the Meeting, approval of this proposal requires the affirmative vote of holders of a majority of the shares present and entitled to vote thereon either in person or represented by proxy at the Meeting. Abstentions will not be treated as votes cast in favor of or against the proposal. Broker non-votes will have no effect on the outcome of this proposal.
Board Recommendation

Our board of directors unanimously recommends stockholders vote “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.
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ITEM 4. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
In addition to providing our stockholders with the opportunity to cast an advisory vote on executive compensation, in accordance with the requirements of Schedule 14A of the Exchange Act and the related rules of the SEC, a resolution will be presented at the Company’s annual meeting of stockholders to enable our stockholders to recommend, on a discretionary and non-binding basis, whether a non-binding stockholder vote on executive compensation should occur every one, two or three years.
The proxy card, the Internet and the telephone proxy submission procedures each provide stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining). In voting on this resolution, stockholders are not voting whether to approve or disapprove the recommendation of our board of directors.
After careful consideration, our board of directors believes that a frequency of every three years for the advisory vote on executive compensation is the optimal interval for conducting a say-on-pay vote.
Although this advisory vote on the frequency of the say-on-pay vote is non-binding, our board of directors expects to take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.
Generally, the affirmative vote of the holders of a majority of the votes cast is required to approve matters presented to the stockholders. However, because the vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders.
Board Recommendation

Our board of directors unanimously recommends a vote for the proposal, on an advisory basis, approving the frequency of “THREE YEARS” for holding future advisory votes on executive compensation stockholders vote.

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PAY VERSUS PERFORMANCE
Below is information about the relationship between executive "compensation actually paid" to our NEOs and our financial performance, required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K. The Company became a reporting company in 2022 following the IPO in January 2022. Consistent with the SEC rules, we are not required to provide disclosure of any previous year.
Pay-for-performance is a key element of our executive compensation program. The design and philosophy of our program is intended to create a strong link between executive compensation and the interests of our stockholders. A significant portion of the “compensation actually paid” is derived from distributions on equity ownership, including RSUs granted in connection with the IPO to certain of our NEOs. The distributions are aligned with distributions received by our stockholders and other stakeholders on their equity holdings. For further information concerning our pay-for-performance philosophy and how we align executive compensation with the Company’s performance, including through the grant of RSUs as a meaningful component of our compensation program, refer to “Executive Compensation—Compensation Discussion and Analysis.”
“Compensation actually paid” does not correlate to the total amount of cash or equity compensation realized during each fiscal year and is different from “realizable” or “realized” compensation as reported in the Compensation Discussion and Analysis. Instead, it is a nuanced calculation that includes the increase (or decrease) in value of certain elements of compensation over each the fiscal year, even if granted in a prior year. The amount of compensation ultimately received may, in fact, be different from the amounts disclosed in these columns of the PVP Table below.
Pay Versus Performance Table ("PVP Table")

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table for Non-PEO Named Executive Officers ($)(2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(3)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(4)	Net Income ($) (in thousands)	FRE ($) (in thousands)(5)
2022(1)	34,087,235	35,108,835	34,912,350	36,748,558	97.80	82.53	92,426	453,850
(1)TPG completed the IPO in 2022. The 2022 year for preparation of this table starts on January 13, 2022, the date of the IPO, and ends on December 31, 2022, providing a consistent measurement period across all components in this PVP Table. Grants considered made during the 2022 year are those granted at or after the IPO. All changes in fair value during the 2022 year start from the date of IPO, and the performance measures of total shareholder return, peer group total shareholder return, net income and FRE are also measured from the date of the IPO through December 31, 2022.
(2)The CEO in the compensation columns is Mr. Winkelried, and NEOs included in the above compensation columns are Mr. Coulter, Mr. Weingart, Mr. Sisitsky, and Ms. Vazquez-Ubarri.
(3)“Compensation Actually Paid” to the CEO and the average “Compensation Actually Paid” to our other NEOs (excluding the CEO) reflect the following adjustments from Total Compensation reported in the Summary Compensation Table:

Adjustments to Determine “Compensation Actually Paid”	PEO ($)		All NEOs (Other than PEO) ($)
Total Reported in Summary Compensation Table	34,087,235		34,912,350
Less, for amounts reported under the “stock awards” column in the SCT	1,444,436		9,922,582
Plus, the fair value of awards granted during covered year that remain unvested as of year-end	1,262,816		9,518,617
Plus, the change in fair value from the beginning to end of covered year of awards granted prior to covered year that were outstanding and unvested as of year-end	(2,376,329)		(2,315,637)
Plus, the change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	(1,825,108)		(1,176,438)
Plus, the value of any dividends or other earnings paid on stock or options awards in the covered year prior to vesting	5,404,657	(a)	5,732,248	(a)
“Compensation Actually Paid”	35,108,835		36,748,558
(a)Amount includes the value of dividend equivalents paid on unvested RSUs and PRSUs granted in the 2022 year and the value of distributions on unvested TPG Partner Units and RemainCo interests in the 2022 year, in accordance with SEC rules.
(4)We selected the Standard & Poor (S&P) 500 Index (referred to herein as the “Index”) as our peer group for purposes of this disclosure, which was comprised of all companies included in the S&P 500 for the 2022 year. This Index is the same performance peer group used in the Company’s stock performance graph reported pursuant to Item 201(e) of Regulation S-K.
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(5)We have selected FRE as the most important financial performance measure (that is not otherwise required to be disclosed in the table). We use FRE to link compensation paid to the Company’s NEOs for 2022 to the Company’s performance. We believe that measuring FRE is a useful way to analyze Company performance year over year in future pay versus performance disclosure.
Analysis of the Information Presented in the Pay Versus Performance Table
The amounts set forth in the PVP Table above illustrate, for the 2022 year, the "compensation actually paid" to our CEO and other NEOs and our total shareholder return, net income and FRE. As we became a reporting company in 2022, we are not required to provide disclosure of any previous years. In future disclosure, as additional years are added to the table, we will be able to demonstrate how our NEO compensation correlates to these measures.
List of Most Important Financial Performance Measures for Fiscal Year 2022
As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a commitment to pay-for-performance. Listed below are the financial performance measures which in our assessment represent the most important performance measures we used to link compensation actually paid to our NEOs, for the 2022 year, to Company performance.

Fee-Related Earnings (Company Selected Measure)*
Assets Under Management
Distributable Earnings per share*
Fee-Related Earnings Margin*
Fund Performance
*FRE, FRE Margin and Distributable Earnings per share are not prepared in accordance with GAAP. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures and insight into how these non-GAAP measures are considered by management, please see Appendix 1: Financial Performance Measures.
EQUITY COMPENSATION PLANS
The following table provides information as of December 31, 2022 with respect to the shares of Class A common stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	12,433,831	(1)	—	18,091,287	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	12,433,831	(1)	—	18,091,287	(2)
(1)This amount includes RSUs and PRSUs, which are the only grants that have been made under the Omnibus Plan and have no exercise price. These awards, if and when vested, will be settled in shares of Class A common stock. The amounts reported in the table assume target level performance for PRSUs which have not vested as of December 31, 2022.
(2)The stockholder-approved Omnibus Plan is the only equity compensation plan under which TPG currently issues equity awards with respect to Class A common stock. The Omnibus Plan permits the award of stock options, stock appreciation rights, restricted and unrestricted shares, restricted stock units and performance shares and units. The Omnibus Plan initially authorized a number of shares of Class A common stock for issuance equal to 30,694,780, which remained the number of authorized shares of Class A common stock until January 1, 2023. This column reflects available shares of Class A common stock as of December 31, 2022. Pursuant to the Omnibus Plan’s evergreen provision, the number of authorized shares increased from 30,694,780 to 43,492,763 shares of Class A common stock on January 1, 2023.
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AUDIT MATTERS
ITEM 5. RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2023. Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Board Recommendation

Our board of directors recommends a vote “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2023.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit of the financial statements of TPG and its subsidiaries for the fiscal year ended December 31, 2023. Deloitte & Touche LLP has been our independent auditor since our IPO, and Deloitte & Touche LLP audited our financial statements for the fiscal year ended December 31, 2022.
In appointing Deloitte & Touche LLP, the Audit Committee considered, among other things, the quality and efficiency of the services, including their communications with our board of directors and management; the technical capabilities of the engagement teams; and the engagement teams’ understanding of our business, operations, accounting policies and practices. As a result of this evaluation, the Audit Committee and the board of directors believe that the continued retention of Deloitte & Touche LLP to serve as TPG’s independent registered public accounting firm is in the best interests of TPG and its stockholders and have recommended that stockholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2023. Although the ratification of the appointment of Deloitte & Touche LLP is not required by law, our board of directors is nevertheless submitting it to our stockholders to ascertain their views and as a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee may consider selection of another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and in the best interest of our stockholders.
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Fees Paid to Independent Registered Public Accounting Firm
The following tables summarize the aggregate fees, including expenses, for professional services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2022 and 2021:

	Year Ended December 31, 2022
	TPG Inc.	TPG Entities, Principally Fund and Corporate Related (3)	TPG Funds, Transaction Related (4)	Total
	($ in thousands)
Audit Fees
Base Audit	$6,700	$2,768	$—	$9,468
IPO Related	274	—	—	274
Total Audit Fees (1)	6,974	2,768	—	9,742

Audit-Related Fees	—	68	27,223	27,291

Tax Fees
Tax Compliance	7	48,728	—	48,735
Tax Advisory	—	7,305	3,882	11,187
Total Tax Fees (2)	7	56,033	3,882	59,922

All Other Fees	—	—	—	—
Total Fees	$6,981	$58,869	$31,105	$96,955
(1)Audit Fees consisted of fees for (1) the audits of our financial statements in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation, (2) reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q, and (3) services provided in connection with our IPO.
(2)Tax Fees consisted of fees for services rendered for tax compliance and tax planning and advisory services.
(3)The Deloitte Entities also provide audit, audit-related and tax services (primarily tax compliance and related services) to certain TPG Funds and other corporate entities. Included in the total fees for this column is $52,619 of tax fees attributable to and paid by the limited partners of the respective TPG Funds.
(4)Audit-Related and Tax Fees included merger and acquisition due diligence services provided in connection with potential acquisitions of portfolio companies for investment purposes primarily to certain private equity and real estate funds managed by TPG in its capacity as the general partner. This amount includes $17,838 related to acquisitions of portfolio companies that were completed and $13,267 related to transactions that were in process at December 31, 2022 or were not completed. In addition, the Deloitte Entities provide audit, audit-related, tax and other services to the portfolio companies, which are approved directly by the portfolio company’s management and are not included in the amounts presented here.
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	Year Ended December 31, 2021
	TPG Inc.	TPG Entities, Principally Fund and Corporate Related (3)	TPG Funds, Transaction Related (4)	Total
	($ in thousands)
Audit Fees
Base Audit	$4,230	$2,286	$—	$6,516
IPO Related	3,797	—	—	3,797
Total Audit Fees (1)	8,027	2,286	—	10,313

Audit-Related Fees	—	57	26,144	26,201

Tax Fees
Tax Compliance	—	46,466	—	46,466
Tax Advisory	1,500	6,282	2,336	10,118
Total Tax Fees (2)	1,500	52,748	2,336	56,584

All Other Fees	—	—	—	—
Total Fees	$9,527	$55,091	$28,480	$93,098
(1)Audit Fees consisted of fees for (1) the audits of our financial statements in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation, (2) reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q, and (3) services provided in connection with our IPO.
(2)Tax Fees consisted of fees for services rendered for tax compliance and tax planning and advisory services.
(3)The Deloitte Entities also provide audit, audit-related and tax services (primarily tax compliance and related services) to certain TPG Funds and other corporate entities. Included in the total fees for this column is $45,781 of tax fees attributable to and paid by the limited partners of the respective TPG Funds.
(4)Audit-Related and Tax Fees included merger and acquisition due diligence services provided in connection with potential acquisitions of portfolio companies for investment purposes primarily to certain private equity and real estate funds managed by TPG in its capacity as the general partner. This amount includes $22,563 related to acquisitions of portfolio companies that were completed and $5,917 related to transactions that were in process at December 31, 2021 or were not completed. In addition, the Deloitte Entities provide audit, audit-related, tax and other services to the portfolio companies, which are approved directly by the portfolio company’s management and are not included in the amounts presented here.
Pre-Approval Policies and Procedures
Our Audit Committee charter requires the Audit Committee to approve in advance all audit and non-audit related services to be provided by our independent registered public accounting firm in accordance with the audit and non-audit related services pre-approval policy. The Audit Committee approved all services reported in the Audit, Audit-Related, Tax and All Other Fees categories above.
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AUDIT COMMITTEE REPORT
Our Audit Committee consists of Ms. Deborah Messemer (Chair), Mr. Gunther Bright and Ms. Mary Cranston, each of whom is an independent director. The primary purpose of the Audit Committee is to assist the board of directors with oversight of our accounting and financial reporting, including the audits and integrity of our financial statements, our risk management process, the performance of our internal audit function, compliance with legal and regulatory requirements and oversight of the qualifications, engagement, compensation, independence and performance of our independent auditor. The members of our Audit Committee meet the independence standards and financial literacy requirements for service on an audit committee of a board of directors pursuant to the federal securities laws and Nasdaq corporate governance listing standards. For more information about our Audit Committee and its responsibilities, see “Board and Committee Structure” under “Item 1—Election of Directors.” The Audit Committee Charter is available on our website at www.shareholders.tpg.com.
Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and disclosure controls and procedures, for preparing our financial statements and for the public reporting process. Our independent auditor, Deloitte & Touche LLP, is responsible for expressing opinions on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America, and on the effectiveness of our internal control over financial reporting, as applicable.
The Audit Committee has reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2022. In addition, the Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.
At least annually, the Audit Committee considers the independence of the independent auditor. Consistent with PCAOB rules, the Company’s independent registered public accounting firm provided the Audit Committee with a formal written statement required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by applicable PCAOB requirements regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company. The Audit Committee has also considered whether Deloitte & Touche LLP’s provision of audit and non-audit services, and the amount of fees paid for such services, were compatible with the independence of the independent registered public accountants.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of the directors that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.
Deborah Messemer, Chair
Gunther Bright
Mary Cranston
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ITEM 6. APPROVAL OF AN AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
The board of directors has unanimously approved and declared advisable, and recommends that our stockholders approve, an amendment and restatement (the “Charter Amendment”) of our Amended and Restated Certificate of Incorporation (the “Charter”) to provide our full board of directors with the powers currently reserved solely for the Executive Committee.
The Charter Amendment
Our Charter adopted in connection with our IPO in January 2022 provides that, until the Sunset, our Executive Committee exclusively has all the powers and authority conferred or imposed on a board of directors, subject to certain limitations enumerated in the Charter and under Delaware law. We anticipated and prepared for our governance practices to evolve through phases as described above under “Governance” and detailed in the pre-Sunset and post-Sunset governance provisions in our Charter. Our board of directors has adapted into its role as we mature as a public company. We are proud of how our board of directors has performed during our first year as a public company and believe this step will further support our board of directors’ development and empowerment. We believe it is advisable and appropriate for our board of directors to have power and authority concurrent with that of our Executive Committee. Our Executive Committee will continue to have the full power and authority of the board of directors and will be able to act on behalf of the board of directors, other than with respect to certain matters reserved exclusively for the board of directors by Delaware law and our governance documents. Further, if the Charter Amendment is approved by our stockholders, we anticipate making certain conforming amendments to our bylaws, committee charters and Corporate Governance Guidelines.
This summary does not purport to be complete and is qualified in its entirety by the relevant provisions of the Amended and Restated Certificate of Incorporation, as amended and restated, a marked copy of which is attached to this proxy statement as Appendix 2.
In accordance with our governance documents, our Executive Committee and the Control Group have also approved the amendment and restatement of the Charter to implement the Charter Amendment.
If our stockholders approve the Charter Amendment by the requisite vote of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, the Charter Amendment will become effective upon the filing of the proposed amendment and restatement of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we expect to file promptly following the Annual Meeting.
Board Recommendation

The board of directors unanimously recommends that you vote “FOR” the amendment and restatement of our Charter.
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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Set forth below is a description of certain related person and other transactions involving us or our subsidiaries and our directors, executive officers or holders of 5% or more of our voting securities.
Related Persons Transactions
Reorganization- and IPO-Related Transactions
In connection with certain transactions as part of the Reorganization and the IPO, we engaged in certain transactions with certain of our directors, each of our executive officers and other persons and entities who are holders of 5% or more of our voting securities.
In particular, we entered into the Reorganization Agreement on December 31, 2021, RemainCo Performance Earnings Agreement (as defined below), Tax Receivable Agreement, TPG Operating Group Limited Partnership Agreements, Exchange Agreement, Investor Rights Agreement and RemainCo Administrative Services Agreement (as defined below). In addition, we acquired from the Pre-IPO Investors (certain sovereign wealth funds, other institutional investors and certain other parties that entered into a strategic relationship with us prior to the Reorganization) certain Common Units using a portion of the proceeds of the IPO, and in the case of the Pre-IPO Investors and certain TPG partners that elected to exchange their Common Units, Common Units in exchange for Class A common stock (or nonvoting Class A common stock). We also issued Class B common stock to certain partners of the TPG Operating Group and, from time to time, intend to effect the transactions contemplated by the Exchange Agreement.
In addition, in connection with the Reorganization, TPG Partner Holdings (directly or indirectly) distributed its interest in RemainCo. Further, TPG Partner Holdings was recapitalized, such that the partners of TPG Partner Holdings surrendered their interests in TPG Partner Holdings and were issued TPG Partner Units. Returns on the TPG Partner Units are based on the performance of Common Units. The TPG Partner Units received in exchange for existing shares of TPG Partner Holdings and the distributed interests in RemainCo are not subject to new vesting requirements. The additional TPG Partner Units are intended to align the interests of our personnel (including our NEOs) with the interests of the unitholders of the TPG Operating Group (including, indirectly, the stockholders of the Company) and with the overall success of the TPG Operating Group. Additional TPG Partner Units generally vest in six annual installments beginning on the first anniversary of the IPO.
The following are summaries of certain provisions of our related party agreements, which are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore encourage you to review the agreements in their entirety. Copies of the agreements (or forms of the agreements) have been filed as exhibits to this report.
Reorganization Agreement and Certain Related Agreements
We entered into a reorganization agreement (the “Reorganization Agreement”) and certain related agreements in January 2021 pursuant to which (among other things) (i) the TPG Operating Group (and various entities through which its direct or indirect partner hold their interest) were restructured and recapitalized, (ii) the assets of the TPG Operating Group were divided between RemainCo and the TPG Operating Group and RemainCo assumed certain liabilities related to the Excluded Assets, (iii) certain assets were contributed or licensed to us, (iv) our Founders and certain entities wholly-owned or controlled by them contributed cash and certain other assets (including their interests in TPG Holdings II Sub, L.P.) to us in exchange for Class A common stock having a value of approximately $4,000,000, (v) our Founders and certain entities wholly-owned or controlled by them agreed to transfer to us the voting interests in certain entities and grant us a proxy to vote such interests until such transfers are effective, (vi) GP LLC (and certain related entities) agreed to cause the performance allocations attributable to the Promote Units to be distributed in the manner determined by the TPG Operating Group partnerships and cause certain performance allocations attributed to management to be distributed in the manner determined by the general partner associated with such performance allocations, (vii) our Founders received liquidating distributions from certain subsidiaries of TPG Holdings II Sub, L.P. totaling approximately $12 million and entities owned by our Founders made net contributions to TPG Holdings II Sub, L.P. totaling approximately $12 million and (viii) the TPG Operating Group agreed to indemnify certain persons (including our Founders and certain of their related entities) for (among other things) losses resulting from third party claims incurred attributable to the Reorganization, pre-IPO actions and omissions by our Founders (or their related entities) in their capacity as controlling equity holders, general partners, directors or officers (subject to customary limitations for willful misconduct, gross negligence and similar concepts) or the
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provision of certain benefits or perquisites to our employees (including to our Founders and other NEOs), including taxes and certain tax related payments.
RemainCo Performance Earnings Agreement
In accordance with the TPG Operating Group’s agreement with RemainCo (the “RemainCo Performance Earnings Agreement”), RemainCo is entitled to distributions from the TPG Operating Group in respect of performance allocations from TPG Funds (as defined below) as described below. For certain existing TPG Funds that are advanced in their life cycles, which we refer to as the “Excluded Funds,” RemainCo is generally entitled to receive distributions from the TPG Operating Group of all performance allocations not previously designated for our people or unaffiliated third parties, and the TPG Operating Group is not entitled to further performance allocations from the Excluded Funds. For TPG Funds of a more recent vintage and for future TPG Funds, which we collectively refer to as the “Included Funds,” RemainCo is entitled to a base performance allocation ranging from 10% to 15% (subject to limited exceptions, including TPG Funds acquired in a business combination or formed with meaningful participation by the counterparty of such business combination) depending upon the Included Fund (the “Base Entitlement”).
With respect to any TPG Fund that holds a first closing involving non-affiliated investors (a “First Closing”) on or after the fifth anniversary of the IPO, the Base Entitlement will step down ratably for each annual period following the fifth anniversary of the IPO through the fifteenth anniversary. RemainCo will not be entitled to distributions of performance allocations with respect to TPG Funds that have not held a First Closing on or prior to the fifteenth anniversary of the IPO. Once determined, RemainCo’s entitlement to performance allocation percentage with respect to any TPG Fund will remain in effect for the life of the applicable fund.
RemainCo is obligated to fund its pro rata share of clawback obligations with respect to any TPG Fund (in proportion to the Base Entitlement with respect to such TPG Fund) either directly or through indemnity or similar obligations to the TPG Operating Group. The limited partners of RemainCo are not directly liable for any such clawback obligations of RemainCo. Further, in the calendar years 2023 and 2024, if the amount otherwise available under the new discretionary performance allocation program is less than $120 million and $130 million, respectively, our CEO can determine to increase the performance allocations available under such performance allocation program by an amount equal to the shortfall plus $10 million (which we refer to as “Performance Allocation Increases”), by allocating amounts to the holders of Promote Units that would have otherwise been distributable to RemainCo. The maximum Performance Allocation Increase in any year is $40 million.
As used above in this section, a “TPG Fund” is any fund, SMA or other vehicle that pays performance allocations (whether formed before or after the IPO), other than any such fund, SMA or other vehicle (and any successors) that (i) was formed by any business other than the TPG Operating Group, (ii) such business was acquired by, or otherwise combined with, the TPG Operating Group after the IPO and (iii) such fund, SMA or other vehicle had a First Closing prior to such acquisition or other combination.
RemainCo Administrative Services Agreement
The TPG Operating Group has entered into an administrative services agreement (the “RemainCo Administrative Services Agreement”) with RemainCo whereby we provide RemainCo with certain administrative services, including maintaining RemainCo’s books and records, tax and financial reporting and similar support. In exchange for these services, RemainCo pays the TPG Operating Group an annual administration fee in the amount of 1% per annum of the net asset value of RemainCo’s assets, with such amount payable quarterly in advance.
Tax Receivable Agreement
We, the TPG Operating Group partnerships and one of our wholly-owned subsidiaries have entered into a tax receivable agreement (the “Tax Receivable Agreement”) with certain of our pre-IPO owners that provides for the payment by us (or our subsidiary) to such pre-IPO owners of 85% of the cash tax savings, if any, that we actually realize, or we are deemed to realize (calculated using certain assumptions) as a result of the Covered Tax Items. We expect to benefit from the remaining 15% of cash tax savings, if any that we realize from Covered Tax Items. The Covered Tax Items available to us may reduce the amount of U.S. federal, state and local tax that we would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of such Covered Tax Items, and a court could sustain such a challenge. The Covered Tax Items may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by us may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment
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obligation under the Tax Receivable Agreement is our obligation and not an obligation of the TPG Operating Group. For purposes of the Tax Receivable Agreement, cash tax benefits resulting from the Covered Tax Items are computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no Covered Tax Items. The actual and hypothetical tax liabilities determined in the Tax Receivable Agreement are calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed, weighted-average state and local income tax rate based on apportionment factors for the applicable period (along with the use of certain other assumptions).
The term of the Tax Receivable Agreement continues until all Covered Tax Items have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement early, certain changes of control occur (as described in more detail below) or in certain events of bankruptcy or liquidation, in which case all obligations generally will be accelerated and due as if we had exercised our right to terminate the Tax Receivable Agreement. The payment to be made upon an early termination of the Tax Receivable Agreement will generally equal the present value of payments to be made under the Tax Receivable Agreement using certain assumptions. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The increase in our Covered Tax Items upon the purchase or exchange of Common Units for shares of Class A common stock, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:
•the timing of purchases or exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the TPG Operating Group at the time of each purchase or exchange;
•the price of shares of our Class A common stock at the time of the purchase or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of the TPG Operating Group, is directly proportional to the price of shares of our Class A common stock at the time of the purchase or exchange;
•the extent to which such purchases or exchanges do not result in a basis adjustment—if a purchase or an exchange does not result in an adjustment to the existing basis, increased deductions will not be available;
•changes in tax rates—payments under the Tax Receivable Agreement will be calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed, weighted-average state and local income tax rate based on apportionment factors for the applicable period, so changes in tax rates will impact the magnitude of cash tax benefits covered by the Tax Receivable Agreement and the amount of payments under the Tax Receivable Agreement; and
•the amount and timing of our income—we (or our subsidiary) are obligated to pay 85% of the cash tax benefits under the Tax Receivable Agreement as and when realized. If we do not have taxable income, we are not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for a taxable year in which we do not have taxable income because no cash tax benefits will have been realized. However, any tax attributes that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in cash tax benefits that will result in payments under the Tax Receivable Agreement.
We expect that as a result of the size of the Covered Tax Items, the payments that we may make under the Tax Receivable Agreement will be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual cash tax benefits that we realize in respect of the Covered Tax Items subject to the Tax Receivable Agreement and/or if distributions to us by the TPG Operating Group are not sufficient to permit us to make payments under the Tax Receivable Agreement after it has paid taxes and other expenses. Late payments under the Tax Receivable Agreement generally will accrue interest at an uncapped rate equal to one year LIBOR (or its successor rate) plus 500 basis points. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of us by the pre-IPO owners.
In addition, we may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of all anticipated future cash tax benefits associated with existing or anticipated future Covered Tax Items with respect to all Common Units. In determining such anticipated future cash tax benefits, the Tax Receivable Agreement includes several assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the Covered Tax Items subject to the Tax Receivable Agreement and that we are not subject to any alternative minimum tax. In addition, the present value of such anticipated future cash tax benefits is discounted at a rate equal to the
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lesser of (i) 6.5% per annum and (ii) one year LIBOR (or its successor rate) plus 100 basis points. Furthermore, in the event of certain changes of control and in certain events of bankruptcy or liquidation, our obligations would be automatically accelerated and be immediately due and payable, and we would be required to make an immediate payment equal to the present value of the anticipated future cash tax benefit with respect to all Common Units, calculated based on the valuation assumptions described above. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity. As a result, we could be required to make payments under the Tax Receivable Agreement that are greater than the specified percentage of the actual cash tax benefits that we realize in respect of the Covered Tax Items subject to the Tax Receivable Agreement or that are prior to the actual realization, if any, of such future tax benefits, including in circumstances in which we are subject to an alternative minimum tax and as a result are not able to realize the tax benefits associated with Covered Tax Items. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity. Changes in law or changes in tax rates following the date of acceleration may also result in payments being made in excess of the future tax benefits, if any.
Decisions made by our pre-IPO owners in the course of running our business may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction generally will accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of an existing owner to receive payments under the Tax Receivable Agreement.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine. We will not be reimbursed for any payments previously made under the Tax Receivable Agreement if the validity of the Covered Tax Items is successfully challenged by the IRS, although such amounts may reduce our future obligations, if any, under the Tax Receivable Agreement. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of our cash tax benefits.
The TPG Operating Group Limited Partnership Agreements
Our wholly-owned subsidiaries hold Common Units and are the general partners of each TPG Operating Group partnership. Accordingly, we indirectly control all of the business and affairs of the TPG Operating Group, and consolidate the financial results of the TPG Operating Group and, through the TPG Operating Group and its operating entity subsidiaries, conduct our business.
Pursuant to the TPG Operating Group Limited Partnership Agreements, as amended, the general partner of each TPG Operating Group partnership generally has the right to determine when distributions will be made to holders of Common and Promote Units and the amount of any such distributions, except that the TPG Operating Group is required to make tax distributions to the holders of Common Units. If a distribution is authorized on the Common Units, such distribution will be made to the holders of Common Units pro rata based on the number of Common Units held by each partner of the TPG Operating Group partnerships. However, before any distributions were made on the Common Units, undistributed 2021 earnings (as determined in accordance with past practice) were distributed to the historic owners of the TPG Operating Group (or their transferees).
The holders of Common Units, including us, incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of the TPG Operating Group. The TPG Operating Group Limited Partnership Agreements generally require that pro rata cash distributions be made to holders of Common Units, including us, at certain assumed tax rates, which we refer to as “tax distributions.”
The TPG Operating Group has issued Promote Units to certain partners of the TPG Operating Group that are owned (directly or indirectly) by individual service partners. The Promote Units are generally entitled to receive a portion of the performance allocations received by the TPG Operating Group.
The TPG Operating Group Limited Partnership Agreements also provide that substantially all expenses incurred by or attributable to us (such as expenses incurred in connection with the IPO), but not including obligations incurred under the Tax Receivable Agreement, our income tax expenses, and payments on indebtedness incurred by us, will be borne by the TPG Operating Group. We have reimbursed and will continue to reimburse certain of these expenses on the terms set forth in these partnership agreements. The TPG Operating Group Limited Partnership Agreements also contain restrictions on transferability.
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Investor Rights Agreement
We, the TPG Operating Group partnerships, the TPG Partner Vehicles (collectively, the vehicles through which the Founders and current and former TPG partners (including such persons’ related entities and estate planning vehicles) hold their equity in the TPG Operating Group, including TPG Group Holdings and TPG Partner Holdings), the Pre-IPO Investors and TPG partners have entered into an investor rights agreement (the “Investor Rights Agreement”) with respect to all Class A common stock, nonvoting Class A common stock, Class B common stock and Common Units held by the TPG Partner Vehicles and the Pre-IPO Investors. Pursuant to the Investor Rights Agreement, the TPG Partner Vehicles, the Pre-IPO Investors and the TPG partners are subject to certain transfer restrictions and are provided with certain registration rights.
Pursuant to the Investor Rights Agreement, the TPG Partner Vehicles and the TPG partners are restricted from transferring or exchanging (and agreed to restrict partners in the TPG Partner Vehicles from transferring or exchanging) any Class A common stock, Class B common stock or Common Units, as applicable, prior to the second anniversary of the IPO. Between the second and third anniversary of the IPO, the TPG Partner Vehicles and the TPG partners may transfer or exchange up to 33.33% of their Class A common stock, or any shares of Class B common stock or any Common Units owned as of the closing of the IPO, as applicable; between the third and fourth anniversary of the IPO, the TPG Partner Vehicles and the TPG partners may transfer or exchange up to 66.66% of their original holdings of Class A common stock, or any shares of Class B common stock or any Common Units owned as of the closing of the IPO, as applicable; and after the fourth anniversary of the IPO, the TPG Partner Vehicles and the TPG partners may transfer or exchange up to 100% of their original holdings Class A common stock, or any shares of Class B common stock or any Common Units, as applicable (in each case, with respect to Common Units, subject to the terms of the Exchange Agreement). Upon an exchange of Common Units for Class A common stock, pursuant to the Exchange Agreement, an equal number of Class B common stock will be cancelled for no additional consideration. The foregoing restrictions are subject to customary exceptions, including with respect to certain existing pledges and assignments of distributions from the TPG Operating Group and for transfers to related parties and charitable organizations. Up to $100 million (based on the IPO price per share of Class A common stock) of Class A common stock or equity instruments exchangeable for Class A common stock can be transferred to charitable organizations after expiration of the restricted period and prior to the second anniversary of the IPO free of any subsequent transfer restrictions. In addition, we may waive the foregoing restrictions under certain circumstances as contemplated in the Investor Rights Agreement. Between the 181st day and one-year anniversary of the IPO, the Pre-IPO Investors may sell up to 25% of their Class A common stock, Class B common stock or Common Units; between the one-year and eighteen-month anniversary of the IPO, the Pre-IPO Investors may sell up to 50% of their Class A common stock, Class B common stock or Common Units; between the eighteen-month and second-anniversary of the IPO, the Pre-IPO Investors may sell up to 75% of their Class A common stock, Class B common stock or Common Units; and after the second anniversary, the Pre-IPO Investors may sell 100% of their Class A common stock, Class B common stock or Common Units, in each case, subject to the terms of the Exchange Agreement.
Pursuant to the Investor Rights Agreement, the TPG Partner Vehicles, the TPG partners and the Pre-IPO Investors have certain registration rights, as set forth below. The registration of our common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will generally pay the registration expenses, other than underwriting discounts and commissions, relating to the registrations described below. The registration rights described below will generally expire with respect to a holder when such holder’s securities are freely sellable under Rule 144 of the Securities Act without limitations on volume or manner of sale.
Demand Registration Rights. The TPG Partner Vehicles and the TPG partners are entitled to certain demand registration rights. At any time beginning six months after January 12, 2022 when the TPG Partner Vehicles and the TPG partners are eligible to sell securities (whether as a result of the transfer restrictions described above or a waiver by us), the holders of these securities may request that we register all or a portion of their securities. Such request for registration must cover shares with an anticipated aggregate offering price of at least $50 million.
Piggyback Registration Rights. In the event that we propose to, subject to limited exceptions, register any of our securities under the Securities Act, either for our own account or for the account of other security holders (including pursuant to the demand registration rights described above), the TPG Partner Vehicles, the TPG partners and, in the case of a marketed secondary offering (or synthetic secondary offering) within two years of the IPO, the Pre-IPO Investors are entitled to certain piggyback registration rights allowing holders to include their shares in such registration, subject to certain marketing and other limitations.
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Shelf Registration Rights. The TPG Partner Vehicles and the TPG partners may request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the anticipated aggregate offering price (based on the closing price on the trading day immediately prior to the filing of the applicable prospectus supplement) of the securities is at least $50 million.
Block Registration Rights. The TPG Partner Vehicles and the TPG partners may request that we file an amendment or supplement to a registration statement on Form S-3 to enable such holders to effect an underwritten block trade if the anticipated aggregate offering price of the securities is at least $25 million.
Exchange Agreement
We, certain of our wholly-owned subsidiaries, the TPG Operating Group partnerships and certain direct and indirect holders of outstanding Common Units have entered into an exchange agreement (the “Exchange Agreement”) in connection with the IPO under which such holders of Common Units have the right to have their Common Units redeemed by the issuing TPG Operating Group partnerships once each quarter (or, subject to certain limitations, otherwise from time to time) in exchange for cash from a substantially concurrent public offering or private sale (based on the closing price per share of the Class A common stock on the day before the pricing of such public offering or private sale (taking into account customary brokerage commissions or underwriting discounts actually incurred)) or, at our election, for shares of our Class A common stock on a one-for-one basis (or, in certain cases, for shares of nonvoting Class A common stock). Additionally, in the event of a redemption request by a holder of Common Units, we (or our subsidiary) may, at our election, effect a direct exchange of cash from a substantially concurrent public offering or private sale (based on the price described above), Class A common stock or nonvoting Class A common stock for Common Units in lieu of such a redemption. We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that none of the TPG Operating Group partnerships are treated as a “publicly traded partnership” for U.S. federal income tax purposes or violate laws or regulations (including those applicable to trading while in possession, or deemed to be in possession, of material, non-public information). In addition, GP LLC may block exchanges by TPG partners, including any exchanges of interests in a TPG Partner Vehicle for Class A common stock, in certain limited circumstances prior to the Sunset.
Family Office Services
Tarrant Management, LLC (“TM Management”) historically reimbursed us for use of office space that we rented on behalf of TM Management. We have also historically performed certain administrative and similar functions, including off-site information technology services, on behalf of TM Management for which TM Management has reimbursed us. In January 2022, we entered into a sublease agreement with TM Management, pursuant to which TM Management subleases office space from us. Further, in 2015, we entered into a space license agreement (the “Sublease”) with Wildcat Capital Management, LLC (“Wildcat”), an investment advisor to Mr. Bonderman and a variety of different clients, including certain investment vehicles in which Mr. Bonderman and his family have interests, pursuant to which Wildcat subleases office space from us. Wildcat paid us approximately $1,015,000 in 2022 under the Sublease. For information about perquisites provided to our NEOs, including use of aircraft services, see “Executive Compensation—Elements of 2022 Compensation of Named Executive Officers and Return on Equity—Variable Components and TPG Inc. Stock Awards Under the Omnibus Plan—Benefits and Perquisites.” For more information about the Company’s lease of aircraft owned by entities related to these family offices, see Note 15 to the consolidated financial statements in our Annual Report on Form 10-K filed with the SEC. We have entered into a block charter agreement regarding these aircraft.
Certain Other Transactions or Arrangements
Indemnification Agreements
Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.
We have entered into indemnification agreements with each of our officers (as defined under Rule 16a-1(f) under the Exchange Act) and directors. The indemnification agreements provide the Section 16 officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.
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Side-By-Side and Other Investment Transactions
Our partners and certain current and former personnel, including certain of our investment professionals are permitted to invest their own capital in employee funds that invest side-by-side with our funds (“side-by-side investments”). Side-by-side investments are investments in portfolio companies or other assets on the same terms and conditions as those acquired by the applicable fund, except that these side-by-side investments are not subject to management fees or performance allocations. These investment opportunities are available to our partners and certain current and former personnel, including certain of our investment professionals, whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws.
The amount invested in and alongside our investment funds during the year ended December 31, 2022 by our directors and executive officers (and their family members and investment vehicles), including amounts funded pursuant to third-party capital commitments assumed by such persons, was $37,639,942 for Mr. Bonderman, $18,815,660 for Mr. Coulter, $1,347,435 for Mr. Winkelried, $2,754,248 for Mr. Weingart, $7,276,482 for Mr. Sisitsky, $452,392 for Ms. Vazquez-Ubarri, $1,666,160 for Mr. Murphy, $432,436 for Mr. Berenson, $718,459 for Ms. Harris, $1,867,767 for Ms. Chorengel, $8,282,776 for Mr. Coslet, $7,642,125 for Mr. Davis, $6,236,153 for Mr. Sarvananthan, $4,453,499 for Mr. Trujillo and $114,733 for Ms. Messemer. During the year ended December 31, 2022, the amounts received by our directors and executive officers (and their family members and investment vehicles) were $52,238,157 for Mr. Bonderman, $29,192,780 for Mr. Coulter, $882,846 for Mr. Winkelried, $2,594,103 for Mr. Weingart, $6,106,650 for Mr. Sisitsky, $201,269 for Ms. Vazquez-Ubarri, $2,388,976 for Mr. Murphy, $137,241 for Mr. Berenson, $473,114 for Ms. Harris, $602,660 for Ms. Chorengel, $8,466,016 for Mr. Coslet, $6,087,454 for Mr. Davis, $4,599,378 for Mr. Sarvananthan, $5,917,005 for Mr. Trujillo and $1,320,332 for Ms. Messemer.
The side-by-side investments are facilitated, as an administrative convenience, by TPG GP Services, L.P. (“GP Services”), an entity indirectly owned by Messrs. Bonderman and Coulter. GP Services, as agent on behalf and for the benefit of certain of our current and former professionals (the “participating individuals”), maintains accounts at one or more third-party insured depository institutions (“GP Services Account”) where it holds, as agent on behalf and for the benefit of the participating individuals, funds received as distributions from, or otherwise related to, the side-by-side investments, TPG Partner Holdings, or from other TPG investment vehicles including distributions of performance allocations. GP Services also advances funds to TPG entities (which may include certain TPG funds, as well as related coinvestment and investment aggregator vehicles) that correspond to the expected capital commitments of the participating individuals in the side-by-side investments or other TPG investment vehicles. GP Services funds these advances as loans using cash on hand (which may include funds held by GP Services as agent in a GP Services Account) or by drawing on the GP Services Credit Facility, an agreement whereby TPG Holdings I, L.P., TPG Holdings II Sub, L.P., TPG Holdings II, L.P., TPG Holdings III, L.P. and certain of our other wholly-owned subsidiaries agreed to guarantee the revolving credit facility entered into between GP Services and a financial institution. Following expiration of the participating individuals’ funding period for the applicable TPG entity, if there remains a residual loan amount which the affiliated TPG entity is unable to repay to GP Services, GP Services may, in its sole discretion: (i) extend the maturity date of the affiliated TPG entity’s repayment obligation under the loan; (ii) make a new loan to the affiliated TPG entity in the amount of the shortfall; or (iii) forgive all or part of the affiliated TPG entity’s repayment obligation under the loan. GP Services also administers the Co-Invest Leverage Facility, which provides loans from an unaffiliated bank to eligible participating individuals that can be used to fund on a long term basis a participant’s capital commitment to his or her side-by-side investment.
Statement of Policy Regarding Transactions with Related Persons
In connection with our IPO, our board of directors adopted a written policy regarding the review, approval, ratification or disapproval by one or more committees of our board of directors, excluding any directors who may have an interest or involvement, of transactions between us or any of our subsidiaries and any related person (defined in the policy to include our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock and any immediate family member of any of the foregoing persons) in which the amount involved since the beginning of our last completed fiscal year will or may be expected to exceed $120,000 and in which one or more of such related persons has a direct or indirect material interest. In approving or rejecting any such transaction, we expect that such committee or committees will consider the relevant facts and circumstances available and deemed relevant. Any member of such committee or committees who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on approval, ratification or disapproval of the transaction. All transactions entered into prior to January 13, 2022 were entered into prior to the date of adoption of the policy.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows certain information regarding the beneficial ownership of our Class A common stock and Class B common stock as of April 10, 2023 with respect to:
•each person or group who is known by us to own beneficially more than 5% of our Class A common stock and Class B common stock;
•each member of the board of directors, each of our director nominees and each of our NEOs; and
•the members of the board of directors, our director nominees and our executive officers as a group.
As of April 10, 2023, we have 72,233,826 shares of Class A common stock and 228,652,641 shares of Class B common stock outstanding.
The number of shares of Class A common stock listed in the tables below assumes no exchange of Common Units or non-voting stock for shares of Class A common stock. As described above (see “Certain Relationships and Related Party Transactions—Related Persons Transactions—Exchange Agreement”), each holder of Common Units is entitled to have their Common Units exchanged for cash from a substantially concurrent future public offering or private sale (based on the closing price per share of Class A common stock on the day before the pricing of such future public offering or private sale (taking into account customary brokerage commissions or underwriting discounts actually incurred)) or, at our election, shares of Class A common stock on a one-for-one basis (or, in certain cases, for shares of non-voting Class A common stock). The number of shares of Class B common stock listed in the table below is equal to the number of Common Units beneficially owned by each person or entity named in the table below.
Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Class A common stock and our Class B common stock shown as beneficially owned by them. Shares of our non-voting Class A common stock are not presented in the following table because they are not voting securities and because they are generally not convertible into Class A common stock until such time as they are transferred to a third party as and when permitted by the Investor Rights Agreement.
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Name and address of beneficial owners(1)	Shares of Class A Common Stock		Shares of Class B Common Stock (9)
5% beneficial owners	Number	%	Number	%	Total Voting Power (%)
TPG GP A, LLC(2)	50,847	*	228,652,641	100	94.9(10)
GIC Private Limited(3)	5,679,369	7.9	-	-	*
The Vanguard Group(4)	5,383,318	7.5	-	-	*
Temasek Holdings (Private) Limited(5)	5,220,258	7.2	-	-	*
Capital International Investors(6)	3,795,132	5.3	-	-	*

Named executive officers and directors(7):
David Bonderman(2)(8)	639,661	*	228,652,641	100	94.9(10)
James G. Coulter(2)(8)	3,086,525	4.3	228,652,641	100	94.9(10)
Jon Winkelried(2)	389,831	*	228,652,641	100	94.9(10)
Jack Weingart	775,982	1.1	-	-	*
Todd Sisitsky	512,766	*	-	-	*
Anilu Vazquez-Ubarri	33,898	*	-	-	*
Maya Chorengel	25,424	*	-	-	*
Jonathan Coslet	513,862	*	-	-	*
Kelvin Davis	844,584	1.2	-	-	*
Ganendran Sarvananthan	1,367,030	1.9	-	-	*
David Trujillo	118,644	*	-	-	*
Gunther Bright	-	*	-	-	*
Mary Cranston	-	*	-	-	*
Deborah M. Messemer	-	*	-	-	*
All directors and executive officers as a group (17 persons)	8,189,564	11.3	228,652,641	100	94.9(10)
_________________
* Represents less than 1%.
(1)Unless noted otherwise, the address for each holder listed in this table is 301 Commerce Street, Suite 3300, Fort Worth, Texas.
(2)GP LLC, which directly holds 16,949 shares of Class A common stock, is the sole member of TPG Group Advisors (Cayman), LLC (“Advisors LLC”) and the managing member of TPG Group Holdings (SBS) Advisors, LLC (“SBS Advisors”). Advisors LLC is the sole shareholder of TPG Group Advisors (Cayman), Inc. (“Advisors Inc.”), which is the general partner of TPG Partner Holdings and the managing member of TPG New Holdings, LLC (“New Holdings”). TPG Partner Holdings is a member of New Holdings, which is the sole limited partner of TPG Group Holdings, whose general partner is SBS Advisors and which holds 33,898 shares of Class A common stock and 228,652,641 shares of Class B common stock on behalf of its limited partners. All of the directors and executive officers listed in this table other than our independent directors are limited partners of TPG Partner Holdings, and as such are indirect limited partners of TPG Group Holdings. GP LLC is owned by entities owned by each of Messrs. Bonderman, Coulter and Winkelried. Each of GP LLC, Advisors LLC, SBS Advisors, Advisors Inc., TPG Partner Holdings, New Holdings, TPG Group Holdings and Messrs. Bonderman, Coulter and Winkelried expressly disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. Messrs. Bonderman, Coulter and Winkelried share beneficial ownership of the shares beneficially owned by GP LLC, and the shares reported as beneficially owned by each of them individually in this table include such shares.
(3)Pursuant to Amendment No. 1 to Schedule 13G filed on February 10, 2023, the amount reported consists of 5,679,369 shares of Class A common stock beneficially owned, as of February 10, 2023, by GIC Private Limited and the other reporting persons named therein. The principal address of GIC Private Limited is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.
(4)Pursuant to Schedule 13G filed on February 9, 2023, the amount reported consists of 5,383,318 shares of Class A common stock beneficially owned, as of February 9, 2023, by The Vanguard Group. The principal address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355.
(5)Pursuant to Amendment No. 1 to Schedule 13G filed on February 8, 2023, the amount reported consists of 5,220,258 shares of Class A common stock beneficially owned, as of February 8, 2023, by Temasek Holdings (Private) Limited (“Temasek”) and the other reporting persons named therein. The shares owned by Temasek as a parent holding company are directly owned by V-Sciences Investments Pte Ltd (“V-Sciences”), which is a wholly owned subsidiary of Temasek Life Sciences Private Limited (“TLS”), which is a wholly owned subsidiary of Fullerton Management Pte Ltd (“FMPL”), which is a wholly owned subsidiary of Temasek. Each of TLS, FMPL and Temasek may be deemed to beneficially own the shares held by V-Sciences. The principal address of Temasek is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.
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(6)Pursuant to Schedule 13G filed on February 13, 2023, the amount reported consists of 3,795,132 shares of Class A common stock beneficially owned, as of February 13, 2023, by Capital International Investors. The principal address of Capital International Investors is 333 South Hope Street, 55th Fl, Los Angeles, California 90071.
(7)The number of shares of Class A common stock listed for each individual includes shares directly owned by the individual or through an entity controlled by (or that could be deemed to be controlled by) the individual. The number of shares of Class A common stock and the total voting power percentages excludes shares of Class A common stock underlying restricted stock units that are not scheduled to vest within 60 days of the date of this table.
(8)Includes 16,949 shares of Class A common stock owned by New TPG Advisors, Inc. over which Messrs. Bonderman and Coulter share beneficial ownership.
(9)TPG Group Holdings holds Common Units and the shares of Class B common stock reflected in this table. TPG Partner Units (which are held by our current and former TPG partners) will be exchangeable under certain circumstances for Common Units and shares of Class B common stock held by TPG Group Holdings. Current and former TPG partners who exchange TPG Partner Units for such Common Units in turn will have the right, pursuant to the Exchange Agreement, dated as of January 12, 2022, among TPG, TPG OpCo Holdings, L.P., TPG Operating Group I, L.P., TPG Operating Group II, L.P., TPG Operating Group III, L.P. and each of the other persons party thereto, to have their Common Units redeemed by the issuing TPG Operating Group partnerships in exchange for cash or, at our election, shares of Class A common stock on a one-for-one basis (or, in certain circumstances, for shares of nonvoting Class A common stock). When a Common Unit is so exchanged, a corresponding share of Class B common stock will be automatically cancelled for no additional consideration. Because a redemption election does not result in an entitlement to any of our voting securities, the TPG partners listed in the table would not be deemed to beneficially own the shares of Class A common stock that they could receive in respect of their TPG Partner Units. The shares of Class B common stock held by TPG Group Holdings are reflected within the beneficial ownership of GP LLC and Messrs. Bonderman, Coulter and Winkelried as described in footnote 2 to this table. Mr. Bonderman has pledged to a financial institution 24.99% of the TPG Partner Units he holds in his capacity as a TPG partner (and not, for the avoidance of doubt, the full number of shares of Class B common stock reflected in the table).
(10)Reflects the operation of Article 4.2(a) of our certificate of incorporation, which stipulates that “Free Float” (as defined under the rules of FTSE Russell relating to the Russell indices) shares of Class A common stock are entitled to at least 5.1% of the aggregate voting power (the “Free Float Threshold”). If on any record date the votes entitled to be cast by Free Float shares of Class A common stock do not equal 5.1% of the aggregate voting power, the voting power of the shares of Class B common stock will be reduced proportionately until the Free Float Threshold is met. Absent the application of Article 4.2(a), the total voting power of the beneficial owner would equal approximately 97%.
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ADDITIONAL INFORMATION
How to Contact the Board of Directors
Stockholders and other interested parties are invited to communicate with board of directors, the Executive Committee and the other committees by:

Mail	E-mail
TPG Inc. Attention: Corporate Secretary 301 Commerce Street Suite 3300 Fort Worth, Texas 76102	TPGBoard@tpg.com	0
At the direction of the board of directors, all mail received may be opened and screened for security purposes. In addition, items that are unrelated to the duties and responsibilities of the board of directors should be excluded. Stockholders and interested parties should not send items, including the following, which will be excluded:

•spam	•new product suggestions	•surveys
•junk mail and mass mailings	•resumes	•business solicitations and advertisements
•product complaints or inquiries	•job inquiries
In addition, material that is trivial, obscene, unduly hostile, threatening or illegal or similarly unsuitable will be excluded.
Corporate Governance and Other Materials Available on our Website
On our website (https://shareholders.tpg.com/) under the heading “Corporate Governance,” you can find, among other things, our:
•Code of Conduct and Ethics
•Corporate Governance Guidelines
•Audit Committee Charter
•Compensation Committee Charter
References to our website or other links to our publications or other information are provided for the convenience of our stockholders. None of the information or data included on our websites or accessible at these links is incorporated into, and will not be deemed to be a part of, this proxy statement or any of our other filings with the SEC.
Other Business
As of the date hereof, there are no other matters that our board of directors intends to present, or has reason to believe others will present, at our Annual Meeting. If other matters come before our Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.
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FREQUENTLY ASKED QUESTIONS
Information about the Annual Report
When and where is our Annual Meeting?
We will be holding our Annual Meeting virtually on Thursday, June 8, 2023, at 12:00 p.m. EDT.
While you will not be able to attend the meeting at a physical location, the virtual meeting format will enable full and equal participation by all of our stockholders from any place in the world at little to no cost. We designed the format of the virtual Annual Meeting to ensure that stockholders who attend our Annual Meeting are afforded the same rights and opportunities to participate as they would at an in-person meeting. At our virtual Annual Meeting, stockholders will be able to attend, vote and submit questions via the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. Additional information can also be found at www.proxyvote.com. Stockholders (or their authorized representatives) can also access information about how to access the meeting, rules of conduct for during the meeting and resources for technical matters (see “—What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?” and “—Will I be able to participate in the virtual Annual Meeting in the same way that I would be able to participate in an in-person annual meeting?” below), at www.proxyvote.com after logging in with your control number found on your proxy card, voting instruction form or Notice.
How can I attend our Annual Meeting?
Stockholders as of the record date of April 10, 2023 may attend, vote and submit questions virtually at our Annual Meeting by logging in at 12:00 p.m. EDT.
To log in, stockholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or Notice. If you are not a stockholder or do not have a control number, you will not be able to participate. The availability of online voting may depend on the voting procedures of the organization that holds your shares.
Will I be able to participate in the virtual Annual Meeting in the same way that I would be able to participate in an in-person annual meeting?
We have taken steps to ensure that the format of the virtual Annual Meeting affords stockholders the same rights and opportunities to participate as they would at an in-person meeting. We have determined to enhance stockholder access, participation and communication by providing stockholders the ability to submit questions in advance of and during the meeting.
Submitting questions in advance of the Annual Meeting:
You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number found on your proxy card, voting instruction form or Notice.
Submitting questions during the Annual Meeting:
Questions may be submitted during the Annual Meeting by accessing the virtual meeting platform at www.proxyvote.com with your control number and following the instructions to submit a question.
During the Q&A session of the Annual Meeting, we will address as many appropriate questions that comply with our rules of conduct and are submitted online by stockholders as time permits. Our rules of conduct will be made available on the virtual meeting platform and on our Investor Relations website. Questions that are substantially similar may be grouped and answered once to avoid repetition. Questions regarding claims or personal matters, including those related to employment issues, are not pertinent to meeting matters and therefore will not be answered. To allow us to respond to as many questions as possible in the allotted time, we may limit each stockholder to one question.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the
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technical support number that will be posted on the virtual meeting platform log-in page. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our website, including information on when the meeting will be reconvened.
Proxy Materials and Voting Information
What is included in our proxy materials?
Our proxy materials, which are available at www.proxyvote.com, include:
•The Notice of Annual Meeting of Stockholders;
•This proxy statement; and
•The Annual Report on Form 10-K.
If you received printed versions of these materials by mail on or after April 25, 2023 (rather than through electronic delivery), these materials also included a proxy card or voting instruction form.
Certain other meeting-related materials will also be available at www.proxyvote.com.
How are we distributing our proxy materials?
In reliance on the SEC’s “notice and access” rules and in order to expedite our stockholders’ receipt of materials and to reduce the environmental impact of our Annual Meeting, we will furnish our proxy materials via the Internet. On or about April 25, 2023, we will send a Notice to certain of our stockholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis.
Who can vote at our Annual Meeting?
If you were a holder of Class A common stock or Class B common stock as of April 10, 2023, the record date, or you hold a legal proxy provided by your bank, broker or nominee for the Annual Meeting, you may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
As of April 10, 2023, there were 72,233,826 shares of Class A common stock outstanding and 228,652,641 shares of Class B common stock outstanding.
The holders of shares of Class A common stock and Class B common stock will vote together as one class on all matters (including the election of directors) submitted to a vote of the stockholders at the Annual Meeting. Pursuant to the Charter, each share of Class A common stock entitles its holder to one vote per share at the Annual Meeting and each share of Class B common stock entitles its holder to ten votes per share.
What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?
If your shares are registered directly in your name with our registrar and transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you. As a stockholder of record, you may vote your shares electronically at the Annual Meeting or by proxy as described below. You may contact our transfer agent by:
•email to proxy@astfinancial.com,
•facsimile to (718) 765-8730, or
•mail to:
American Stock Transfer & Trust Company, LLC
Attn: Proxy Tabulation Department
6201 15th Avenue
Brooklyn, New York 11219
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If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm, broker-dealer or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm, broker-dealer or similar organization as to how to vote the shares held in your account.
How do I vote?
To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting information form, as applicable. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting.
Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. EDT on June 7, 2023 by calling the toll-free telephone number on your proxy card, 800-690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.
Submitting a Proxy via the Internet: You can submit a proxy via the internet until 11:59 p.m. EDT on June 7, 2023 by accessing the website listed on the Notice or your proxy card, www.proxyvote.com, and by following the instructions on the website. Internet proxy submission is available 24 hours a day. As with the telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.
Submitting a Proxy by Mail: Mark your proxy card, date, sign and return it to Broadridge Financial Solutions in the pre-paid envelope provided (if you received your proxy materials by mail) or return it to TPG. Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Proxy cards returned by mail must be received no later than the close of business on June 7, 2023.
By casting your vote in any of the three ways listed above, you are authorizing the individuals named in the proxy to vote your shares in accordance with your instructions. All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting.
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What are my choices for casting my vote on each matter to be voted on and what vote is required for adoption or approval of each matter to be voted on?

Item	Voting Choices	Board Recommendation	Voting Standard
1.Election of Directors	•FOR •WITHHOLD	FOR
Plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon
This means that the nominees receiving the highest numbers of affirmative “FOR” votes will be elected as directors
Withhold votes have no effect—will be excluded entirely from the vote with respect to the nominee from which they are withheld
Broker discretionary voting not permitted

2.Election of Executive Committee Members	•FOR •WITHHOLD	FOR
Plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon
This means that the nominees receiving the highest numbers of affirmative “FOR” votes will be elected as directors
Withhold votes have no effect—will be excluded entirely from the vote with respect to the nominee from which they are withheld
Broker discretionary voting not permitted

3.Advisory Vote to Approve Executive Compensation (Say-on-Pay):	•FOR •AGAINST •ABSTAIN	FOR
A majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter
Abstentions are counted as AGAINST votes
Broker non-votes have no effect
Broker discretionary voting not permitted

4.Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation (Say-on-Frequency)	•EVERY YEAR •EVERY TWO YEARS •EVERY THREE YEARS •ABSTAIN	EVERY THREE YEARS
A majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter. However, because the vote is advisory and non-binding, if none of the frequency options receive such majority, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders.
Abstentions and broker non-votes have no effect
Broker discretionary voting not permitted

5.Ratification of Deloitte as our Independent Registered Public Accounting Firm	•FOR •AGAINST •ABSTAIN	FOR
A majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter
Abstentions are counted as AGAINST votes
Broker non-votes have no effect
Broker discretionary voting permitted

6.Approve an Amendment and Restatement of Amended and Restated Certificate of Incorporation	•FOR •AGAINST •ABSTAIN	FOR	A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting Abstentions and broker non-votes are counted as AGAINST votes Broker discretionary voting not permitted
Can I change my vote after I have voted?
You can revoke your proxy at any time before it is voted at our Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable.
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You can revoke your vote:
•By voting again by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted);
•By signing and returning a new proxy card with a later date;
•By obtaining a “legal proxy” from your account representative at the bank, brokerage firm, broker- dealer or other similar organization through which you hold shares; or
•By voting at the Annual Meeting.
You may also revoke your proxy by giving written notice of revocation to the Corporate Secretary at TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, which must be received no later than 11:59, EDT, on June 7, 2023. If you intend to revoke your proxy by providing such written notice, we advise that you also send a copy via email to shareholders@TPG.com.
If your shares are held in street name, we also recommend that you contact your broker, bank or other nominee for instructions on how to change or revoke your vote.
How can I obtain an additional proxy card?
Stockholders of record can contact our Investor Relations team at TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, Attention: Investor Relations, telephone: 212-601-4750, email: shareholders@tpg.com.
If you hold your shares of Class A common stock in street name, contact your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares.
How will my shares be voted if I do not vote at the Annual Meeting?
Stockholders of Record:
If you indicate that you wish to vote as recommended by our board of directors or if you sign, date and return a proxy card but do not give specific voting instructions, then Mr. Coulter, Mr. Winkelried, Mr. Weingart and Mr. Berenson, who are the proxy holders named as proxies on the proxy card, will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement, and the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at our Annual Meeting. Although our board of directors does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be recommended by our board of directors. If you provide voting instructions, the proxy holders will vote your shares of Class A common stock in accordance with your instructions at the Annual Meeting (including any adjournments or postponements thereof).
Beneficial Owners of Stocks Held in Street Name:
If your bank, brokerage firm, broker-dealer or other similar organization does not receive specific voting instructions from you, how your shares may be voted will depend on the type of proposal.
•Ratification of Independent Registered Public Accounting Firm: Nasdaq rules allow your bank, brokerage firm, broker-dealer or other similar organization to vote your shares only on routine matters. Item 5, the ratification of the selection of our independent auditors for fiscal 2023, is the only matter for consideration at the meeting that Nasdaq rules deem to be routine.
•All other matters: All other proposals are non-routine matters under Nasdaq rules, which means your bank, brokerage firm, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must give your broker instructions in order for your vote to be counted.
How will voting on any other business be conducted?
If any other business is properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this proxy statement, we did not know of any other business to be raised at the Annual Meeting.
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What is a Broker Non-Vote?
A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters.
What is the effect of a broker non-vote or abstention?
Abstentions and broker non-votes are included in determining whether a quorum is present. Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote for the election of directors to the board of directors or the Executive Committee. On Item 3, Item 5 and Item 6, abstentions have the same effect as an “AGAINST” vote, and broker non-votes will not be included in vote totals and will not affect the outcome of the vote on Item 3, Item 4 and Item 6.
What is the quorum requirement for our Annual Meeting?
A quorum is necessary to hold a valid meeting. The presence in person or by proxy of the holders of record of a majority in voting power of the shares of capital stock of the Company issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at such meeting. Virtual attendance at the Annual Meeting constitutes presence in person for purpose of a quorum at the meeting.
Who counts the votes cast at our Annual Meeting?
We retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results. Representatives of Broadridge will tabulate the votes cast at our Annual Meeting, and a designee of Broadridge will act as the independent inspector of election.
Where can I find the voting results of our Annual Meeting?
We will announce the preliminary voting results at the Annual Meeting. The final voting results will be posted on our website and reported in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.
How do I obtain more information about TPG?
A copy of our Annual Report on Form 10-K accompanies this proxy statement. You also may obtain, free of charge, a copy of that document, our Annual Report on Form 10-K, including our financial statements and schedules thereto, our Corporate Governance Guidelines, our Code of Conduct and Ethics, our Compensation Committee Charter and Audit Committee charter by writing to: TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, Attention: Investor Relations, telephone: 212-601-4750, email: shareholders@tpg.com.
These documents, as well as other information about TPG Inc., are also available on our website at https://shareholders.tpg.com/corporate-governance/overview.
How do I inspect the list of stockholders of record?
A list of the stockholders of record as of April 10, 2023 will be available for inspection during ordinary business hours at our headquarters at TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 for a period of 10 days prior to the Annual Meeting. To access the list during the Annual Meeting, please visit www.virtualshareholdermeeting.com/TPG2023 and enter the control number provided on your proxy card, voting instruction form or Notice.
Does TPG have a policy about directors’ attendance at the Annual Meeting?
We do not have a policy about directors’ attendance at the Annual Meeting, but directors are encouraged to attend.
How do I sign up for the electronic delivery of proxy materials?
This proxy statement and our Annual Report on Form 10-K are available at: www.proxyvote.com. If you would like to help reduce our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail. For your convenience, you may find links to sign up for
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electronic delivery for both stockholders of record and beneficial owners who hold shares in street name at www.proxyvote.com.
Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.
Who pays the expenses of this proxy solicitation?
Our proxy materials are being used by our board of directors in connection with the solicitation of proxies for our Annual Meeting. We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our Annual Meeting. In addition to the solicitation of proxies by mail, certain of our directors, officers or employees may solicit telephonically, electronically or by other means of communication.
Our directors, officers and employees will receive no additional compensation for any such solicitation.
What is “householding”?
As permitted by the Exchange Act, only one copy of this proxy statement and our Annual Report on Form 10-K is being delivered to stockholders residing at the same address, unless we have previously received contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for stockholders of record.
If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this proxy statement or our Annual Report on Form 10-K, you may contact us at TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, Attention: Investor Relations, telephone: 212-601-4750, email: shareholders@tpg.com and we will deliver those documents to you promptly upon receiving the request.
You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares. You may opt out of householding in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-866-540-7095, and we will cease householding all such documents within 30 days.
Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our amended and restated certification of incorporation.
Shareholder Proposals and Director Nominees, Company Documents and Communications
How can I submit a stockholder proposal or nomination at the 2024 Annual Meeting of Stockholders?
Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2024 annual meeting of stockholders must submit their proposals to the Corporate Secretary by mail at TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, or by email at shareholders@tpg.com. Proposals must be received on or before December 27, 2023. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.
In accordance with our bylaws, in order to properly bring director nominations or any other business before the 2024 Annual Meeting of Stockholders, a stockholder’s notice of the matter that the stockholder wishes to present must be delivered to the Corporate Secretary by mail at TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, or by email at TPGBoard@tpg.com, in compliance with the procedures and along with the other information required by our bylaws, not later than the open of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our bylaws, must be received no earlier than February 9, 2024 and no later than March 10, 2024. Nominations being submitted pursuant to Rule 14a-19 under the Exchange Act must be received by April 19, 2024. In the event that the 2024 annual meeting of stockholders is held more than 30 days before or more than 60 days after June 8, 2024, notice by the stockholder must be received no earlier than the open of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.
In addition to satisfying the foregoing advance notice requirements under our bylaws, to comply with the universal proxy rules, the notice given by any stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must also comply with any additional requirements of SEC Rule 14a-19(b).
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How can I view or request copies of TPG’s corporate documents and SEC filings, including the Annual Report on Form 10-K?
Our website contains our Corporate Governance Guidelines, Codes of Conduct and Ethics and Audit and Compensation Committee Charters. To view these documents, go to http://shareholders.tpg.com/. To view our SEC filings, including Forms 3, 4, and 5 filed by TPG’s Directors and executive officers, go to http://shareholders.tpg.com/, click on “Financial Information,” then “SEC Filings.”
We will promptly deliver free of charge, upon request, a copy of the Corporate Governance Guidelines, Codes of Conduct and Ethics, or Audit or Compensation Committee Charters to any stockholder requesting a copy. Requests should be directed to the Corporate Secretary as described in the question below.
The Annual Report on Form 10-K includes our financial statements for the year ended December 31, 2022. We have furnished the Annual Report on Form 10-K to all stockholders. The Annual Report on Form 10-K does not form any part of the material for the solicitation of proxies. We will promptly deliver free of charge, upon request, a copy of the Annual Report on Form 10-K to any stockholder requesting a copy. Requests should be directed to our Investor Relations at shareholders@tpg.com.
What is the contact information for the Corporate Secretary?
Materials may be sent to the Corporate Secretary:

Mail	E-mail
TPG Inc. Attention: Corporate Secretary 301 Commerce Street Suite 3300 Fort Worth, Texas 76102	TPGBoard@tpg.com
How can I communicate with TPG’s directors?
The board of directors has established a process to facilitate communication by stockholders or other interested parties with Directors. Communications can be addressed to Directors in care of the Corporate Secretary, TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102 or by email to TPGBoard@tpg.com.
Communications may be distributed to all directors, or to any individual director, as appropriate. At the direction of the board of directors, all mail received may be opened and screened for security purposes. In addition, items that are unrelated to the duties and responsibilities of the board of directors shall not be distributed. Such items include, but are not limited to: spam; junk mail and mass mailings; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is trivial, obscene, unduly hostile, threatening or illegal, or similarly unsuitable items, shall not be distributed. However, any communication that is not distributed will be made available to any independent, non-employee director upon request.
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APPENDIX 1: RECONCILIATION OF NON-GAAP MEASURES
Fee-Related Earnings
The Company Selected Measure of Fee-Related Earnings (“FRE”) is a supplemental performance measure and is used to evaluate our business and make resource deployment and other operational decisions. FRE differs from net income computed in accordance with GAAP in that it adjusts for the items included in the calculation of DE and also adjusts to exclude (i) realized performance allocations and related compensation expense, (ii) realized investment income from investments and financial instruments, (iii) net interest (interest expense less interest income), (iv) depreciation, (v) amortization and (vi) certain non-recurring income and expenses. We use FRE to measure the ability of our business to cover compensation and operating expenses from fee revenues other than capital allocation-based income. The use of FRE without consideration of the related GAAP measures is not adequate due to the adjustments described herein.
The following table reconciles the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP to non-GAAP financial measures for the years ended December 31, 2022, 2021 and 2020:
Net income

	Year Ended December 31,
	2022	2021	2020
	($ in thousands)
Net Income	$(56,235)	$4,655,997	$1,438,932
Net (income) loss attributable to redeemable interests in Public SPACs	(14,648)	(155,131)	195,906
Net (income) loss attributable to non-controlling interests in consolidated TPG Funds	—	(19,287)	12,380
Net loss attributable to other non-controlling interests	(11,293)	(2,081,170)	(548,504)
Gain on deconsolidation	—	—	(401,695)
Amortization expense	14,153	14,195	—
Equity-based compensation	634,759	—	—
Unrealized performance allocations, net	117,924	(856,505)	(267,432)
Unrealized investment income	48,796	(295,390)	(20,009)
Unrealized (gain) loss on derivatives	(1,119)	(20,626)	21,056
Income taxes	(26,454)	—	—
Non-recurring items	(5,620)	(2,220)	10,833
After-tax Distributable Earnings	$700,263	$1,239,863	$441,467
Income taxes	$59,623	$9,308	$9,305
Distributable Earnings	$759,886	$1,249,171	$450,772
Realized performance allocations, net	(282,383)	(999,603)	(313,490)
Realized investment income and other, net	(42,038)	(92,720)	(57,231)
Depreciation expense	4,590	6,775	6,556
Interest expense, net	13,795	14,928	14,843
Other	—	—	—
Fee-Related Earnings	$453,850	$178,551	$101,450
Additional important financial performance measures identified by the Company include FRE Margin and distributable earnings per share, assets under management and fund performance.
Refer to our Results of Operations and Financial Condition included within Exhibit 99.2 of our Form 8-K furnished on February 15, 2023 related to our fourth quarter and full year ended December 31, 2022 earnings for additional information on FRE Margin and distributable earnings per share.
Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Metrics—Assets Under Management” and “Management’s Discussion and Analysis of Financial Condition and Results of
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Operations—Operating Metrics—Fund Performance Metrics” in our Annual Report on Form 10-K for our definition of Assets Under Management and detail of fund performance metrics, respectively.
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APPENDIX 2: AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF TPG INC.
(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)
TPG Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:
1.The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 12, 2022.
2.This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections ~~228,~~ 242 and 245 of the DGCL.
3.This Amended and Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation, which is hereby amended and restated in its entirety to read as follows:
ARTICLE I
1.1Name.  The name of the Corporation is: TPG Inc. (the “Corporation”).
ARTICLE II
2.1Address.  The registered office of the Corporation in the State of Delaware is Suite 302, 4001 Kennett Pike, County of New Castle, Wilmington, Delaware 19807, and the name of the registered agent whose office address will be the same as the registered office is Maples Fiduciary Services (Delaware) Inc.
ARTICLE III
3.1Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). Without limiting the generality of the foregoing, the Corporation shall have all of the powers conferred on corporations by the DGCL and other applicable law.
ARTICLE IV
4.1Authorized Shares.  The total number of shares of all classes of capital stock that the Corporation has authority to issue is 3,115,000,000 shares, consisting of: 2,240,000,000  shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), 100,000,000 shares of nonvoting Class A Common Stock, par value $0.001 per share (“nonvoting Class A Common Stock”), 750,000,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock” and together with Class A Common Stock, and nonvoting Class A Common Stock, “Common Stock”), and 25,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”). Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time (each, a “Preferred Designation”) in accordance with the DGCL and this Certificate of Incorporation (together with any Preferred Designations, this “Certificate”).
4.2Common Stock.  The Common Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:
(a)Voting. Except as otherwise expressly provided herein or as required by the DGCL, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by the DGCL, on any matter submitted to a vote of stockholders generally (i) each share of Class A Common Stock entitles its holder to one vote per share; and (ii) each share of Class B Common Stock entitles its holder to ten votes per share; provided that from and after the Sunset (as defined below), each share of Class B Common Stock shall entitle its holder to one vote per share; provided further, that prior to the Sunset, on any matter submitted to a vote of
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stockholders generally, in the event the total number of votes entitled to be cast by the holders of the Class A Free Float (as defined below) as of the applicable record date would equal less than 5.1% of the votes entitled to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon, then with respect to such matter, the number of votes per share of Class B Common Stock that a holder is entitled to cast shall be reduced to equal the greatest whole number that would result in the total number of votes entitled to be cast by the holders of the Class A Free Float being at least 5.1% of the total number of votes entitled to be cast by the holders of all shares of capital stock entitled to vote on such matter. The nonvoting Class A Common Stock will have the same rights and privileges as, and will rank equally and share ratably with, and be identical in all respects as to all matters to, the Class A Common Stock, except that the nonvoting Class A Common Stock will have no voting rights other than such rights as may be required by law. Notwithstanding anything included in this Certificate, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Designation. “Class A Free Float” means, as of the applicable record date, the issued and outstanding shares of Class A Common Stock as adjusted to include only those shares which are free float, as determined by the Corporation in reliance upon the index policy, methodology, or guidance, whether written or oral, issued by FTSE Russell and any related or successor entities. The Corporation’s determination as to the shares that are free float shall be conclusive and binding for all purposes.
(b)Dividends and Distributions.  The holders of shares of Class A Common Stock and nonvoting Class A Common Stock shall be entitled to receive dividends and distributions to the extent permitted by law when, as and if declared by the Board of Directors. Except as otherwise provided under this Certificate, dividends and other distributions shall not be declared or paid in respect of Class B Common Stock.
(c)Liquidation.  Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, (i) the holders of shares of Class A Common Stock and nonvoting Class A Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them and (ii) the holders of Class B Common Stock, as such, shall be entitled to $0.001 per share.
(d)Redemption.  Shares of Common Stock are not redeemable; provided that (i) shares of Class B Common Stock may be redeemed and cancelled only on and subject to the terms and conditions contemplated by the Partnership Agreements and the Exchange Agreement (each as defined below) and (ii) the Corporation may repurchase shares of Common Stock and the Corporation’s subsidiaries may purchase shares of Common Stock.
(e)For purposes of this Certificate:
(i)The “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(ii)The “Exchange Agreement” shall mean that certain Exchange Agreement, by and among the Corporation, the TPG OG Partnerships and the other parties identified therein.
(iii)“GP LLC” shall mean TPG GP A, LLC, a Delaware limited liability company.
(iv)The “Initial Public Offering” means the Corporation’s initial public offering of Class A Common Stock.
(v)The “Investor Rights Agreement” shall mean an investor rights agreement by and among the TPG OG Partnerships and certain other investors entered into in connection with the Initial Public Offering.
(vi)The “LLCA” shall mean the Limited Liability Company Agreement of GP LLC.
(vii)The “Partnership Agreements” shall mean the limited partnership agreements of each of the TPG OG Partnerships.
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(viii)The “Sunset” shall mean 5:00 p.m. in New York City, New York on the date that directors are elected at the first annual meeting of stockholders (or pursuant to a consent of stockholders in lieu thereof) after the earlier of:
(1)the earliest date specified by the holders of a majority of the outstanding shares of Class B Common Stock in a notice delivered to the Corporation (or, if no date is specified in such notice, the date that such notice is delivered to the Corporation); or
(2)the first day of the calendar quarter immediately following the fifth (5th) anniversary of the Initial Public Offering.
(ix)The “TPG OG Partnerships” shall mean TPG Operating Group I, L.P., TPG Operating Group II, L.P., and TPG Operating Group III, L.P., each a Delaware limited partnership.
The meanings ascribed to defined terms in this Certificate shall apply whether such terms appear capitalized or lowercase, or in singular or plural form. When the terms of this Certificate refer to a specific agreement or other document or a decision by any body, person or entity to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation, which shall be publicly available with the Corporation’s public filings or, to the extent not publicly available, a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise provided in this Certificate, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.
4.3Preferred Stock.  Subject to the terms of the LLCA, the Board of Directors is hereby expressly authorized, to the fullest extent as may now or hereafter be permitted by the DGCL, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), by resolution or resolutions, at any time and from time to time, to provide for the issuance of a share or shares of Preferred Stock in one or more series and to fix for each such series (i) the number of shares constituting such series and the designation of such series, (ii) the voting powers (if any), whether full or limited, of the shares of such series, (iii) the powers, preferences, and relative, participating, optional or other special rights of the shares of each such series, and (iv) the qualifications, limitations, and restrictions thereof, and to cause to be filed with the Secretary of State of the State of Delaware a Preferred Designation with respect thereto. Without limiting the generality of the foregoing but subject to the terms of the LLCA, to the fullest extent as may now or hereafter be permitted by the DGCL, the authority of the Board of Directors with respect to the Preferred Stock and any series thereof shall include, but not be limited to, determination of the following:
(a)the number of shares constituting any series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding) and the distinctive designation of that series;
(b)the dividend rate or rates on the shares of any series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
(c)the voting rights, if any, of such series and, if the shares shall have voting rights, the number of votes per share and the terms and conditions of such voting rights;
(d)whether any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;
(e)whether the shares of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(f)whether any series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
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(g)the rights of the shares of any series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
(h)any other powers, preferences, rights, qualifications, limitations, and restrictions of any series.
The powers, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series of Preferred Stock, shares of Preferred Stock, regardless of series, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series of Preferred Stock, and the Corporation shall have the right to reissue such shares.
4.4Issuance and Retirement of Class B Common Stock.
(a)Each of the TPG OG Partnerships has issued interests designated as “Common Units” (a Common Unit of each TPG OG Partnership, collectively, a “Unit”) pursuant to the terms and subject to the conditions of their respective Partnership Agreements. Under certain circumstances set forth in the Partnership Agreements, additional Units may be issued in connection with certain anti-dilution events set forth in the Partnership Agreements (an “Anti-Dilution Event”). Upon notice from the TPG OG Partnerships of such an Anti-Dilution Event, the Corporation shall issue a number of shares of Class B Common Stock registered in the name of the applicable holder equal to the aggregate number of Common Units issued in connection with such Anti-Dilution Event, for no additional consideration.
(b)If any outstanding share of Class B Common Stock shall cease to be held by a concurrent holder of a Unit (including a transferee of a Unit), such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation, shall no longer be outstanding, and all rights with respect to such share shall automatically cease and terminate. The Corporation shall take all necessary action to retire such share and such share shall not be reissued. The Board of Directors shall have the power to construe and apply the provisions of this Section 4.4(b) and accordingly make all determinations and take such actions necessary or desirable to implement such provisions. The Board of Directors shall have the right to demand that a holder of shares of Class B Common Stock supply the Corporation with complete information as to the shares and Units held by such holder.
4.5No Further Issuances of Class B Common Stock. Except as set forth in Section 4.4(a) and except for the issuance of shares of Class B Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction in accordance with the provisions of this Certificate, the Corporation shall not at any time after the date of the filing and effectiveness of this Certificate issue any additional shares of Class B Common Stock.
4.6Reservation of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock for the purpose of (i) effecting the exchange of Common Units (and corresponding cancellation of shares of Class B Common Stock) and (ii) issuing shares under the Corporation’s equity incentive plan.
4.7Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Corporation will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive this Article IV (or adopt any provision inconsistent therewith), without first obtaining the approval of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by the DGCL, this Certificate or the Corporation’s Bylaws, as the same may be amended or restated from time to time (the “Bylaws”).
4.8Reclassifications, Mergers and Other Transactions.
(a)Proportional Treatment. No subdivision, combination or reclassification (whether by stock split, reverse stock split, stock dividend or otherwise) or dividend declared in connection with a stockholder rights plan (each, a “Stock Adjustment”) shall be declared or made on a class of Common Stock without a corresponding Stock Adjustment being declared or made on all other classes of Common Stock in the same proportion and manner, such that the same proportionate economic and voting ownership between the holders of outstanding Class A Common Stock, nonvoting Class A Common Stock, and Class B Common Stock on the record date for such Stock Adjustment is preserved, unless (i) different treatment of the shares of each such class is approved by (A) the holders of a majority of the outstanding Class A Common Stock, (B) the holders of a majority of the outstanding nonvoting Class A Common Stock, and (C) the holders
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of a majority of the outstanding Class B Common Stock, each of (A), (B), and (C) voting as separate classes, or (ii) such Stock Adjustment is being declared or made in respect of the obligations set forth in Section 4.8(b)(i)-(ii). In the event of any such Stock Adjustment, the Corporation shall cause the TPG OG Partnerships to make corresponding changes to the Common Units to give effect to such Stock Adjustment.
(b)Maintenance.
(i)The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, subdivision, combination or recapitalization, with respect to the shares of Class A Common Stock and non-voting Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation (directly or indirectly, including through its subsidiaries) and the number of outstanding shares of Class A Common Stock and nonvoting Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (A) shares of Class A Common Stock issued pursuant to any equity incentive plan adopted by the Corporation from time to time, that have not vested thereunder, (B) treasury stock. The shares of Class A Common Stock referred to in clauses (A) and (B) of the foregoing sentence are referred to herein as the “Excluded Class A Common Stock.”
(ii)The Corporation shall not issue, transfer, dispose from its treasury, or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, disposition or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to such issuance, transfer, disposition or repurchase, the number of Common Units owned by the Corporation (directly or indirectly, including through its subsidiaries) will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock and nonvoting Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, the Excluded Class A Common Stock.
(iii)The Corporation shall not consolidate, merge, combine or consummate any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction, each share of Class B Common Stock and/or Common Unit shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted; provided, that the consideration for each share of Class B Common Stock and/or Common Unit shall be deemed the same kind and amount into which or for which each share of Class A Common Stock is exchanged or converted, so long as any differences in the kind and amount of stock or securities, cash and/or any other property are intended (as determined by the Board of Directors in good faith) to maintain the relative voting power of each share of Class A Common Stock relative to each share of Class B Common Stock; provided, further, that the foregoing provisions of this Section 4.8(b)(iii) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by (A) the holders of a majority of the outstanding shares of Class A Common Stock, and (B) the holders of a majority of the outstanding shares of Class B Common Stock, with each of (A) and (B) voting as separate classes.
4.9Conversion upon Transfer. Each share of nonvoting Class A Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock on a one-for-one basis upon any transfer by any holder of nonvoting Class A Common Stock to a third party as and when permitted by the terms of the Investor Rights Agreement. The conversion of a share of nonvoting Class A Common Stock into Class A Common Stock shall occur automatically without the need for any further action by the holder of such share and whether or not the certificate representing such share (if any) is surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue a certificate evidencing the share of Class A Common Stock issuable upon such conversion unless the certificate evidencing such share of nonvoting Class A Common Stock is either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. Upon the occurrence of such automatic conversion of a share of nonvoting Class A Common Stock, the holder of such share of nonvoting Class A Common Stock so converted shall surrender the certificate representing such share (if any) at the office of the Company or any transfer agent for the nonvoting Class A Common Stock. From and after the time of such automatic conversion, the certificate (if any) formerly representing shares of nonvoting Class A Common Stock shall be deemed to represent shares of Class A Common Stock.
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ARTICLE V
5.1Post-Sunset Governance.  From and after the Sunset, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and the provisions of Section 5.8 shall be of no force or effect. In addition to the powers and authority expressly conferred upon them by the DGCL or by this Certificate or the Bylaws, from and after the Sunset, the Board of Directors shall be empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
5.2Number of Directors.  Subject to any Preferred Designation and to the limitations and requirements set forth in LLCA, the total number of authorized directors constituting the whole Board of Directors shall be determined from time to time exclusively by the Board of Directors~~; provided that such number shall initially be equal to the number of directors named in Section 15.2~~.
5.3Elections of Directors. Directors shall be elected annually at the annual meeting of stockholders, which need not be by written ballot except to the extent provided in the Bylaws.
5.4Removal of Directors.  Subject to any Preferred Designation, and to the limitations and requirements set forth in the LLCA with respect to the parties thereto, any director may be removed at any time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, with or without cause.
5.5Term. Directors shall hold office until the election and qualification of their respective successors in office or until such director’s earlier death, resignation or removal. A director may resign at any time upon notice in writing or by electronic transmission to the Corporation.
5.6Director Elections by Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately by series, to elect one or more directors at an annual or special meeting of stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series of Preferred Stock to the extent permitted by law. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
5.7Vacancies and Newly Created Directorships. Subject to any Preferred Designation, and to the limitations and requirements set forth in the LLCA, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled only by the Board of Directors acting by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of directors and until their successors are duly elected and qualified, provided that, prior to the Sunset, such vacancies may also be filled by a majority of the voting power of the Corporation’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.
5.8Pre-Sunset Governance.
(a)Generally. Notwithstanding anything to the contrary in this Certificate, but subject to Article XIII, prior to the Sunset, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, an executive committee (the “Executive Committee”) and the Other Committees (as defined below) each with the power and authority conferred pursuant to or in the manner contemplated by, this Section 5.8. Except as
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otherwise provided in this Section 5.8, the provisions of the DGCL that apply to directors or a board of directors shall apply to the directors, the Board of Directors, the Executive Committee and the Other Committees.
(b)Executive Committee. Except as set forth in Section 5.8(c) and Section 5.8(d), the Executive Committee shall ~~exclusively~~ have all power and authority conferred or imposed upon a board of directors by the DGCL or upon the Board of Directors by this Certificate or the Bylaws. Except as otherwise provided in this Section 5.8, the provisions of this Certificate and the Bylaws that apply to directors and the Board of Directors shall apply to the Executive Committee and the directors who comprise the Executive Committee. The members of the Executive Committee shall be elected by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. The Executive Committee shall have the power to delegate any of its power and authority from time to time; provided that any such delegation, or any modification or repeal of any such delegation then in effect, shall require the approval of GP LLC as and when required in accordance with the LLCA.
(c)Board of Directors. Except as set forth in Section 5.8(d), the Board of Directors shall have all power and authority conferred or imposed upon a board of directors by the DGCL or upon the Board of Directors by this Certificate or the Bylaws. The Board of Directors shall ~~only~~ have exclusive power and authority with respect to: (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, (ii) adopting, amending or repealing any provision of the Bylaws in accordance with the LLCA, (iii) adopting the initial Committee Charters (as defined below) and the initial charter of the Executive Committee; (iv) fixing the total number of directors constituting, appointing the initial directors to, and filling vacancies in the Executive Committee in accordance with the LLCA, (v) fixing the total number of directors constituting, appointing directors to, removing directors from, and filling vacancies in the Executive Committee and the Other Committees in accordance with the LLCA, (vi) fixing the total number of directors constituting and filling vacancies in the Board of Directors in accordance with the LLCA and (vii) any decision to bring, commence or initiate any action, suit or proceeding by or on behalf of the Corporation against one or more of its current or former directors, officers or stockholders or involving any other claim arising under the internal affairs doctrine (including any decisions regarding any demand by one or more stockholders to bring or investigate any claims with respect thereto) (clauses (i)-(vii) the “Exclusive Board Matters”). The Board of Directors shall be empowered to exercise all such power and do all such acts and things as may be exercised or done by the Corporation with respect to the Exclusive Board Matters and such matters for which action by the Board of Directors is contemplated under any Committee Charter. The Board of Directors may, from time to time, delegate any of its power and authority to a committee thereof to the extent permitted by law. ~~The Board of Directors shall also have such power and authority to the extent delegated by the Executive Committee.~~
(d)Other Committees. A committee of the Board of Directors may have power and authority with respect to: (i) any action or matter required to be delegated to a committee of independent directors by any applicable rule, regulation, guideline or requirement of any securities exchange on which shares of the Corporation’s capital stock are listed for trading, and (ii) any action or matter delegated to such committee by the Board of Directors or the Executive Committee. The Audit Committee, the Compensation Committee and the Conflicts Committee (the “Other Committees”) shall have the power and authority set forth in the charters adopted by the Board of Directors in connection with the Initial Public Offering (each such charter, as amended from time to time in accordance with its terms and with the approval of GP LLC in accordance with the LLCA, a “Committee Charter”). The Other Committees shall have exclusive power and authority to the extent so provided in the Committee Charters (the “Exclusive Committee Matters”). Except as otherwise provided in this Section 5.8, the provisions of this Certificate and the Bylaws that apply to directors and the Board of Directors shall apply to the Other Committees and the directors who comprise the Other Committees. The Other Committees shall be empowered to exercise all such power and do all such acts and things as may be exercised or done by the Corporation with respect to the Exclusive Committee Matters and such other matters within their authority.
ARTICLE VI
6.1Advance Notice.  Advance notice of nominations for the election of directors or proposals of other business to be considered by stockholders, other than nominations and proposals submitted (i) by or at the direction of the Board of Directors or (ii) pursuant to the LLCA, must be submitted to the Corporation in the manner provided in the Bylaws. Without limiting the generality of the foregoing, the Bylaws may require that such advance notice include such information as the Board of Directors may deem appropriate or useful.
6.2No Stockholder Action by Consent. Subject to any Preferred Designation, from and after the Sunset, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders of the Corporation and may not be effected by any consent in lieu of a meeting by such stockholders.
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6.3Postponement, Conduct and Adjournment of Meetings.  To the fullest extent permitted by law, any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. The Board of Directors shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the Corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board of Directors to the chairperson of such meeting or other officer in either such rules and regulations or pursuant to the Bylaws.
6.4Special Meetings of Stockholders.  Subject to any Preferred Designation, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time, but only by or at the direction of the Board of Directors, the Executive Chairperson of the Board of Directors, the Non-Executive Chairperson of the Board of Directors or the Chief Executive Officer of the Corporation.
ARTICLE VII
7.1Limited Liability of Directors.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any alteration, amendment, addition to or repeal of this Section 7.1, adoption of any provision of this Certificate inconsistent with this Section 7.1, or (to the fullest extent permitted by the DGCL) any modification of law, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal, adoption or modification with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal, adoption or modification.
7.2Corporate Opportunities.  The Corporation has waived certain corporate opportunities as identified in the LLCA, such that GP LLC and the other persons specified therein shall not be liable to the Corporation, its affiliates or its stockholders for breach of any fiduciary duty as a stockholder or director of the Corporation from pursuit of such opportunities. Any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the foregoing.
ARTICLE VIII
8.1Location of Meetings and Books.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors (or its designee) or in the Bylaws of the Corporation.
ARTICLE IX
9.1Amendments to Bylaws.  Subject to any limitations and requirements set forth in the LLCA, in furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, add to or repeal any and all Bylaws by a resolution of the Board of Directors. In addition to any vote required by this Certificate or applicable law, the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, alter, amend, add to or repeal any or all Bylaws of the Corporation or to adopt any provision inconsistent therewith.
ARTICLE X
10.1Section 203 of the DGCL.  The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.
10.2Limitations on Business Combinations. The Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or
TPG | 2023 Proxy Statement | A2-8

12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:
(a)prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or
(b)upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(c)at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
10.3Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this Article X shall not apply if:
(a)a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or
(b)the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 10.3(b); (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 10.3(b).
10.4Definitions. For purposes of this Article X, references to:
(a)“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person
(b)“associate” when used to indicate a relationship with any person, means: (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (2) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
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(c)“business combination” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(i)any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 10.2 is not applicable to the surviving entity;
(ii)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(iii)any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of the securities exercisable for, exchangeable for or convertible into stock of the Corporation or any subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this Section 10.4(c)(iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(iv)any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(v)any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in Section 10.4(c)(i)-(iv)) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(d)“control,” including the terms “controlling,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 promulgated under the Exchange Act as such rule is in effect as of the date of this Certificate) have control of such entity.
(e)“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall in no case include or be deemed to include (1) the Principal Holders, the Principal Holder Director Transferees and the Principal Holder Indirect Transferees, or (2) any person whose ownership of share in excess of the fifteen percent (15%) limitation set forth herein is
TPG | 2023 Proxy Statement | A2-10

the result of any action taken solely by the Corporation; provided that such person specified in this clause (2) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include voting stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(f)“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(i)beneficially owns such stock, directly or indirectly; or
(ii)has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants, options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or
(iii)has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of Section 10.4(f)(ii)), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(g)“person” means any individual, corporation, partnership, unincorporated association or other entity.
(h)“Principal Holder Direct Transferee” means any person that acquires (other than in a registered public offering), directly from one or more of the Principal Holders, beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.
(i)“Principal Holders” means GP LLC, affiliates of GP LLC and their respective successors; provided, however, that the term “Principal Holders” shall not include the Corporation or any of the Corporation’s direct or indirect subsidiaries.
(j)“Principal Holder Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Principal Holder Direct Transferee or any other Principal Holder Indirect Transferee beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.
(k)“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(l)“voting stock” means stock of any class or series entitled to vote generally in the election of directors. Every reference to a percentage of voting stock in this Article X shall refer to such percentage of votes of such voting stock.
ARTICLE XI
11.1Exclusive Forum.
(a)Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: any (a) derivative action or proceeding brought on behalf of the Corporation; (b) action asserting a claim of breach of a fiduciary duty owed by or other wrongdoing by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (c) action asserting a claim
TPG | 2023 Proxy Statement | A2-11

arising under any provision of the DGCL or this Certificate or the Bylaws (as either may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (d) action asserting a claim governed by the internal affairs doctrine. This Section 11.1(a) shall not apply in any respect to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, or the rules and regulations promulgated thereunder or any other claim or cause of action for which the federal courts have exclusive jurisdiction.
(b)Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act or the rules and regulations promulgated thereunder. The Exchange Act provides for sole and exclusive jurisdiction by federal district courts of the United States of America for any actions asserted thereunder.
ARTICLE XII
12.1Amendment.  The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Certificate in any manner now or hereafter prescribed by the laws of the State of Delaware, and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.
ARTICLE XIII
13.1LLCA. Notwithstanding anything in this Certificate to the contrary (including the provisions of Article V), (i) the Corporation is not authorized to engage in any act or activity that would constitute a breach by the Corporation of the LLCA, including by any amendment to this Certificate, and (ii) the Corporation shall lack the power to engage in any such act or activity, unless (in the case of either of clauses (i) or (ii)) such act or activity is approved, or ratified after such act or activity occurs, by the parties to the LLCA. For the avoidance of doubt, a breach of the LLCA shall not occur if an act or activity would constitute a breach of a contractual right of one or more of the parties to the LLCA and such right has been waived (either by a limited waiver or otherwise) by such parties.
ARTICLE XIV
14.1Severability. If any provision (or any part thereof) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate including, without limitation, each portion of any section of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.
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TPG | 2023 Proxy Statement | A2-12

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on the date set forth below.

TPG Inc.

Bradford Berenson
General Counsel and Secretary

Date:
TPG | 2023 Proxy Statement | A2-13

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TPG2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V10831-P89365

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TPG INC.

The Board of Directors recommends you vote FOR:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. David Bonderman	☐	☐
1b. Gunther Bright	☐	☐
1c. Maya Chorengel	☐	☐
1d. Jonathan Coslet	☐	☐
1e. James Coulter	☐	☐
1f. Mary Cranston	☐	☐
1g. Kelvin Davis	☐	☐
1h. Deborah Messemer	☐	☐
1i. Ganendran Sarvananthan	☐	☐
1j. Todd Sisitsky	☐	☐
1k. David Trujillo	☐	☐
1l. Anilu Vazquez-Ubarri	☐	☐
1m. Jack Weingart	☐	☐
1n. Jon Winkelried	☐	☐

2. Election of Executive Committee Members

Nominees:	**For**	**Withhold**
2a. James Coulter	☐	☐
2b. Kelvin Davis	☐	☐
2c. Ganendran Sarvananthan	☐	☐
2d. Todd Sisitsky	☐	☐
2e. David Trujillo	☐	☐
2f. Anilu Vazquez-Ubarri	☐	☐
2g. Jack Weingart	☐	☐
2h. Jon Winkelried	☐	☐

The Board of Directors recommends you vote FOR:	**For**	**Against**	**Abstain**
3. Advisory Vote to Approve Executive Compensation (Say-on-Pay)	☐	☐	☐

The Board of Directors recommends you vote EVERY THREE YEARS:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation (Say-on-Frequency)	☐	☐	☐	☐

The Board of Directors recommends you vote FOR:	**For**	**Against**	**Abstain**
5. Ratification of Deloitte as our Independent Registered Public Accounting Firm	☐	☐	☐
6. Approve an Amendment and Restatement of Amended and Restated Certificate of Incorporation	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

V10832-P89365

TPG INC.
Annual Meeting of Stockholders
Thursday, June 8, 2023 12:00 p.m. EDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) James Coulter, Jon Winkelried, Jack Weingart, and Bradford Berenson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and/or Class B common stock of TPG INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 p.m. EDT, on Thursday, June 8, 2023, virtually at www.virtualshareholdermeeting.com/TPG2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side